UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DASEKE, INC.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required
☐	Fee paid previously with preliminary materials
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED JANUARY 22, 2024

Dear Stockholders:

You are cordially invited to attend a special meeting of holders of common stock, par value $0.0001 per share (“Common Stock”), of Daseke, Inc., a Delaware corporation (“Daseke,” the “Company” or “we”), which will be held virtually on [            ], [            ], 2024, at [            ], Central time (including any adjournments or postponements thereof, the “Special Meeting”). You will be able to attend the Special Meeting by visiting the virtual meeting website at https://www.cstproxy.com/daseke/2024 and entering the control number found on your proxy card. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“Parent”), and Diocletian MergerCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent.

If the Merger is completed, you will be entitled to receive $8.30 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own as of immediately prior to the effective time of the Merger, unless you seek and perfect your statutory appraisal rights under Delaware law.

After careful consideration, the members of Daseke’s board of directors (the “Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and the holders of Common Stock, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved to recommend that the holders of Common Stock vote in favor of the adoption of the Merger Agreement and the Transactions, including the Merger, and approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the Merger Agreement and the Transactions, including the Merger, and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the holders of Common Stock at a meeting thereof. Accordingly, the Board unanimously recommends that you vote (a) “FOR” the proposal to adopt the Merger Agreement, (b) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable to Daseke’s named executive officers in connection with the Merger and (c) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other Transactions. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read this proxy statement, the accompanying annexes and any documents incorporated by reference in this proxy statement carefully and in their entirety.

Your vote is important, regardless of the number of shares of Common Stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting, you may vote electronically at the Special Meeting even if you have previously returned your proxy card or have voted via the Internet or by telephone and your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.

If you are a beneficial owner of shares of Common Stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact Daseke’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers may call collect: (212) 269-5550
All others may call-toll free: (800) 676-7437
Email: DSKE@dfking.com

On behalf of the Board, I thank you for your ongoing support and appreciate your consideration of these matters.

Very truly yours,

Jonathan Shepko
Chief Executive Officer and Director

The accompanying proxy statement is dated [            ], 2024 and the form of proxy is first being mailed to holders of Common Stock on or about [            ], 2024.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED JANUARY 22, 2024

DASEKE, INC.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held at [            ], Central time, on [            ], [            ], 2024

____________________________________

To the stockholders of Daseke, Inc.:

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.0001 per share (“Common Stock” or “Daseke Common Stock”), of Daseke, Inc., a Delaware corporation (“Daseke,” the “Company,” “we,” “us” or “our”), will be held virtually on [            ], [            ], 2024, at [            ], Central time, for the following purposes:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“Parent” or “TFI”), and Diocletian MergerCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent (the “Merger Proposal”);

2.      To consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”); and

3.      To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only holders of shares of Common Stock as of the close of business on [            ], 2024, are entitled to notice of, and to vote at, the Special Meeting.

As with the 2023 Annual Meeting of Stockholders, Daseke will conduct the Special Meeting virtually to provide a convenient experience for all stockholders. We believe that hosting a virtual meeting, in which any stockholder can participate from any geographic location with Internet connectivity, enables participation by more of our stockholders while also lowering the cost of conducting the Special Meeting. To attend and participate in the Special Meeting, you will need to visit the virtual meeting website at https://www.cstproxy.com/daseke/2024 (the “Meeting Website”) and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Special Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting should contact Continental Stock Transfer & Trust Company at the above email address no later than [            ], 2024, to obtain this information. Only one stockholder per control number can access the Meeting Website. You may vote and submit questions while attending the Special Meeting by following the instructions available on the Meeting Website at the time of the Special Meeting. On the date of the Special Meeting, online access to the Special Meeting will open at [            ], Central time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Special Meeting at [            ], Central time. We encourage you to log-in 15 minutes prior to the start time of the Special Meeting. If you experience technical difficulties during the check-in process or during the Special Meeting, please call (917) 262-2373 for assistance. You will not be able to physically attend the Special Meeting. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

The board of directors of Daseke (the “Board” or the “Board of Directors”) unanimously recommends that stockholders vote (a) “FOR” the Merger Proposal, (b) “FOR” the Advisory Compensation Proposal and (c) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

Under Delaware law, Daseke stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder submits a written demand for appraisal prior to the vote on the Merger Agreement and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section titled “Appraisal Rights” in the accompanying proxy statement. A copy of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have voted via the Internet or by telephone and your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.

If you are a beneficial owner of shares of Common Stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote (a) “FOR” the Merger Proposal, (b) “FOR” the Advisory Compensation Proposal and (c) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

By order of the Board of Directors,

Soumit Roy
Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

Addison, Texas
[            ], 2024

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Special Meeting virtually, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares of Common Stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a Daseke stockholder of record, voting electronically at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable to Daseke’s named executive officers in connection with the Merger or the Adjournment Proposal.

You should carefully read and consider the entire proxy statement and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help submitting a proxy to have your shares of Common Stock voted, please contact Daseke’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers may call collect: (212) 269-5550
All others may call-toll free: (800) 676-7437
Email: DSKE@dfking.com

i

ii

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (all such transactions, the “Transactions”) that are important to you. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the “SEC”) by following the instructions under the “Where You Can Find Additional Information” section of this proxy statement.

Parties Involved in the Merger (page 28)

Daseke, Inc.

Daseke, a Delaware corporation, is a premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets through experienced people, a fleet of more than 4,900 tractors and 11,000 flatbed and specialized trailers, and has operations throughout the United States, Canada and Mexico. Daseke provides comprehensive transportation and logistics solutions, such as logistical planning and warehousing services, to thousands of customers, including numerous well respected industrial shippers.

Shares of Daseke Common Stock are listed on the NASDAQ Stock Market LLC (“Nasdaq”) under the symbol “DSKE.” Our Internet address is https://www.daseke.com. Information on Daseke’s website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about Daseke is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”

TFI International Inc.

Parent, a corporation incorporated pursuant to the Canada Business Corporations Act, is a North American leader in the transportation and logistics industry, operating across the United States and Canada through its operating companies. Parent’s operations serve the following segments: Package and Courier, Less-Than-Truckload, Truckload, and Logistics.

Parent’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “TFII.” Parent’s Internet address is tfiintl.com/en. Information on Parent’s website is not incorporated by reference into or otherwise part of this proxy statement.

Diocletian MergerCo, Inc.

Acquisition Sub, a Delaware corporation and an indirect, wholly owned subsidiary of Parent, was formed on December 19, 2023, solely for the purpose of engaging in the Transactions, and has not engaged in any business activities other than in connection with the Transactions. Upon completion of the Merger, Acquisition Sub will merge with and into the Company, with the Company surviving, and Acquisition Sub will cease to exist.

The Merger; the Merger Consideration (page 42)

The Company, Parent and Acquisition Sub entered into the Merger Agreement on December 22, 2023. A copy of the Merger Agreement is included as Annex A to this proxy statement. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, at the effective time of the Merger (the “Effective Time”), Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and an indirect, wholly owned subsidiary of Parent (the “Surviving Corporation”).

If the Merger is completed, the shares of Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will no longer be publicly traded.

If the Merger is completed, you will no longer own any shares of the capital stock of Daseke and you will not own any shares of the Surviving Corporation or Parent. As a result of the Merger, except as otherwise provided in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $8.30 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Pursuant to the Merger Agreement and prior to the Effective Time, the Company has agreed to use its commercially reasonable efforts to obtain, or cause to be obtained, the consent of the holders of the 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share, of the Company (the “Convertible Preferred Stock”) to elect to be converted into shares of Common Stock upon the occurrence of the Effective Time (and, otherwise, pursuant to the terms of the Certificate of Designations, Preferences, Rights and Limitations of the Convertible Preferred Stock (the “Convertible Certificate of Designation”)) such that the resulting Common Stock is converted into the right to receive the Merger Consideration.

In addition, pursuant to the Merger Agreement, the Company has agreed to use commercially reasonable efforts to facilitate the redemption of any outstanding Series B-1 Perpetual Redeemable Preferred Stock, par value $0.0001 per share, of the Company (“Series B-1 Preferred Stock”) and any Series B-2 Perpetual Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series B-2 Preferred Stock” and, together with the Series B-1 Preferred Stock, the “Nonconvertible Preferred Stock”) on or prior to the date on which the Merger closes.

Treatment of Equity-Based Awards (page 67)

Each Company Option (as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”) that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (meaning that any Company Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled without any cash payment being made in respect thereof).

Each outstanding Company RSU or Company PSU (each as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”) that is vested or will become vested at the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company RSU or Company PSU and (ii) the Merger Consideration. Except as otherwise agreed by the holder of the Company RSU and Parent, each unvested outstanding Company RSU will be converted into a Parent RSU (as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”), based on the exchange ratio specified in the Merger Agreement (the “Exchange Ratio”), with the same terms applicable to such Company RSU immediately prior to the Effective Time. Except as otherwise agreed by the holder of the Company PSU and Parent, each unvested outstanding Company PSU will be converted into a Parent RSU, based on the Exchange Ratio and assuming target performance, with the same terms applicable to the Company RSUs immediately prior to the Effective Time (except that it will cliff vest on the date that would have been the end of the performance period under the terms applicable to such Company PSU immediately prior to the Effective Time).

Material U.S. Federal Income Tax Considerations (page 61)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Consequences”) in exchange for such U.S. Holder’s shares of Common Stock pursuant to the Merger will generally result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered in the Merger.

If you are a Non-U.S. Holder (as defined in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Consequences”), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Consequences.”

Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (page 87)

Pursuant to Section 262 of the DGCL, Daseke stockholders who continuously hold shares of Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares and do not withdraw their demands, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Common Stock in connection with the Merger under Section 262 of the DGCL. The “fair value” of shares of Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as or less than the Merger Consideration that stockholders would otherwise be entitled to receive under the terms of the Merger Agreement if they did not seek appraisal of their shares of Common Stock.

The right to seek appraisal will be lost if a Daseke stockholder votes “FOR” the Merger Proposal. However, abstaining or voting against adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, Daseke stockholders who wish to exercise the right to seek an appraisal of their shares must so advise the Company by submitting a written demand for appraisal (or by electronic transmission directed to an information processing system, if any, expressly designated for that purpose in the notice of appraisal) to the Company prior to the taking of the vote on the approval of the Merger Agreement at the Special Meeting, must continuously own shares of Common Stock from the date of making the demand through the Effective Time and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a bank, broker or other nominee, may perfect appraisal rights if such beneficial owner, in addition to continuously owning such shares through the Effective Time and otherwise satisfying the requirements Section 262 of the DGCL, (i) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (ii) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provides an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Common Stock or (b) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. In view of the complexity of Section 262 of the DGCL, Daseke stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.

Conditions to the Closing of the Merger (page 80)

Completion of the Merger is subject to customary closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock (the “Daseke Stockholder Approval”), (ii) the expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of waiting periods applicable to the Merger, or the receipt of clearance of the Merger, under the antitrust, foreign investment and transportation laws of certain other jurisdictions, (iii) the absence of any law or order issued by a governmental authority of a competent jurisdiction prohibiting the Merger, (iv) the continued accuracy of the parties’ representations and warranties contained in the Merger Agreement subject to certain specified materiality standards, (v) compliance with covenants contained in the Merger Agreement in all material respects and (vi) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement. Completion of the Merger is not subject to a financing condition.

The Special Meeting (page 19)

Date, Time and Place

The Special Meeting will be held on [            ], [            ], 2024, at [            ], Central time. Daseke will hold the Special Meeting virtually via the Internet at the Meeting Website, https://www.cstproxy.com/daseke/2024. You will not be able to attend the Special Meeting physically in person. We continue to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders.

Purpose of the Special Meeting

At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote on (i) a proposal to adopt the Merger Agreement, (ii) approve, by a non-binding, advisory vote, compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger and (iii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date and Stockholders Entitled to Vote

Only holders of Common Stock of record as of the close of business on [            ], 2024, the record date for the Special Meeting (the “Record Date”), are entitled to receive notice of and to vote the shares of Common Stock they held on the Record Date at the Special Meeting. As of the close of business on the Record Date, [            ] shares of Common Stock were issued and outstanding and entitled to be voted at the Special Meeting. On each of the proposals presented at the Special Meeting, each holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date.

Quorum

The presence, in person or by proxy, at the Special Meeting of at least a majority of all outstanding shares of Common Stock entitled to vote at the Special Meeting, or [            ] shares of Common Stock, is necessary to constitute a quorum for the transaction of business. If a quorum shall fail to attend the Special Meeting, the Special Meeting may be adjourned to another time and/or place by the chairman of the meeting or by a majority of votes cast by the holders of Common Stock present, in person or represented by proxy, at the Special Meeting in favor of the Adjournment Proposal. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

Vote Required

Approval of the Merger Proposal requires the affirmative vote (in person (virtually) or by proxy) of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote thereon as of the close of business on the Record Date at the Special Meeting. Accordingly, shares of Common Stock deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Under the Merger Agreement, approval of the Merger Proposal by the holders of Common Stock is a condition to the consummation of the Merger.

Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be payable to Daseke’s named executive officers in connection with the Merger and approval of the proposal to adjourn the Special Meeting, if a quorum is present, require the vote of the holders of a majority in voting power of Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

Under the Convertible Certificate of Designation and the Certificate of Designations, Preferences, Rights and Limitations of the Nonconvertible Preferred Stock (together with the Convertible Certificate of Designation, the “Certificates of Designation”), the holders of the Convertible Preferred Stock and the Nonconvertible Preferred

Stock have no voting power whatsoever, except as otherwise provided by the DGCL. As a result, the holders of Convertible Preferred Stock and the Nonconvertible Preferred Stock do not have the right to vote their shares on any of the proposals described in this proxy statement.

Share Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Common Stock, representing approximately [            ]% of the shares of Common Stock outstanding as of the Record Date. We currently expect that our directors and executive officers will vote all of their respective shares of Common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger; Recommendation of the Daseke Board (page 41)

After careful consideration, including of the various factors described in the “The Merger — Reasons for the Merger; Recommendation of the Daseke Board” section of this proxy statement, the Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the holders of Common Stock, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved to recommend that the holders of Common Stock vote in favor of the adoption of the Merger Agreement and the Transactions, including the Merger, and approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the Merger Agreement and the Transactions, including the Merger, and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the holders of Common Stock at a meeting thereof.

The Board of Directors unanimously recommends that you vote (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the Advisory Compensation Proposal (on a non-binding, advisory basis), and (iii) “FOR” the Adjournment Proposal.

Opinion of J.P. Morgan Securities LLC, Financial Advisor to Daseke (page 45)

Pursuant to an engagement letter dated September 20, 2023, Daseke retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.

At the meeting of the Board of Directors on December 21, 2023, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of Daseke Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 21, 2023 oral opinion by delivering its written opinion to the Board of Directors, dated December 22, 2023, that, as of such date, the Merger Consideration to be paid to the holders of Daseke Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated December 22, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Daseke stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Daseke or as to the underlying decision by Daseke to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Daseke as to how such stockholder should vote with respect to the proposed Merger or any other matter.

Interests of the Company’s Directors and Executive Officers in the Merger (page 53)

The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests in reaching the determination to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other Transactions to be advisable and in the best interests of the Company and its stockholders, and in recommending that stockholders vote for the adoption of the Merger Agreement. These interests include:

•        the Company’s executive officers hold equity-based awards that will be afforded the treatment described in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”;

•        the executive officers of the Company are entitled to certain severance payments and benefits under the Merger Agreement, and have been paid Retention Bonuses, the Hoppe Retention Award (for Mr. Hoppe only), and Additional 2023 Annual Bonus Amounts (as such terms are defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”); and

•        the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement. See the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”

Restrictions on Solicitations of Other Offers (page 73)

Pursuant to the Merger Agreement, Daseke will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its other representatives to, after the date of the Merger Agreement immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal (as defined below in the section of this proxy statement titled “The Merger Agreement — Restrictions on Solicitations of Other Offers”) or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal.

Until the Effective Time, except as otherwise expressly provided in the Merger Agreement, Daseke will not, and will cause its subsidiaries and each of its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its other representatives not to:

•        initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•        participate or engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal;

•        grant access to the properties, books, records or personnel of Daseke or its subsidiaries to any person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•        grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement; or

•        approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal.

In addition, until the Effective Time, except as otherwise expressly provided in the Merger Agreement, Daseke will:

•        as promptly as reasonably practicable, and in any event within two business days of receipt by Daseke or any of its representatives of any Competing Proposal or any inquiry, proposal offer or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the third party making such Competing Proposal or inquiry, proposal, offer or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request; and

•        keep Parent reasonably informed of the status and any material amendment or modification of any such Competing Proposal, inquiry, proposal, offer or request on a prompt basis, and the status of any discussions or negotiations, and in any event within two business days following Daseke’s receipt in writing of such an amendment or modification and the general status of any discussions or negotiations with such Person or its Representatives, and provide copies of all draft documentation received from such third party relating to such Competing Proposal.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the stockholder approval of the Merger Proposal at the Special Meeting, in the event that Daseke receives a bona fide, unsolicited Competing Proposal from any person which did not result from a material breach of the relevant terms of the Merger Agreement, (i) Daseke and its representatives may contact such person to clarify the terms and conditions thereof and (ii) Daseke, the Board and their representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person making such Competing Proposal and its representatives or potential sources of financing if the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal (as defined below in the section of this proxy statement titled “The Merger Agreement — Restrictions on Solicitations of Other Offers”) or would reasonably be expected to result in a Superior Proposal; provided that (a) prior to furnishing any material nonpublic information concerning Daseke or its subsidiaries, Daseke receives from such person, to the extent such person is not already subject to a confidentiality agreement with Daseke, an executed confidentiality agreement with such person containing confidentiality terms that are not materially less favorable in the aggregate to Daseke than those contained in the confidentiality agreement with Parent and (b) any such material nonpublic information so furnished in writing will be promptly made available to Parent to the extent it was not previously made available to Parent or its representatives.

Termination of the Merger Agreement; Termination Fees (page 83)

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (i) the Merger has not been consummated on or before 5:00 p.m. (Dallas time) on September 21, 2024 (provided that such date will be automatically extended to December 20, 2024 if the expiration or termination of the waiting period applicable to the Merger under the HSR Act, or the expiration or termination of waiting periods applicable to the Merger, or the receipt of clearance of the Merger, under the antitrust, foreign investment and transportation laws of certain other jurisdictions has not occurred), (ii) a governmental authority of a competent jurisdiction has issued a final and non-appealable law or order prohibiting the Merger, (iii) the Merger Proposal is not approved at the Special Meeting (including in adjournments or postponements thereof) or (iv) the other party materially breaches, and does not cure, any representation or covenant that would cause the related condition to the other party’s obligation to consummate the Merger not to be satisfied, in each case subject to certain limitations set forth in the Merger Agreement. The parties may also terminate the Merger Agreement by mutual written consent.

The Company may also terminate the Merger Agreement if, prior to receipt of the Daseke Stockholder Approval, the Board, to the extent permitted by and in accordance with the Merger Agreement, has authorized the Company to enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement) with respect to a Superior Proposal and, substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and pays a termination fee of $12.45 million to Parent.

In addition, Parent may terminate the Merger Agreement, and receive a termination fee from the Company of $12.45 million, if the Board has made an Adverse Recommendation Change (as defined below in the section of this proxy statement titled “The Merger Agreement — Adverse Recommendation Change”), which termination right expires once the Requisite Stockholder Approval has been obtained.

Further, the Company would be obligated to pay a termination fee of $12.45 million to Parent if (i) a third party makes a Competing Proposal (as defined in Section 8.3(a) of the Merger Agreement) to the Company or its stockholders after December 22, 2023, (ii) the Merger Agreement is subsequently terminated by either the Company or Parent because the Daseke Stockholder Approval is not obtained, (iii) at the time of the Special Meeting, a Competing Proposal has been publicly announced and has not been withdrawn and (iv) within 12 months of such termination of the Merger Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated.

Effects on the Company if the Merger is Not Completed (page 29)

If the Merger Proposal is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Daseke Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, the Common Stock will continue to be listed and traded on Nasdaq, the Common Stock will continue to be registered under the Exchange Act, the Company will continue to file reports with the SEC, and the Company’s stockholders will continue to own their shares of Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Common Stock.

Under certain specified circumstances, the Company is required to pay Parent a termination fee of $12.45 million upon the termination of the Merger Agreement, as described in the section titled “The Merger Agreement — Termination Fees” in this proxy statement.

Additional Information (page 95)

You can find more information about Daseke in the periodic reports and other information we file with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information we file electronically at www.sec.gov. See the section of this proxy statement titled “Where You Can Find Additional Information.”

If you have any questions concerning the Merger Agreement, the Merger or the other Transactions, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement, or need help submitting a proxy to have your shares of Common Stock voted, please contact Daseke’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers may call collect: (212) 269-5550
All others may call-toll free: (800) 676-7437
Email: DSKE@dfking.com

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a holder of Common Stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Why am I receiving this proxy statement?

On December 22, 2023, the Company entered into the Merger Agreement with Parent and Acquisition Sub. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Acquisition Sub will merge with and into the Company with the Company continuing as the Surviving Corporation and an indirect, wholly owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of (i) the proposal to adopt the Merger Agreement, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal.

As a holder of Common Stock, what will I receive in the Merger?

Each share of Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Common Stock that are held by the Company or any of its subsidiaries, including as treasury stock, or by Parent, Acquisition Sub or any of their wholly owned subsidiaries thereof, or any shares of Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law) will be automatically converted into the right to receive the Merger Consideration and will be cancelled and cease to exist.

The exchange of shares of Common Stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. See the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations” for a more detailed description of the U.S. federal income tax consequences of the Merger. You are urged to consult your tax advisor for a full understanding of how the Merger will affect you for federal, state, local and/or non-U.S. tax purposes.

How does the Merger Consideration compare to the recent trading price of the Common Stock?

The Merger Consideration of $8.30 per share represents a premium of approximately 69% over the Common Stock’s closing share price on December 21, 2023, the last full trading day prior to the transaction announcement. On January 19, 2024, the most recent practicable date before the filing of this proxy statement, the closing price of the Common Stock was $8.11 per share.

How does the Merger affect the Company’s preferred stock?

Pursuant to the Merger Agreement and prior to the Effective Time, the Company has agreed to use its commercially reasonable efforts to obtain, or cause to be obtained, the consent of the holders of the Convertible Preferred Stock to elect to be converted into shares of Common Stock upon the occurrence of the Effective Time (and, otherwise, pursuant to the terms of the Convertible Certificate of Designation) such that the resulting Common Stock is converted into the right to receive the Merger Consideration.

In addition, pursuant to the Merger Agreement, the Company has agreed to use commercially reasonable efforts to facilitate the redemption of any outstanding Nonconvertible Preferred Stock on or prior to the date on which the Merger closes.

What will happen to outstanding Company equity awards in the Merger?

Each Company Option (as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”) that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (meaning that any Company Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled without any cash payment being made in respect thereof).

Each outstanding Company RSU or Company PSU (each as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”) that is vested or will become vested at the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company RSU or Company PSU and (ii) the Merger Consideration. Except as otherwise agreed by the holder of the Company RSU and Parent, each unvested outstanding Company RSU will be converted into a Parent RSU (as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”), based on the Exchange Ratio, with the same terms applicable to such Company RSU immediately prior to the Effective Time. Except as otherwise agreed by the holder of the Company PSU and Parent, each unvested outstanding Company PSU will be converted into a Parent RSU, based on the Exchange Ratio and assuming target performance, with the same terms applicable to the Company RSUs immediately prior to the Effective Time (except that it will cliff vest on the date that would have been the end of the performance period under the terms applicable to such Company PSU immediately prior to the Effective Time).

When and where is the Special Meeting?

The Special Meeting will be held virtually on [            ], [            ], 2024, at [            ], Central time. Stockholders will be able to attend the Special Meeting by visiting https://www.cstproxy.com/daseke/2024 and entering the control number found on your proxy card. We believe that hosting a virtual meeting, in which any stockholder can participate from any geographic location with Internet connectivity, enables participation by more of our stockholders while also lowering the cost of conducting the Special Meeting. We have worked to offer the same rights and opportunities to participate as would be provided at an in-person meeting, while providing an online experience available to all stockholders regardless of their location.

Instructions on how to attend and participate in the Special Meeting virtually are posted at https://www.cstproxy.com/daseke/2024. You should ensure that you have a strong Internet connection and allow plenty of time to log-in and ensure that you can hear streaming audio prior to the start of the Special Meeting. If you experience technical difficulties during the check-in process or during the Special Meeting, please call (917) 262-2373 for assistance.

Who is entitled to vote at the Special Meeting?

Only holders of record of Common Stock as of the close of business on [            ], 2024, the Record Date, are entitled to vote the shares of Common Stock they held as of the Record Date at the Special Meeting. As of the close of business on the Record Date, there were [            ] shares of Common Stock issued and outstanding and entitled to vote. On each of the proposals presented at the Special Meeting, each holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date.

May I attend the Special Meeting and vote at the Special Meeting?

Yes. If you are a Daseke stockholder of record, you may attend the Special Meeting virtually via the Internet at the Meeting Website on [            ], 2024, and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a Daseke stockholder of record, you will need your assigned control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card.

Even if you plan to attend the Special Meeting, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

What proposals will be considered at the Special Meeting?

At the Special Meeting, holders of Common Stock will be asked to consider and vote on the following proposals:

•        a proposal to adopt the Merger Agreement;

•        a proposal to approve, by non-binding, advisory vote, compensation that will or may be payable to Daseke’s named executive officers in connection with the Merger; and

•        a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Pursuant to Daseke’s bylaws, the only business that will be transacted at the Special Meeting are the above proposals, as stated in the accompanying notice of the Special Meeting.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Daseke’s named executive officers in connection with the Merger?

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.

I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum for purposes of the Special Meeting?

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.

What vote of Daseke stockholders is required to approve the Merger Proposal?

Approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.

What vote of Daseke stockholders is required to approve, on a non-binding advisory basis, the Advisory Compensation Proposal?

Approval of the Advisory Compensation Proposal, on a non-binding advisory basis, requires the affirmative vote of the majority of the votes cast by the stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

What vote of Daseke stockholders is required to approve the Adjournment Proposal?

Approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

What is a “broker non-vote”?

If a beneficial owner of shares of Common Stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds the owner’s shares with specific voting instructions, then, under applicable rules, the organization that holds the owner’s shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of relevant shares. Daseke does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of Common Stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of either of the Advisory Compensation Proposal and the Adjournment Proposal.

How does the Board recommend that I vote?

The Board recommends a vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For a discussion of the factors that the Board considered in determining to recommend that Daseke stockholders adopt the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Board.” In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. See the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

What happens if I sell my shares of Common Stock before the Special Meeting?

The Record Date for the Special Meeting is earlier than the date of the Special Meeting. If you sell or transfer your shares of Common Stock after the Record Date, but before the Special Meeting, you will retain your right to vote such shares at the Special Meeting. However, the right to receive the Merger Consideration will pass to the person to whom you transferred your shares of Common Stock. In order to receive the Merger Consideration in connection with the Merger, you must hold your shares of Common Stock through the Effective Time.

What is a proxy?

A proxy is your legal designation of another person to vote your shares of Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Common Stock is called a “proxy card.”

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

How do I cast my vote if I am a stockholder of record?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by the Company.

If you are a stockholder of record as of the Record Date, you may vote by submitting your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may also vote your shares by ballot via the Internet during the Special Meeting. Even if you plan to attend the Special Meeting, you are encouraged to submit your vote by proxy as early as possible to ensure that your shares will be represented. For more detailed instructions on how to vote using one of these methods, see the section of this proxy statement titled “The Special Meeting — Voting Procedures.”

If you are a holder of record of shares of Common Stock and you submit a proxy card but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the Merger Proposal, the Advisory Compensation Proposal and, if necessary or appropriate, the Adjournment Proposal.

How do I cast my vote if my shares of Common Stock are held in “street name” by my bank, broker or other nominee?

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.

If you are a beneficial owner of shares of Common Stock held in “street name,” you must follow the instructions from your bank, broker or other nominee in order to vote such shares. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of either the Advisory Compensation Proposal or the Adjournment Proposal.

What will happen if I abstain from voting or fail to vote on any of the proposals?

If you abstain from voting, fail to cast your vote via the Internet during the Special Meeting or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Assuming a quorum is present at the Special Meeting, abstentions, failures to vote and failures to give voting instructions to your broker will have no effect on the outcome of either the Advisory Compensation Proposal or the Adjournment Proposal.

Can I change my vote after I have delivered my proxy or my voting instructions?

You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by submitting a later vote electronically or via telephone (if those options are available to you), or, if you are a stockholder of record, by attending the Special Meeting and voting at the Special Meeting. Attending the Special Meeting will not automatically revoke your proxy unless you vote again during the Special Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Chief Legal Officer at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, a written notice of revocation prior to the Special Meeting.

Please note, however, that if your shares are held of record by a broker, bank, broker-dealer, custodian or other similar organization, you must instruct your broker, bank, broker-dealer, custodian or other similar organization that you wish to change your vote by following the procedures on the voting instruction form provided to you by such representative.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a holder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card. Please submit your proxy and/or voting instructions for each set of materials that you receive to ensure that all your shares of Common Stock are voted.

Who will count the votes?

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting.

Who will solicit votes for and bear the cost and expense of this proxy solicitation?

The cost of this proxy solicitation will be borne by Daseke. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. Daseke has retained D.F. King & Co., Inc. (“D.F. King”) as its proxy solicitor. D.F. King will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with D.F. King, D.F. King will receive an estimated fee not to exceed $20,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, D.F. King and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Where can I find the voting results of the Special Meeting?

If available, we may announce preliminary voting results at the conclusion of the Special Meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Daseke files with the SEC are publicly available when filed. For more information, see the section of this proxy statement titled “Where You Can Find Additional Information.”

Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash in connection with the Merger?

The exchange of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”) who exchanges shares of Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations.”

Am I entitled to rights of appraisal under the DGCL?

If the Merger is completed, holders of Common Stock who continuously hold shares through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares and do not withdraw their demands, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Common Stock in connection with the

Merger under Section 262 of the DGCL. This means that holders of shares of Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders of Common Stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. See the section of this proxy statement titled “Appraisal Rights.”

When is the Merger expected to be completed?

We are working toward completing the Merger as promptly as possible, and the parties to the Merger Agreement are targeting completing the Merger during the second first quarter of 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, some of which are outside of our control.

What effect will the Merger have on Daseke?

If the Merger is consummated, Acquisition Sub will be merged with and into Daseke, the separate corporate existence of Acquisition Sub will thereupon cease, and Daseke will continue to exist following the Merger as an indirect, wholly owned subsidiary of Parent. Following completion of the Merger, shares of Common Stock will be delisted from Nasdaq, and the registration of shares of Common Stock under the Exchange Act will be terminated.

What happens if the Merger is not completed?

If the Merger Proposal is not approved by our stockholders, or if the Merger is not completed for any other reason, the holders of Common Stock will not receive any payment for their shares in connection with the Merger. Instead, Daseke would remain an independent public company and stockholders would continue to own their shares of Common Stock. The Common Stock would continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under certain circumstances, if the Merger is not completed, Daseke may be obligated to pay to Parent a termination fee. For more information, see the section of this proxy statement titled “The Merger Agreement — Termination Fees.”

What is householding and how does it affect me?

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. If your shares are held in “street name,” you will receive your voting instruction form from your bank, broker or other nominee and you will return your voting instruction form to your bank, broker or other nominee. You should vote on and sign each proxy card or voting instruction form you receive as discussed above. To request that only one copy of any of these materials be mailed to your household, please contact your bank, broker or other nominee.

Should Daseke’s stockholders send in their stock certificates now?

No. Please do not send in your stock certificates with your proxy. After the Merger Agreement has been adopted and approved and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Daseke’s stockholders who hold physical stock certificates, and the stock certificates should be sent at that time in accordance with such instructions.

Who can help answer my questions?

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Daseke’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers may call collect: (212) 269-5550
All others may call-toll free: (800) 676-7437
Email: DSKE@dfking.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and any documents to which Daseke refers to in this proxy statement, may contain “forward-looking statements,” which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target,” and “forecast,” the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the Merger and the anticipated benefits thereof. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including, but not limited to:

•        the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of Common Stock;

•        the failure to satisfy any of the conditions to the consummation of the Merger, including the receipt of certain regulatory approvals (or the imposition of any conditions, limitations or restrictions on such approvals);

•        the failure to obtain stockholder approval of the Merger;

•        the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee of $12.45 million;

•        the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally;

•        risks that the Merger disrupts the Company’s current plans and operations;

•        the Company’s ability to retain and hire key personnel, and maintain relationships with key business partners, customers and others with whom it does business, in light of the Merger;

•        potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

•        risks related to diverting management’s attention from the Company’s ongoing business operations;

•        unexpected costs, charges or expenses resulting from the Merger;

•        potential litigation relating to the Merger that could be instituted against the Company, Parent or their respective directors or officers, including the effects of any outcomes related thereto;

•        continued availability of capital and financing and rating agency actions;

•        the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•        certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;

•        unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, war or hostilities or another world health event or pandemic, as well as management’s response to any of the aforementioned factors; and

•        the impact of adverse general and industry-specific economic and market conditions.

Other factors that may cause actual results to differ materially include those set forth in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. See the section of this proxy statement titled “Where You Can Find Additional Information.” These forward-looking statements reflect Daseke’s expectations as of the date of this proxy statement. Daseke undertakes no obligation to update the information provided herein, except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Further, while the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Additional risks or uncertainties that are not currently known to Daseke, that it currently deems to be immaterial, or that could apply to any company could also materially adversely affect Daseke’s business, financial condition or future results. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or Daseke’s consolidated financial condition, results of operations or liquidity.

THE SPECIAL MEETING

We are furnishing this proxy statement to the holders of Common Stock as part of the solicitation of proxies on behalf of the Board for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [            ], 2024, at [            ], Central time. Daseke will hold the Special Meeting virtually via the Internet at the Meeting Website, https://www.cstproxy.com/daseke/2024. You will not be able to attend the Special Meeting physically in person. We continue to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders.

Purpose of the Special Meeting

At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote on the following proposals:

•        a proposal to adopt the Merger Agreement, which is attached as Annex A to this proxy statement;

•        approve, by a non-binding, advisory vote, compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger; and

•        a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Recommendation of the Board

After careful consideration, the Board unanimously: (i) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, and it is in the best interests of, the Company and the holders of Common Stock, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved to recommend that the holders of the Common Stock vote in favor of the adoption of the Merger Agreement and the Transactions, including the Merger, and approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the Merger Agreement and the Transactions, including the Merger, and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the holders of Common Stock at a meeting thereof. Accordingly, the Board recommends that stockholders vote (a) “FOR” the proposal to adopt the Merger Agreement, (b) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable to Daseke’s named executive officers in connection with the Merger and (c) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors that the Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Board.”

Record Date and Stockholders Entitled to Vote

Only holders of Common Stock of record as of the close of business on [            ], 2024, the Record Date for the Special Meeting, are entitled to receive notice of and to vote the shares of Common Stock they held on the Record Date at the Special Meeting. As of the close of business on the Record Date, [            ] shares of Common Stock were issued and outstanding and entitled to be voted at the Special Meeting. On each of the proposals presented at the Special Meeting, each holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. The adoption of the Merger Agreement by the holders of Common Stock requires the affirmative vote (in person or by proxy) of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote thereon as of the close of business on the Record Date, voting together as a single class, at the Special Meeting.

A list of stockholders entitled to vote at the Special Meeting will be available for examination during ordinary business hours by any stockholder for any purpose germane to the Special Meeting beginning 10 days prior to the Special Meeting and ending on the date of the Special Meeting at our principal executive offices located at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001.

Quorum

The presence, in person or by proxy, at the Special Meeting of at least a majority of all outstanding shares of Common Stock entitled to vote at the Special Meeting, or [            ] shares of Common Stock, is necessary to constitute a quorum for the transaction of business. If a quorum shall fail to attend the Special Meeting, the Special Meeting may be adjourned to another time and/or place by the chairman of the meeting or by a majority of votes cast by the holders of Common Stock present, in person or represented by proxy, at the Special Meeting in favor of the Adjournment Proposal. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a beneficial owner of shares of Common Stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds his, her or its shares with specific voting instructions, then, under applicable rules, the organization that holds such shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of the relevant shares. Daseke does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting are considered non-discretionary. As a result, no bank, broker or other nominee will be permitted to vote your shares of Common Stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Common Stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Further, broker non-votes will not be counted for purposes of establishing a quorum.

If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date, time and/or place pursuant to the Company’s bylaws.

Vote Required

Approval of the Merger Proposal

The approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote thereon as of the close of business on the Record Date at the Special Meeting. Accordingly, shares of Common Stock deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.

Under the Certificates of Designation, the holders of the Convertible Preferred Stock and the Nonconvertible Preferred Stock have no voting power whatsoever, except as otherwise provided by the DGCL. As a result, the holders of Convertible Preferred Stock and the Nonconvertible Preferred Stock do not have the right to vote their shares on any of the proposals described in this proxy statement.

Under the Merger Agreement, stockholder approval of the Merger Proposal is a condition to the consummation of the Merger.

Approval of the Advisory Compensation Proposal

The approval of the Advisory Compensation Proposal regarding Merger-related executive compensation arrangements, as disclosed in the section titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” in this proxy statement requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided that a quorum is present. You may vote “FOR” or “AGAINST” this proposal, or you may abstain from voting on this proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal. Although this advisory vote to approve the Company’s Merger-related executive compensation is non-binding, the Board and the Board’s compensation committee (the “Compensation Committee”) will carefully assess the voting results.

Approval of the Adjournment Proposal

The approval of the Adjournment Proposal shall be determined by the majority of votes cast by the holders of Common Stock present, in person or represented by proxy, at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement and the approval of the Advisory Compensation Proposal. The Company does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

Tabulation of Votes; Results

The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the Special Meeting.

Voting Procedures

Whether or not you plan to attend the Special Meeting and regardless of the number of shares of Common Stock you own, your careful consideration of, and vote on, the Merger Proposal is important and we encourage you to vote promptly.

To ensure that your shares of Common Stock are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting virtually, using one of the following three methods:

•        Vote via the Internet.    Follow the instructions for Internet voting shown on the proxy card mailed to you.

•        Vote by Telephone.    Follow the instructions for telephone voting shown on the proxy card mailed to you.

•        Vote by Proxy Card.    Complete, sign, date and return the enclosed proxy card by mail in the prepaid reply envelope.

The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares of Common Stock for the matters to be brought before the Special Meeting as described in this proxy statement and confirm that your proxy has been properly recorded.

Votes submitted by telephone or via the Internet for the matters to be brought before the Special Meeting as described in this proxy statement must be received by 11:59 p.m., Eastern time, [            ], 2024.

If you submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of Common Stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the Special Meeting, the persons named as proxies will vote your shares in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

If you are a beneficial owner of shares of Common Stock held in “street name” by a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote your shares.

Revocation of Proxies

If you are a stockholder with shares of Common Stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by:

•        filing with our Chief Legal Officer a written notice of revocation bearing a later date than the proxy;

•        properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities described above under “— Voting Procedures”;

•        duly completing a later-dated proxy relating to the same shares and delivering it to our Chief Legal Officer; or

•        attending the Special Meeting online and voting electronically during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at Daseke, Inc., 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, Attention: Chief Legal Officer, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending to the Company a new proxy card or an instrument revoking the proxy, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Common Stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares electronically at the Special Meeting.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Voting in Person

The Special Meeting will be held virtually. There will be no physical location for stockholders to attend. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/daseke/2024 and using the 12-digit control number included in your proxy materials.

•        Stockholders of record:    If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 12-digit control number included on the proxy card previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at https://www.cstproxy.com/daseke/2024.

•        Stockholders holding shares in “street” name:    If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 12-digit control number, in order to participate in the Special Meeting, you must first obtain a legal proxy from your broker, bank, trustee or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. If you hold shares of Common Stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee or other nominee, giving you the right to vote your shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting virtually are posted at https://www.cstproxy.com/daseke/2024.

You should ensure that you have a strong Internet connection and allow plenty of time to log-in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all stockholders attending the meeting. If you experience technical difficulties during the check-in process or during the Special Meeting, please call (917) 262-2373 for assistance.

Please note that even if you plan to attend the Special Meeting, we recommend that you vote by Internet, telephone or by mail, using the enclosed proxy card in advance, to ensure that your shares will be represented at the Special Meeting.

Solicitation of Proxies

Daseke, on behalf of the Board, is soliciting proxies for the Special Meeting from its stockholders. This proxy solicitation is being made by mail, but also may be made by telephone, in person and/or by electronic means. The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement and the related proxy materials. In addition to soliciting proxies by mail, telephone, in person and/or by electronic means, we may request banks, brokers and other nominees to solicit their customers who have Common Stock registered in their names and will, upon request, reimburse any such banks, brokers and other nominees for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally, by telephone or by electronic means, without additional compensation. In addition, the Company has retained D.F. King to solicit stockholder proxies at a total cost to the Company of approximately $20,000 plus reasonable expenses. We have also agreed to indemnify D.F. King against certain losses, damages and expenses.

Adjournments

The Special Meeting may be adjourned from time to time to another time and/or place under our bylaws by the chairman of the meeting or by a majority of votes cast by the holders of Common Stock present, in person or represented by proxy, at the Special Meeting in favor of the Adjournment Proposal. Under our bylaws, notice need not be given of any such adjournment of less than 30 days if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned Special Meeting, the Company and its stockholders may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting (including the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting) will be given to each stockholder of record entitled to receive notice of and/or to vote at such meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the later-convened meeting.

The Adjournment Proposal set forth in this proxy statement relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the Merger Agreement. Daseke retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the Special Meeting for any other purpose, or to postpone the Special Meeting before it is convened, without the consent of any Daseke stockholder.

Voting by Company Directors and Executive Officers

As of the Record Date, the directors and executive officers of Daseke beneficially owned in the aggregate approximately [            ] shares of Common Stock, or approximately [            ]% of the outstanding shares of Common Stock. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their respective shares of Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger and “FOR” the Adjournment Proposal.

Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally. For more information, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Assistance; Proxy Solicitor

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Daseke’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers may call collect: (212) 269-5550
All others may call-toll free: (800) 676-7437
Email: DSKE@dfking.com

PROPOSAL 1: MERGER PROPOSAL

As discussed elsewhere in this proxy statement, at the Special Meeting, holders of Common Stock will consider and vote on a proposal to adopt the Merger Agreement. The Merger cannot be completed without the adoption of the Merger Agreement by the requisite vote of Daseke stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger, including the information set forth under the sections of this proxy statement titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board recommends a vote “FOR” the approval of the Merger Proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Daseke provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger, as disclosed in the “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” section of this proxy statement, which begins on page 59.

Daseke stockholders are asked to indicate their approval of the compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger. These payments are set forth in the “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” section of this proxy statement. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Daseke’s overall compensation program for its named executive officers, and previously have been disclosed to Daseke stockholders as part of the “Executive Compensation — Compensation Discussion and Analysis” and related sections of Daseke’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, Daseke is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Daseke approve, on a non-binding, advisory basis, the compensation that will or may become payable to Daseke’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” section of Daseke’s proxy statement for the Special Meeting.”

Daseke stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on Daseke, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Daseke’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority in voting power of Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger.

The Board recommends a vote “FOR” the Advisory Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

We are asking that you approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Daseke is asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, as determined by the Company, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting.

The approval of the Adjournment Proposal shall be determined by the majority of votes cast by the holders of Common Stock present, in person or represented by proxy, at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Daseke does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.

The Board recommends a vote “FOR” the approval of the Adjournment Proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001
(972) 248-0412

Daseke, a Delaware corporation, is a premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets through experienced people, a fleet of more than 4,900 tractors and 11,000 flatbed and specialized trailers, and has operations throughout the United States, Canada and Mexico. Daseke provides comprehensive transportation and logistics solutions, such as logistical planning and warehousing services, to thousands of customers, including numerous well respected industrial shippers through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that require the use of specialized trailering transportation equipment.

Both of Daseke’s reportable segments operate highly flexible business models comprised of company-owned tractors and trailers and asset-light operations (which consist of owner-operator transportation, freight brokerage and logistics). The Company’s asset-based operations have the benefit of providing customers with certainty of delivery and continuity of operations and enables the Company to commit stable capacity volumes. Alternatively, the Company’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower capital expenditure and fixed cost requirements.

Shares of our Common Stock are listed on Nasdaq under the symbol “DSKE.” Our Internet address is https://www.daseke.com. Information on Daseke’s website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about Daseke is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”

TFI International Inc.
8801 Trans-Canada Highway, Suite 500
Saint-Laurent, Québec
H4S 1Z6 Canada
(514) 331-4000

Parent, a corporation incorporated pursuant to the Canada Business Corporations Act, is a North American leader in the transportation and logistics industry, operating across the United States and Canada through its operating companies. Parent’s companies service the following segments: Package and Courier, Less-Than-Truckload, Truckload, and Logistics.

Parent’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “TFII.” Parent’s Internet address is tfiintl.com/en. Information on Parent’s website is not incorporated by reference into or otherwise part of this proxy statement.

Diocletian MergerCo, Inc.
8801 Trans-Canada Highway, Suite 500
Saint-Laurent, Québec
H4S 1Z6 Canada
(514) 331-4000

Acquisition Sub, a Delaware corporation and an indirect, wholly owned subsidiary of Parent, was formed on December 19, 2023, solely for the purpose of engaging in the Transactions, and has not engaged in any business activities other than in connection with the Transactions. Upon completion of the Merger, Acquisition Sub will merge with and into the Company, with the Company surviving, and Acquisition Sub will cease to exist.

Certain Effects of the Merger

If the Merger Proposal is approved by Daseke stockholders and the other conditions to the closing of the Merger are either satisfied or waived in accordance with the terms of the Merger Agreement, Acquisition Sub will be merged with and into Daseke, with Daseke surviving as an indirect, wholly owned subsidiary of Parent.

Upon the consummation of the Merger, each share of Daseke Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Daseke or any subsidiary of Daseke (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub, which will be cancelled and retired for no consideration, and (iii) any shares owned by stockholders who are entitled to and have properly exercised and perfected their demands for appraisal rights under Delaware law (the “Dissenting Shares”)) will be converted into the Merger Consideration.

Following the Merger, none of the Company’s current stockholders will have any direct ownership interest in, or be a stockholder of, the Company, the Surviving Corporation or Parent after the consummation of the Merger. As a result, the Company’s current stockholders will no longer have the potential to benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Common Stock. Following the Merger, Parent will have the potential to benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Daseke Common Stock is currently registered under the Exchange Act and trades on Nasdaq under the ticker symbol “DSKE.” Following the consummation of the Merger, the Common Stock will be delisted from Nasdaq and will no longer be publicly traded. In addition, the Common Stock will be deregistered under the Exchange Act, and the Company will no longer file reports with the SEC.

Effects on the Company if the Merger is Not Completed

If the Merger Proposal is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, the Common Stock will continue to be listed and traded on Nasdaq, the Common Stock will continue to be registered under the Exchange Act, the Company will continue to file reports with the SEC, and the Company’s stockholders will continue to own their shares of Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Common Stock.

Furthermore, if the Merger is not consummated, and depending on the circumstances that caused the Merger not to be consummated, the price of the Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Common Stock would return to the price at which it trades as of the date of this proxy statement. In addition, under certain specified circumstances, the Company is required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in the section titled “The Merger Agreement — Termination Fees” in this proxy statement. If the Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company or its stockholders will be offered or that the Company’s business, prospects or results of operations will not be adversely impacted.

If the Merger is not consummated, the Board will continue to evaluate and review the Company’s business operations, assets and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value.

If the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock.

Background of the Merger

The following is a summary of the material events leading up to the signing of the Merger Agreement. This summary does not purport to catalogue every conversation of or among members of the Board, the Company’s management, the Company’s financial advisors or legal advisors, Parent or any other person.

The Board, in the ordinary course, regularly evaluates the Company’s operations and future business prospects with a focus on generating long-term value, growing free cash flow and returning cash to stockholders. On an ongoing basis, the Company and the Board, with the assistance of the Company’s legal and financial advisors, have also reviewed and evaluated strategic opportunities, financial condition and performance, capital structure, and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among others, remaining as a stand-alone entity, acquisitions of companies or businesses in the industry in which the Company operates, dispositions of one or more of the Company’s businesses, joint ventures and other transactions.

As part of these ongoing evaluations, the Board periodically discussed with the Company’s management and advisors strategic opportunities and alternatives that might be available to the Company. As part of such evaluations and proposals, the Company’s management team and advisors have had contacts with other public companies and private companies, from time to time, that may be interested in pursuing strategic transactions with a company in the transportation and logistics industry, such as the Company. As part of these ongoing evaluations, J.P. Morgan, with whom the Company has had a longstanding advisory relationship, has periodically communicated with the Board and Company management and advised the Company with respect to such strategic opportunities.

Throughout 2021, the Board held several meetings, at which the Company’s transformation plan and factors specific to the Company’s business that have affected the Company’s performance were discussed. In light of a favorable freight market, set against the Company’s announced plan to reduce its cost base, right-size its organization and management team and integrate the operating segments in accordance with its publicly announced transformation plan, the Board determined to initiate a formal process to explore strategic alternatives with a targeted group of potential bidders. In July 2021, the Board directed the Company to engage J.P. Morgan to act as its financial advisor in connection with the Company’s evaluation of a strategic alternatives process, based on J.P. Morgan’s reputation in the investment community and its familiarity with the Company’s business and the transportation and logistics industry more generally. At that time, the Company also engaged Kirkland & Ellis LLP (“Kirkland”) as outside legal counsel. Based on advice from its advisors, the Board approved a narrowly targeted process to explore a potential sale to better understand the Company’s value and strategic alternatives reasonably available to it in the then-current market, while minimizing the potential distractions associated with a broadly based sale process.

Between August and October 2021, the Company, with assistance from its financial and legal advisors, prepared a form confidentiality agreement, electronic data room and a Company management presentation to facilitate potential bidders’ due diligence, and contacted over 15 potential strategic and financial bidders, including TFI. As a result of these discussions, the Company executed confidentiality agreements with three potential bidders, including a financial sponsor with existing investments in the transportation and logistics industry that we refer to as “Party A,” a financial sponsor with existing investments in the transportation and logistics industry that we refer to as “Party B,” and a financial sponsor with existing investments in the transportation and logistics industry that we refer to as “Party C,” and the Company facilitated due diligence and engaged in discussions regarding a potential transaction with each of these parties.

In late October 2021, Party C withdrew from the process, expressing that it was unlikely to be able to submit a bid at a valuation that would be attractive to the Company and its stockholders, given the share price of the Company at the time. On October 27, 2021, at the direction of the Company, J.P. Morgan sent a process letter to each of Party A and Party B requesting an initial indication of interest by November 2, 2021.

In early November 2021, the Company received initial non-binding indications of interest from each of Party A and Party B regarding a potential acquisition of the Company. Party A proposed to acquire all of the issued and outstanding common stock of the Company in cash for $12.00 per share, representing a 25% premium relative to the Company’s 30-day VWAP at that time, subject to the completion of due diligence and negotiation of definitive documents, among other conditions. Party B proposed to acquire all of the issued and outstanding common stock of the Company in cash for an amount ranging from $10.50 to $11.25 per share, representing an approximate 9 to 17% premium relative to the Company’s 30-day VWAP at that time, subject to the completion of due diligence and negotiation of definitive documents, among other conditions.

On November 4, 2021, the Board held a special meeting with Company management and representatives of J.P. Morgan and Kirkland in attendance. Representatives of J.P. Morgan described the Company’s approach to the process, including how potential bidders were selected and targeted, negotiation of confidentiality agreements, the development of discussions with each of Party A and Party B, and informed the Board that Party C had signed a confidentiality agreement and subsequently withdrew from the process. Representatives of J.P. Morgan also reviewed a financial model and forecasted financials prepared by the Company management. Representatives of Kirkland discussed the fiduciary duties of the Board in the context of a potential sale transaction. The Board, together with its advisors, then proceeded to evaluate each of Party A’s and Party B’s proposals and compared each of the strategic alternatives reasonably available to the Company, including pursuit of its stand-alone transformation plan. The Board further discussed the merits of each proposal, including the transaction risks associated with each potential bidder, strategies for driving the price higher and seeking a more significant premium to the Company’s current trading price. The Board also acknowledged the inherent distraction that a sales process imposes on Company management, among other costs associated with pursuing a transaction. Following discussion, the Board instructed J.P. Morgan to go back to each of Party A and Party B, indicating that they would need to increase their respective valuations to motivate the Board to pursue a transaction.

Following J.P. Morgan’s discussions with each of Party A and Party B over the next ten days, (i) Party A indicated that it would be willing to move to $13.00 per share of Common Stock if the Company agreed to a 30-day exclusivity period; and (ii) Party B indicated that, while it may be able to reach the high-end of its initially proposed range, it would not be able to go above $11.25 per share. The Board held another special meeting (with representatives of J.P. Morgan and Kirkland in attendance) to discuss these updates on November 16, 2021, along with other strategic alternatives reasonably available to the Company, such as pursuing the Company’s transformation plan, risks associated with executing the plan, and how those risks may impact stockholder value over the coming years. After discussion among the directors, J.P. Morgan and Kirkland, and in light of the fact that only one bidder that the Board believed, based on both bidders’ indications concerning price, to be potentially viable remained following the marketed process, the Board authorized the Company to agree to a 30-day exclusivity period with Party A, with the understanding that there would be a “go-shop” provision in the merger agreement for a deal with Party A.

Through the end of November and into early December, the Company continued to facilitate Party A’s due diligence review and to negotiate confidentiality agreements with other potential bidders introduced by J.P. Morgan. During the same period of time, Party A also conducted market research, on a no names basis, and began to express concern that the transportation and logistics market may be experiencing a peak. In mid-December, after analyzing the Company over several weeks and in light of uncertainty around market and interest rate conditions, Party A informed the Company it would no longer be willing to offer $13.00 per share of Common Stock and that its revised offer would be at least $1.00 less per share of Common Stock (with the potential for a meaningfully more substantial discount), subject to further analysis of industry factors, such as freight cycles and freight rate volatility, and input from its investment committee, among other things. The Board thereafter discussed the anticipated lower offer from Party A, and the modest premium it represented to the current trading price of Common Stock. The Board determined that the expected magnitude of this revised, lower valuation to be proposed by Party A would not reasonably be expected to maximize stockholder value and that the Company would be better served by Company management devoting its full attention to executing its transformation plan as a stand-alone public company. Discussions between the Company and Party A continued in December 2021, but a strategic combination ultimately did not materialize due to, among other things, differing views as to valuation, potential synergies and uncertain market conditions.

During a series of Board meetings in December 2021 and January 2022, the Board came to a shared sense that, while it would remain open to any potential strategic alternatives that enhance stockholder value, in the absence of any immediately actionable bids following its marketed process, it was in the best interests of the Company and its stockholders to end the formal exploratory sales process and instead focus on executing its transformation plan as a stand-alone public company.

Throughout 2022, like others in the industry, the Company experienced headwinds in its business, including inflationary cost headwinds in driver pay, operations and maintenance, and insurance expenses. Although the Company’s rate per mile was higher on average for the full year in 2022 compared to 2021, the Company experienced a softening in freight rates during the second half of 2022 and into 2023, which negatively impacted its operating results in the midst of historic inflationary cost headwinds. In addition to inflation, like others in the industry, the Company observed ongoing delays in receiving new equipment as supply chain disruptions persisted throughout 2022. The trading price for Common Stock began to decline from its peak in 2021 during the second quarter of 2022, and this downward trend generally continued through the end of 2022 and throughout 2023 (prior to the announcement of the Merger Agreement). During such time, at the direction of the Board, the Company and its financial advisor, on its behalf, entertained conversations regarding strategic opportunities that might be available to the Company with existing relationships (including Party A, a financial sponsor with existing investments in the transportation and logistics industry, focused on middle market acquisitions, that we refer to as “Party D,” and a financial sponsor with existing investments in the transportation and logistics industry, focused on middle market acquisitions, that we refer to as “Party E,” among others).

On May 9, 2023, consistent with guidance from the Board and in connection with its earnings release, the Company publicly announced that expected freight market conditions would remain challenging, without clear visibility into the timing and magnitude of a recovery in the broader economy and did not expect to see the seasonal up-tick characteristic of the spring and summer months. At that time, the Company also announced its forecasted Adjusted EBITDA was likely to range between $210 million and $220 million for the year, indicating that it believed this downward revision to be generally consistent with the recalibrations announced by its truckload peers in respect of the same quarter.

On May 17, 2023, the Board held a regular meeting with Company management in attendance. At this meeting, among other things, the Board discussed the Company’s flatbed strategy, share price and strategies for addressing the challenging freight market conditions. Mr. Jonathan Shepko, the Chief Executive Officer and a director of the Company, presented to the Board on, among other things, (i) the current state of the Company, (ii) personnel and talent management challenges, (iii) operating company integration challenges, and (iv) the current economic environment and rates in the flatbed and specialized markets. Mr. Shepko also informed the Board that he had received inbound interest (in the form of several conversations, beginning in the fourth quarter of 2022) regarding a potential acquisition of all or substantially all of the Company’s Flatbed Solutions segment (the “Flatbed Segment”), at a valuation representing a premium to a multiple of the then-current Adjusted EBITDA associated with the Flatbed Segment, which Mr. Shepko believed to be credible. Mr. Shepko also informed the Board that another party had indicated during conversations held in the first quarter of 2023 a brief interest in acquiring all or substantially all of the Company’s Specialized Solutions segment (the “Specialized Segment”). The Board then discussed the informal proposal from Party D and other strategic alternatives for the Company. The Board also discussed that the current interest in segmented pieces of the Company’s business was consistent with some of the feedback they received during the 2021 sales process. After discussion with the Board and management, and in furtherance of the Board’s efforts to broadly assess value maximizing alternatives available to the Company, the Board instructed members of Company management to confer with J.P. Morgan regarding strategic alternatives at the following Board meeting to enable a more informed discussion regarding the informal proposal from Party D.

On June 5, 2023, the Board held a special meeting with Company management and, for a portion of the meeting, representatives of J.P. Morgan in attendance. At this meeting, among other things, the Board discussed the Company’s opportunities to maximize stockholder value through strategic alternatives, the fiduciary duties of the Board and the Company’s management team in the context of a potential sale transaction for the Company or its distinct segments, and (in J.P. Morgan’s absence) the value of engaging J.P. Morgan as an advisor to assist the Company and the Board in evaluating potential strategic alternatives for the Company. Representatives of J.P. Morgan presented possible strategic alternatives for the Company. During the presentation, the Board and J.P. Morgan discussed a wide range of topics, including the historical performance of the Company’s stock price and market perception. The Board and J.P. Morgan further discussed potential drivers of growth and potential strategic alternatives for the Company, including continuing to operate as a standalone public company, a potential sale of the Company, a sale and segmentation of Company’s distinct platforms. Further, with respect to a potential sale of the Company, J.P. Morgan and the Board discussed the potential bidder landscape and risks related to execution of strategic alternatives, including sequencing multiple transactions, maintaining ongoing business, retaining Company employees, and retaining Company customers, as well as the potential that the Company could be sold in three to four transactions and the potential of selling some portion of the business and then continuing on as a smaller public company. At the conclusion of the meeting, the Board agreed that Company management should continue its evaluation of strategic alternatives with J.P. Morgan and return to the Board with further analysis.

In the two weeks following the June 5, 2023, Board meeting, Company management collaborated with the Company’s advisors to evaluate (i) the value associated with individual operating companies and rationale means of clustering operating companies to maximize value in a segmented process and (ii) implications of a sale of the Flatbed Segment, with the Specialized Segment continuing as a standalone public company. During this time, KPMG LLP began to assist the Company with preparing standalone financial statements for each of the operating companies, and Grant Thornton LLP began to analyze structuring considerations to optimize the value of potential strategic alternatives to the Company’s stockholders.

On June 19, 2023, the Board held a special meeting with Company management in attendance. At this meeting, among other things, the Board discussed potential strategic alternatives for the Company, covering a range of topics, including the Company’s historic growth through acquisitions, the Company’s debt leverage profile, and the Company’s historic price-to-earnings ratio relative to that of the Company’s peers. At the conclusion of the meeting, the Board agreed that Company management should continue its evaluations of strategic alternatives and return to the Board with further analysis.

Following the June 19, 2023, Board meeting, Company management worked to refine their forecasted financial performance, including as it impacted the segmentation analysis. Company management also continued to connect with the Company’s advisors to refine preliminary guidance on the strategic alternatives process, in preparation for the Board’s next scheduled meeting.

On June 23, 2023, the Board held a special meeting with Company management in attendance. Mr. Shepko presented the Board with an update on the previous strategic analysis discussion, addressing, among other things, the Company’s forecasted financial performance and engagement of an investment bank, a tax advisor, outside legal counsel and other consultants to assist in the Company’s analysis. With respect to a sale of the Company, the Board discussed where valuation of its different businesses may vary, potential bidders for the Flatbed Segment, potential bidders for the Specialized Segment, illustrative process timelines, transaction structuring, retention of key personnel, the stockholder base and stockholders’ potential responses to strategic alternatives. At the conclusion of the meeting, the Board agreed that Company management should continue its evaluations of strategic alternatives and return to the Board with further analysis after additional discussions with the potential financial advisors.

Also on June 23, 2023, Company management contacted the Company’s regular outside counsel, Kirkland, to represent the Company in connection with the potential transactions.

On July 6, 2023, the Board held a special meeting with Company management and representatives of J.P. Morgan in attendance for a portion of the meeting. Representatives of J.P. Morgan presented possible strategic alternatives for the Company. During the presentation, the Board and J.P. Morgan discussed, among other things, the Company’s segmentation of its operating companies and strategies for value creation. With respect to segmentation of the Company, J.P. Morgan and the Board discussed a proposed clustering of operating companies for a potential sale process, as well as the bidder landscape for the various groupings. J.P. Morgan also discussed with the Board process and timing considerations, investor communications and public announcements, macro-economic concerns, debt markets and timelines. Following these discussions, the representatives of J.P. Morgan left the meeting, and the Board continued its discussion regarding strategic alternatives with Company management. At the conclusion of the meeting, the Board unanimously agreed to move forward with the strategic alternative initiative and directed Company management to commence a sales process for the Company with the assistance of J.P. Morgan as the Company’s investment banker to facilitate the process. Over the course of the following weeks, Company management initiated and prepared for the sale processes with the assistance of J.P. Morgan as directed by the Board.

In late July 2023, a representative of Party D was contacted by the Company regarding its previously expressed interest in exploring a possible acquisition of all or substantially all of the business associated with the Flatbed Segment. Management of the Company and Party D had held numerous discussions during the preceding years in relation to potential strategic transactions between the two parties, including through the first half of 2023. Party D affirmed its interest in exploring a transaction involving the Flatbed Segment and entered into a confidentiality agreement with the Company on July 26, 2023, restricting Party D from contacting any debt or equity financing sources without the Company’s prior approval and including a standstill provision in favor of the Company. The Company and J.P. Morgan issued initial materials to Party D beginning August 3, 2023. Over the course of the month following that discussion, Company management and representatives of Party D discussed a potential acquisition of the Flatbed Segment by a portfolio company of Party D. Party D and its advisors continued to conduct diligence regarding and evaluate an acquisition of all or a portion of the Flatbed Segment.

On August 3, 2023, consistent with guidance from the Board and in connection with its earnings release, the Company publicly announced that, assuming no substantive improvement in current freight market conditions (which it expected to persist for the remainder of the third-quarter of 2023, followed by a more gradual fourth-quarter of 2023 slowdown, typical of the seasonality in prior years), the Company’s forecasted Adjusted EBITDA was likely to range between $200 million to $210 million, lower than the previously guided range of $210 million to $220 million, primarily linked to demand degradation in the building materials complex served by the Company’s northwest flatbed operations and a shift in the resurgence of wind demand from the back-half of 2023 to 2024. The Company also announced that it expected freight rates to remain stifled in the near-term as capacity continues its slow exit from the industry.

Beginning on August 16, 2023, and continuing through late September 2023, representatives of J.P. Morgan, on behalf of the Company and consistent with the Board’s directive, began to formally contact prospective bidders of a subset of the Specialized Segment (the “Specialized Perimeter”). 121 prospective bidders were contacted, including TFI, a financial sponsor with existing investments in the transportation and logistics industry, that we refer to as “Party F,” a financial sponsor with existing investments in the transportation and logistics industry, focused on middle market acquisitions, that we refer to as “Party G,” and a financial sponsor with existing investments in the transportation and logistics industry, focused on middle market acquisitions, that we refer to as “Party H.” Of the parties contacted by J.P. Morgan on behalf of the Company, 60 prospective bidders, including Party F, Party G and Party H, expressed interest in evaluating a transaction with the Company and entered into confidentiality agreements with the Company. Such confidentiality agreements restricted the counterparty from contacting any debt or equity financing sources without the Company’s prior approval and included a standstill provision in favor of the Company as well. Upon initial outreach, TFI indicated that it was not interested in pursuing a transaction involving the Specialized Perimeter at that time.

On September 6, 2023, a representative of Party E contacted Mr. Shepko, indicating interest in acquiring a subset of the Flatbed Segment. Party E was party to a confidentiality agreement with the Company, dated August 29, 2022, which had a two-year term, as management of the Company and Party E had held numerous discussions during the preceding years in relation to potential strategic transactions between the two parties (including, most recently, the sale of one of the Company’s subsidiaries, Boyd Bros. Transportation, LLC, to Party E, in the first quarter of 2023, which concluded without the parties entering into a transaction). Mr. Shepko noted that any interest in respect thereof should be pursued through formal channels with J.P. Morgan.

On September 13, 2023, the Board held a special meeting with Company management and representatives of J.P. Morgan in attendance. Representatives of J.P. Morgan presented an update on its outreach to potential bidders. During the presentation, the Board and J.P. Morgan discussed, among other things, the outreach process, segmented sales and timing considerations. At this meeting, based in part on the Company’s existing relationship with J.P. Morgan and on Company management’s recommendation, the Board formally authorized the Company to engage J.P. Morgan as its financial advisor for the strategic alternatives process.

On September 18, 2023, the Company received a preliminary non-binding valuation proposal from Party D for its contemplated acquisition of three of the Company’s subsidiaries, Boyd Bros. Transportation, LLC, Daseke TSH LLC (together, the “Flatbed Perimeter”) and Daseke Lone Star, LLC, which together account for a majority of the Flatbed Segment, setting the enterprise value at $535 million, assuming $451 million for Boyd Bros. Transportation, LLC and Daseke TSH LLC. Over the following weeks, Party D was asked to perform further diligence to refine its valuation view.

Party E expressed interest in the process and, on September 26, 2023, agreed to amend its existing confidentiality agreement by extending the term for an additional year. On September 28, 2023, representatives of J.P. Morgan, on behalf of the Company and consistent with the Board’s directives, reached out to Party E regarding a potential sale of the Flatbed Perimeter and Daseke Lone Star, LLC.

On October 4, 2023, the Board held a special meeting with Company management and representatives of J.P. Morgan in attendance. Representatives of J.P. Morgan presented considerations on various strategic alternatives and value implications.

On October 20, 2023, the Company, through J.P. Morgan, issued a process letter, setting forth the procedures for the Specialized Perimeter sale process to each of the 42 potential bidders that had executed a confidentiality agreement and remained interested in pursuing a transaction, via an electronic data room. The letter requested that initial indications of interest be submitted by November 10, 2023. Over the course of October 2023 and early November 2023, the potential bidders that had signed confidentiality agreements conducted due diligence and were provided with a “confidential information package” containing details regarding the Specialized Perimeter, including information pertaining to the Company’s operations, a financial model and quality of earnings reports.

On October 29, 2023, the Company received a revised non-binding indication of interest from Party D regarding the acquisition of the Flatbed Perimeter. Party D proposed to acquire only the Flatbed Perimeter (in contrast to its September 18 proposal, which also included Daseke Lone Star, LLC), through one of its portfolio companies, at an enterprise valuation of $471 million, using a combination of cash on hand at the portfolio company, debt funding and, if needed, equity funding. Party D’s proposal further articulated that, while it was willing to transact on an expedited timeline (completing a synergies analysis, affirming value on that basis and entering into an agreement in the next 30 days), Party D would need a form of “deal protection” to proceed in evaluating the transaction — taking the form of either a 30-day exclusivity period or an expense reimbursement arrangement in the event the Company chose not to pursue a transaction with Party D. Party D’s proposal was conditioned on the satisfactory completion of due diligence and negotiation of definitive documents, among other conditions, but, notably, was not conditioned on Party D’s ability to secure debt financing. Company management discussed the proposal, including the proposed deal protections, with J.P. Morgan and Kirkland. The Company, while unwilling to enter into an exclusive relationship in respect of the Flatbed Perimeter, was willing to negotiate an appropriately conditioned expense reimbursement letter, subject to Party D maintaining its proposed valuation and timeline to execution of definitive documentation. J.P. Morgan relayed this message to Party D on October 30, 2023.

On October 30, 2023, the Company received a preliminary non-binding initial indication of interest from Party E regarding the acquisition of the Flatbed Perimeter. Party E proposed to acquire 100% of the Flatbed Perimeter at a range of $370 million to $380 million, consistent with their stated multiple range of 5.25x to 5.40x of Party E’s calculation of the Adjusted EBITDA associated with the Flatbed Perimeter. After discussions with Party E regarding valuation, the Company, with guidance from the Board, determined that the valuation proposed by Party E would not reasonably be expected to maximize stockholder value and directed J.P. Morgan to terminate Party E’s involvement in the Flatbed Perimeter sales process.

During the week following the submission of Party D’s preliminary indication of interest, Party D and J.P. Morgan discussed the proposed framework for expense reimbursement, diligence and various other matters. On November 5, 2023, Party D’s counsel sent an initial draft of the expense reimbursement letter to Kirkland, and the parties began to negotiate the terms of such arrangement.

Also on November 5, 2023, J.P. Morgan communicated to Party E, on behalf of the Company, that the Company was no longer interested in continuing discussions related to a sale of the Flatbed Perimeter to Party E.

On November 9, 2023, consistent with guidance from the Board and in connection with its earnings release, the Company publicly announced that 2023 had been a challenging year for the Company and the overall transportation industry, citing that excess capacity lingered in the market longer than anticipated, load availability did not rebound as much as anticipated, inflationary headwinds persisted, and the used equipment market was oversupplied. The Company further announced that it did not expect any substantive improvement in the current freight market conditions for the rest of the year and expected a fourth-quarter of 2023 slowdown, typical of seasonality in prior years. The Company also publicly announced its forecasted Adjusted EBITDA would likely range between $185 million to $190 million, lower than the previously guided range of $200 million to $210 million, attributing the reduction to seasonal softening of a challenged rate environment, inflationary headwinds (including fuel), a soft secondary market for equipment sales, and owner operator drivers seeking higher rates. The Company further indicated that it was not likely to benefit from recovery in the market until 2024.

On November 10, 2023, the previously expressed deadline for submission of indications of interest for the Specialized Perimeter, the Company received preliminary non-binding indications of interest from each of Party F, Party G and Party H, ranging between $400 million and $550 million to acquire 100% of varying subsets of the Specialized Perimeter and the Flatbed Perimeter.

Also on November 10, 2023, representatives of J.P. Morgan reviewed the pricing terms of the initial indications of interest received for the Specialized Perimeter with Mr. Shepko and Soumit Roy, Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of the Company. Of the initial indications of interest received, Party F’s offer included a proposed valuation that the Company, with guidance from its advisors, deemed sufficient to engage with further, as previously discussed with the Board. The initial indications of interest from Party G and Party H included proposed valuations the Board deemed too low to be considered and failed to substantiate that the bidders would have sufficient funding to transact at their respective proposed valuations. Representatives of J.P. Morgan and Messrs. Shepko and Roy discussed informing Party F that it would need to meaningfully increase its valuation in order to continue in the Specialized Perimeter sale process. Mr. Shepko authorized representatives of J.P. Morgan to engage with Party F to attempt to raise their proposed valuation.

On November 13, 2023, Kirkland provided to Party D’s outside legal counsel an initial draft of the purchase agreement for the Flatbed Perimeter, which contemplated that funding would be fully-committed at the time of signing and that Party D would have no recourse against the Company on a post-closing basis, for breach of representations, warranties or covenants, or otherwise.

On November 15, 2023, representatives of J.P. Morgan, on behalf of the Company, communicated to Party G and Party H that the Company no longer intended to pursue a transaction with either party based on the disparity between their proposed valuations and the Company’s expected valuation for the Specialized Perimeter and the conditionality inherent in their initial proposals.

On November 19, 2023, the Company and Party D executed an expense reimbursement agreement providing that, subject to satisfaction of certain conditions (including that Party D affirm its initially proposed enterprise value and be prepared to enter into a definitive agreement expeditiously, and that the Company determines not to move forward with Party D’s proposed transaction), the Company would reimburse Party D for a portion of its out-of-pocket expenses incurred in pursuing the contemplated transaction with the Company.

On November 20, 2023, Party F verbally communicated its ability to increase its previously proposed valuation for the Specialized Perimeter but that it would need to add certain subsidiaries from the Flatbed Segment in order to bolster its proposed valuation. Company management evaluated the revised proposal and, following discussion with its advisors, determined that Party F’s proposal did not provide adequate value to the Company’s stockholders.

On November 25, 2023, Kirkland received an issues list relating to the preliminary draft of the purchase agreement for the Flatbed Perimeter from Party D’s counsel. Kirkland discussed these matters with the Company on November 26, 2023, and with Party D’s outside legal counsel on November 27, 2023, at which time Kirkland indicated that Party D should submit a revised draft of the purchase agreement to progress negotiations.

As transportation and logistics-focused companies with complementary asset bases, the Company and TFI have had discussions from time to time since the Company completed its initial public offering in 2017 (by way of the business combination with Hennessy Capital Acquisition Corp. II), none of which resulted in an agreement to move forward with a strategic transaction. While TFI had first been contacted in August 2023, it had initially declined participation in the sale process and did not reach back out to J.P. Morgan or the Company regarding a potential transaction until November 29, 2023, at which time a representative of TFI reached out to J.P. Morgan to express an interest in acquiring the entire Company. On November 30, 2023, Mr. Shepko engaged in a conversation with Mr. David Saperstein, Chief Financial Officer of TFI, to discuss TFI’s interest, the Company’s expectations regarding timing and next steps for TFI to further explore the potential acquisition of the Company by TFI.

On November 30, 2023, Mr. Shepko called Mr. Chuck Serianni, Chairman of the Board, to inform him of TFI’s inbound interest in acquiring the whole Company.

On December 1, 2023, the Company and TFI entered into a confidentiality agreement, which included a standstill provision in favor of the Company.

On December 2, 2023, Party D’s outside legal counsel sent Kirkland a revised draft of the purchase agreement for the Flatbed Perimeter, reflecting the positions presented in their prior issues list. The Company discussed these comments and responsive revisions with Kirkland over the following week.

On December 9, 2023, Party D submitted an affirmation of interest in acquiring the Flatbed Perimeter but reducing the associated enterprise value from $471 million to $450 million. The fact that Party D decreased its purchase price resulted in an automatic release of any obligation on the part of the Company to reimburse any of Party D’s expenses, pursuant to the terms of the expense reimbursement letter agreement. Additionally, Party D’s revised proposal included preliminary debt commitment letters and reintroduced its request for exclusivity between Party D and the Company through December 24, 2023.

Over the course of the next three days, management of the Company discussed Party D’s revised proposal with the Board, J.P. Morgan and Kirkland. Mr. Shepko, with support from the Board, instructed J.P. Morgan to engage with Party D with the intent of increasing its proposed enterprise value and securing transaction protection for the Company by means of a deposit from Party D to be made upon entry into an exclusivity arrangement. Following these discussions, and while the subject issues remained open, Kirkland sent a further revised draft of the purchase agreement for the Flatbed Perimeter to Party D’s outside legal counsel on December 12, 2023.

On December 13, 2023, representatives of Kirkland and representatives of Party D’s outside legal counsel discussed the Company’s further revisions to the draft purchase agreement. Following that discussion, J.P. Morgan instructed Party D that it should revert with proposed resolutions for any material issues ahead of the Board meeting scheduled to take place on December 14, 2023.

On the morning of December 14, 2023, TFI submitted an initial non-binding indication of interest proposing to acquire all of the issued and outstanding common stock of the Company in cash for $7.50 per share of Common Stock, using cash on hand and availability under its existing lending arrangements, representing a 67% premium relative to the Company’s 30-day VWAP as of December 13, 2023. TFI’s proposal further indicated that it had substantially completed its due diligence and, acknowledging time sensitivity relating to the Company’s contemplated transaction with Party D, an ability to sign a definitive agreement with the Company by December 22, 2023.

That same morning, J.P. Morgan received further proposed terms from Party D and relayed the same to the Company’s management team. Party D held firm on a $450 million enterprise value of the Flatbed Perimeter based on (i) softening market outlook and performance, (ii) non-recurring trailer income (which lenders would disregard in their credit analyses) and (iii) increased cost estimates for the Company’s pursuit of its transformation plan continuing as a standalone public company. Party D indicated it would not progress work towards a transaction unless the Company agreed to an exclusivity period.

Also on December 14, 2023, the Board convened a previously scheduled special meeting to discuss the status of the sale processes and developments with each of Party D and TFI. Members of the Company’s management and representatives of Kirkland were in attendance for portions of this meeting and participated in the Board’s discussion. The Board evaluated TFI’s offer, including risks and benefits for the Company and its stockholders, the considerations that would have greater emphasis in a sale of the entire company than in a carveout (such as closing conditionality and retention of key personnel) and next steps if the Company were to pursue TFI’s proposal. The Board also discussed Party D’s offer, including risks and benefits for the Company and its stockholders, noting Party D’s most recent response was to hold firm on price and inclusion of a non-competition covenant and decline the Company’s proposed deposit in exchange for exclusivity. The Board discussed Party D’s insistence on a non-competition provision, noting their concerns that under the proposed terms, the Company would be retaining a portion of the Flatbed Segment following the closing of a transaction with Party D and that portions of the Specialized Segment compete with the Flatbed Perimeter. The Board also discussed, among other things, the directors’ and Company management’s fiduciary duties generally with representatives of Kirkland. At the conclusion of the meeting, after further discussion, the Board authorized the Company to continue advancing possible transactions with both TFI and Party D and further authorized Mr. Shepko to respond to TFI’s offer and press for a higher price per share.

On December 15, 2023, Messrs. Serianni and Shepko and a representative of J.P. Morgan had a conversation with Alain Bedard, Chairman, President and Chief Executive Officer of TFI, and Mr. Saperstein to affirm the Company’s interest in and timing for evaluation of TFI’s proposal to acquire the Company, noting that the Company’s management team and advisors would be working through the weekend to enable a substantive review by the Board and response to TFI by the evening of Monday, December 18, 2023.

On December 16, 2023, the Board held a special meeting with Company management and representatives of each of J.P. Morgan and Kirkland in attendance. Company management presented an update on conversations with TFI. Kirkland presented a legal framework, including a discussion of fiduciary duties, for the Board’s analysis of Company management’s projections, as they relate to possible transactions with each of Party D and TFI and to the Company’s opportunity to continue as a standalone public company. Following this discussion, Company management presented its five-year financial projections for the Company (as defined and more fully described under the heading “— Certain Financial Projections”) (the “Projections”) to the Board. Company management and the Board discussed, among other things how the Projections were built, key assumptions used and material considerations that framed Company management’s assumptions, headwinds and tailwinds for the business, and qualitative perspectives on the business and outlook for growing stockholder value over the coming years. Following Company management’s presentation, the Board asked questions regarding and discussed the Projections, including in light of market commentary indicating the potential for pushing the forecasted full-year earnings recovery in the transportation and logistics industry into 2025, continuing heightened capital expenditure by the Company through 2025, anticipation of increasing competition in the Company’s higher margin services, execution risks if the Company were to pursue its transformation plan, and efficiencies and other effects a sale of the Flatbed Perimeter would have on the Company’s remaining business, among other things. Following the discussion regarding the Projections, the Board, along with Company management, J.P. Morgan and Kirkland, discussed potential next steps for each of the possible transaction with TFI and the possible transaction with Party D, and strategized ways to maximize stockholder value, on a risk-adjusted basis, in each scenario. Following this discussion, J.P. Morgan provided its timing, and an outline of the process for its valuation. Mr. Serianni instructed the Board that they should be prepared to participate in another meeting the following day and concluded the meeting.

Later that day, representatives of Party D contacted representatives of J.P. Morgan to indicate Party D would increase its proposed enterprise value for the Flatbed Perimeter from $450 million to $455 million, but affirmed that it would only be willing to pursue the transaction if the Company entered into an exclusivity arrangement with Party D or, alternatively, paid $3.4 million to Party D as consideration for Party D’s expenses incurred to date, in either case, by the close of business on December 18, 2023.

On December 17, 2023, the Board held a special meeting with Company management and representatives of each of J.P. Morgan and Kirkland in attendance. J.P. Morgan provided an overview of the offers from each of Party D and TFI. The Board and J.P. Morgan again discussed the assumptions built into and risks associated with the Projections. J.P. Morgan further presented its preliminary financial analysis of the Company in the context of a potential sale of the entire Company to TFI. The Board discussed the distinct risks and benefits to the Company and its stockholders of each of the contemplated Flatbed Perimeter sale to Party D and sale of the entire Company to TFI, including, among other things, the importance of retaining key personnel in either transaction, operational risks of continuing to operate as a smaller public company in the case of a sale of the Flatbed Perimeter to Party D and market-based risks generally, which had most recently resulted in disappointing offers from the Specialized Perimeter sale process. The Board also discussed the fact that the trading price for the Company’s Common Stock was at a low point relative to historic values and prior offers, and that the Board did not see a path for the trading price of the Common Stock to return to its historic highs for several years, in light of industry headwinds and the Company’s projected cost of financing. Through these discussions, it was the sense of the Board that the contemplated transaction with TFI was likely to generate greater stockholder value than the proposed transaction with Party D. The Board further discussed strategies for pursuing a transaction with TFI on an expedited basis while maintaining optionality with Party D and for retaining Company management and other key personnel following the contemplated announcement of a transaction. Timing surfaced as a strategic focus in the Board’s discussion; with that in mind, and acknowledging the 2021 sales process and the broadly marketed process to sell the Specialized Perimeter, the Board agreed that revisiting transaction discussions with other third parties that had indicated an interest in pursuing a transaction with the Company in the past was unlikely to produce incremental value for the Company and could be disadvantageous to the Company’s current pursuits with TFI and Party D. The Board agreed that Company management, together with the Company’s advisors, should focus on the two viable offers. Kirkland then presented the proposed terms of the Merger Agreement, and discussed questions and feedback from the Board. At the conclusion of the meeting, the Board authorized Company management and the Company’s advisors to revert to TFI, indicating that the Board is expecting a price in the mid- to high-$8 range per share of Common Stock, and to Party D, indicating that the Company remained interested in a sale of the Flatbed Perimeter and was continuing to evaluate Party D’s proposal.

Later that day, J.P. Morgan connected with Mr. Saperstein to relay the Board’s message that the price per share of Common Stock would need to increase and that the Board was expecting something in the mid- to high-$8 range per share of Common Stock. Mr. Saperstein indicated that he would need to discuss with Mr. Bedard and TFI’s Board of Directors, but would revert promptly.

Also on December 17, 2023, Kirkland delivered an initial draft of the Merger Agreement to TFI and Scudder Law Firm, P.C., L.L.O. (“Scudder”), outside legal counsel to TFI. The Merger Agreement contemplated, among other things, a “no-shop” provision and a Company termination fee equal to 3.0% of the equity value of the Company. Over the course of the following days, the Company and Kirkland negotiated the terms of the Merger Agreement with TFI and Scudder.

On the morning of December 18, 2023, Mr. Saperstein reached out to J.P. Morgan to indicate that TFI remained interested in the contemplated transaction but needed the Company to propose a price at which the Board would be willing to transact, instructing that the Company should come as close to $8.00 per share of Common Stock as possible. Messrs. Serianni and Shepko called each of the directors to discuss TFI’s feedback and a price at which the Company would seriously consider a transaction. Following further discussion among Messrs. Serianni and Shepko and representatives of J.P. Morgan, and with the Board’s authorization, the Company provided a counter-proposal of $8.45 per share of Common Stock to TFI on the evening of December 18, 2023. Mr. Saperstein communicated to representatives of J.P. Morgan that TFI accepted the Company’s proposed $8.45 per share, subject to final diligence and negotiation of key transaction terms, and J.P. Morgan relayed that information to the Company.

On the morning of December 18, 2023, at the direction of the Company following receipt of a partially revised draft of the purchase agreement for the Flatbed Perimeter from Party D’s outside legal counsel on December 17, 2023, representatives of Kirkland and Party D’s outside legal counsel discussed the Company’s initial responses to Party D’s comments.

On December 19, 2023, prior to receiving the revised draft of the Merger Agreement from Scudder, representatives of Kirkland and Scudder discussed certain high-level issues in the Merger Agreement, including the treatment of executive compensation and management incentive equity awards in connection with the closing of the Merger and the efforts standard applicable to TFI’s obligation to obtain required antitrust approvals, among other things. After this discussion, Scudder provided a revised draft of the Merger Agreement to Kirkland.

The evening of December 19, 2023, Company management and representatives of Kirkland and J.P. Morgan discussed issues presented by TFI’s comments on the Merger Agreement. Among these issues were TFI’s revised proposal to the compensation terms which contemplated replacing Daseke incentive equity awards with TFI incentive equity awards following the closing of the contemplated Merger (rather than cashing out the Daseke incentive equity awards, alongside the Daseke stockholders who would receive cash in respect of their Common Stock) and reducing TFI’s obligation to maintain certain compensation and benefit opportunities for Company employees following the closing of the contemplated Merger. Management came to the conclusion that there was a gap between TFI’s and the Company’s expectations regarding the Company’s existing and anticipated treatment of executive compensation matters in connection with the closing of the proposed transaction. The Company and its advisors further discussed how best to address these positions with TFI.

On the morning of December 20, 2023, Messrs. Serianni, Shepko and Roy met with representatives of Kirkland and J.P. Morgan to review open issues presented by TFI’s comments on the Merger Agreement and prepare Mr. Serianni for a scheduled discussion with Mr. Saperstein.

Later that same morning, Mr. Serianni and a representative of J.P. Morgan discussed with Mr. Saperstein a potential resolution for open commercial issues, including means of retaining key personnel, severance for members of the Company’s management team who resign for good reason or are terminated without cause, change in control bonuses for certain of the Company’s key personnel and treatment of incentive equity awards in connection with closing of the contemplated transaction. Mr. Serianni explained that the Compensation Committee previously commenced the process of updating the Company’s compensation program and developing a change in control severance program prior to receiving TFI’s proposal on December 14, 2023, and saw the value of retaining key personnel following signing, in order to manage the Company successfully through closing or, if the transaction failed to close for any reason, on a go-forward basis to maintain the Company’s value as a going concern. In concluding the discussion, Mr. Saperstein indicated that he would need to discuss with Mr. Bedard before reverting with TFI’s position on these issues.

In the meantime, and also on December 20, 2023, representatives of Kirkland and Scudder again discussed TFI’s revisions to the Merger Agreement and proposed revisions to resolve open issues.

Over the course of the same day, representatives of the Company’s and TFI’s executive management teams and their respective advisors, continued to discuss their respective proposals and potential compromises in respect of the open executive compensation issues. That afternoon, Mr. Saperstein communicated to Messrs. Serianni and Shepko TFI’s unwillingness to move from its previously stated positions on executive compensation matters.

On the evening of December 20, 2023, the Board held a special meeting with Company management and representatives of each of J.P. Morgan and Kirkland in attendance. The Board discussed, among other things, the status of negotiations with TFI and the status of negotiations with Party D, which the Company was attempting to keep engaged while focusing on the possible transaction with TFI. In addition to Messrs. Serianni’s and Shepko’s update regarding discussions with TFI, representatives of J.P. Morgan also provided an update to the Board regarding their discussions with TFI regarding TFI’s outstanding offer of $8.45 per share of Common Stock and the parties’ differing views on the amount and terms of retention payments and severance payments, and the treatment of management incentive equity in connection with the closing of the proposed transaction, which TFI had factored into its offer price. The Board discussed the value of the proposed transaction to the Company and its stockholders and that retaining key personnel following signing would be critical to realizing stockholder value, whether to manage the Company successfully through closing or, if the transaction failed to close for any reason, on a go-forward basis to maintain the Company’s value as a going concern. Representatives of Kirkland revisited fiduciary duties of the directors and also of Company management. Kirkland also provided its views on the key terms of the Merger Agreement and updates from the previous discussion at the December 17th meeting. Following further discussion regarding the benefits and risks associated with the proposed transaction, with or without market compensation for key personnel, the Board agreed to press TFI to accept the Company’s proposed package for retention of key personnel, severance for members of the Company’s management team who resign for good reason or are terminated without cause, and treatment of the incentive equity awards at closing of the contemplated transaction. The directors further discussed whether, if presented with an ultimatum regarding the open compensation issues (as the Company’s advisors indicated may be forthcoming), it would be in the best interests of the Company and its stockholders to consider a marginally lower price per share of Common Stock and, after weighing the risks and benefits of the potential compromise the sense of the Board was that they would be willing to consider such a proposal. In concluding the meeting, the Board affirmed its authorization for management (together with the Company’s advisors) to continue negotiating with TFI to seek resolution of the remaining issues.

On the evening of December 20, 2023, consistent with the Board’s direction, Mr. Shepko called Mr. Saperstein to further discuss the open executive compensation matters, including means of retaining key personnel, severance available to members of the Company’s management team who resign for good reason or are terminated without cause, and change in control bonuses for the certain of the Company’s key personnel.

Also on the evening of December 20, 2023, Kirkland sent a revised draft of the Merger Agreement to Scudder. This version of the Merger Agreement reverted to the Company’s original position on treatment of incentive equity awards in connection with the closing of the contemplated transaction, reverted to the Company’s original position regarding TFI’s obligations to pursue antirust and regulatory approvals (a so called “hell or high water” standard) and accounted for treatment of the Convertible Preferred Stock and Nonconvertible Preferred Stock in connection with the closing of the contemplated transaction, among other things.

Over the course of December 21, 2023, Messrs. Serianni, Shepko and Saperstein, together with various advisors to the Company and to TFI, continued to discuss retention of the Company’s management and other key personnel, treatment of the incentive equity awards and severance terms in connection with the contemplated change of control. These negotiations culminated in a conversation between Mr. Saperstein and representatives of J.P. Morgan, in which Mr. Saperstein conveyed that TFI would not agree to the terms proposed by the Company in respect of retention, severance and incentive equity award treatment. On the afternoon of December 21, 2023, following further discussion with the Company’s advisors and in light of the Board’s guidance in the latest Board meeting, Mr. Serianni reached out to each of the directors to update them regarding the latest positions from TFI.

Upon receipt of affirming guidance from the other directors, on the evening of December 21, 2023, Messrs. Serianni and Shepko affirmed to Mr. Saperstein the Board’s commitment to retention of key personnel following announcement of a transaction and proposed that the parties share the cost associated with the mutual benefit of retaining key personnel through the interim period and following closing by agreeing to (i) an increased retention pool of $7.5 million (which amount was within the range previously provided as an indication of “market” by the Company’s compensation consultant), to be allocated at the discretion of the Compensation Committee, replace the outstanding incentive equity awards with comparable awards in TFI equity at closing of the contemplated transaction and severance for the executive management team based on the change in control severance plan term sheet previously presented to the Compensation Committee prior to discussions regarding the proposed transaction and provided to TFI, in exchange for (ii) a purchase price of $8.30 per share of Common Stock. Later that evening, TFI communicated to the Company, through their respective counsels, that, subject to alignment on a final draft of the Merger Agreement, TFI would be willing to transact on the terms proposed by the Company and a cash price of $8.30 per share of Common Stock.

On the evening of December 21, 2023, Scudder sent a revised draft of the Merger Agreement to Kirkland.

Late on the evening of December 21, 2023, the Board held a special meeting with Company management and representatives of each of J.P. Morgan and Kirkland in attendance. Messrs. Serianni and Shepko provided an update regarding negotiations with TFI. At the request of the Board, J.P. Morgan presented its financial analysis of the proposed transaction to the Board and delivered its oral opinion, which was subsequently confirmed by delivery of its written opinion, dated December 22, 2023, to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration of $8.30 per share of Common Stock to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. For more information, please see the section of this proxy statement titled “— Opinion of J.P. Morgan Securities LLC.” Kirkland reviewed with the Board its fiduciary duties, generally and in the context of a sale of the Company. Kirkland also reviewed with the Board the material terms of the Merger Agreement and revisions to the terms negotiated since the Board’s prior meeting. Representatives of Kirkland then described the resolutions presented to the Board. After further discussion and consideration of the factors described under the section of this proxy statement titled “— Reasons for the Merger; Recommendation of the Daseke Board” by the Board, the Board unanimously (i) determined that the Merger Agreement and contemplated Transactions, including the Merger, are fair to, and in the best interests of, the Company and the holders of Common Stock, (ii) approved and declared advisable the Merger Agreement and the contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved to recommend that the holders of Common Stock vote in favor of the adoption of the Merger Agreement and the contemplated Transactions, including the Merger, and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by holders of Common Stock at a meeting thereof.

Following the approval of the Board of the Merger and the Merger Agreement, early in the morning on December 22, 2023, the parties finalized and executed the Merger Agreement and the other documentation related to the proposed transaction.

On December 22, 2023, prior to commencement of trading of Common Stock on Nasdaq, the Company issued a press release announcing the proposed transaction.

Reasons for the Merger; Recommendation of the Daseke Board

After careful consideration, the Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the holders of Common Stock, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved to recommend that the holders of Common Stock vote in favor of the adoption of the Merger Agreement and the Transactions, including the Merger, and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by holders of Common Stock at a meeting thereof. Accordingly, the Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement at the Special Meeting.

In evaluating the Merger, the Board consulted with Company management and the Company’s legal, financial and tax advisors and, in the course of reaching its decision, the Board reviewed a significant amount of information and considered a number of potentially positive factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including, among others, the following (not necessarily in order of relative importance):

•        Merger consideration.    The Board considered the fact that the merger consideration would be paid solely in cash, providing certainty of value and immediate liquidity to the Company’s stockholders while avoiding potential long-term business and execution risks. The agreed merger consideration to be paid by Parent was also the result of arm’s-length negotiations between the parties and their respective advisors, following an extensively marketed process, and included a price increase of $0.80 per share from the $7.50 per share included in the initial non-binding indication of interest TFI submitted on December 14, 2023 (representing an increase in merger consideration of more than 10%). The Board further considered the value of $8.30 per share of Common Stock to be paid in cash as merger consideration relative to (i) the Board’s estimate of the current and future value of the Company as an independent entity, (ii) the Board’s estimate of the absolute and risk-adjusted current and future values of the Company as a smaller public company with lower leverage after giving effect to the contemplated sale of the Flatbed Perimeter to Party D, and (iii) the market price of the Common Stock on December 21, 2023, the last trading day before public announcement of the Merger.

•        Premium.    The Board considered that the $8.30 per share of Common Stock to be paid in cash as merger consideration represents a premium of (i) approximately 69% over the $4.91 per share closing price of Company’s stock on December 21, 2023, the last trading day before public announcement of the Merger, and (ii) approximately 82% over the Company’s 30-trading day volume-weighted average price as of December 21, 2023. The Board further considered that, if the Company did not enter into the Merger Agreement with TFI, there could be a considerable number of years before the trading price per share of the Common Stock would reach and sustain the premium represented by the per share merger consideration, as adjusted for present value at a market-based discount factor (even assuming full realization of the Projections, without risk-adjustment).

•        Potential strategic alternatives.    The Board considered that the merger consideration of $8.30 per share of Common Stock was more favorable to the Company’s stockholders on a risk-adjusted basis than the potential value that might result from the alternatives reasonably available to the Company (including remaining a standalone public company and pursuing a sale of the Flatbed Perimeter to Party D), based upon the directors’ extensive knowledge of (i) the Company’s business, assets, financial condition and results of operations, (ii) the Company’s historical and projected financial performance, (iii) the Company’s historic pursuit of other strategic alternatives and the limited traction that resulted from marketed processes, (iv) the belief that the timing, anticipated risks, likelihood of accomplishing other strategic alternatives and likelihood of there being another potential purchaser for the Company that would engage in a transaction in the near term and at a price greater than $8.30 per share of Common Stock weighted the best interests of the Company and its stockholders in favor of the Merger and (v) the tax consequences for the Company and its stockholders associated with strategic alternatives to the Merger reasonably available to the Company.

•        Current condition and future prospects.    The Board considered information with respect to the Company’s historical, current and future financial condition, results of operations, competitive position and business strategy in relation to industry, regulatory, economic and market conditions, trends and cycles and the risks and challenges associated with achieving greater stockholder value through strategic alternatives to the Merger in light of those conditions, trends and cycles (including the tight driver market, inflationary headwinds, the impact of increasing fuel and insurance costs, the availability and pricing of equipment and current market expectation that recovery of the transportation and logistics industry will be delayed, among other things, each of which could negatively affect the Company’s results of operations and the trading price of Common Stock).

•        Risks associated with continued independence.    While the Board remained supportive of management’s transformation plan and optimistic about the Company’s prospects on a standalone basis, it also considered the risks associated with operating as a standalone company, including the potential execution risks associated with the transformation plan, the achievability of meeting Projections and the potential risk associated with the possibility that, even if the transformation plan were fully realized, the market may not reflect that realization in the trading price of the Common Stock.

•        Opinion of the Company’s financial advisor.    The Board of Directors considered the oral opinion of J.P. Morgan, which was subsequently confirmed by delivery of its written opinion, rendered to the Board, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. For more information, see the section titled “— Opinion of J.P. Morgan Securities LLC” in this proxy statement.

•        Negotiations with TFI and other prospective buyers.    The Board considered the benefits that the Company and its advisors were able to obtain during extensive negotiations with TFI and other prospective bidders and that the Merger Agreement was the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and in the best interests of the Company and its stockholders and provided a high degree of closing certainty.

•        Merger Agreement terms.    The Board considered, in consultation with its counsel, the terms of the Merger Agreement, including:

•        the fact that TFI, as the fully capitalized public company and parent to all of its operating subsidiaries, is contractually bound by the Merger Agreement, including the obligations to use its reasonable best efforts to complete the transactions contemplated by the Merger Agreement and to close such transactions upon satisfaction of the conditions precedent;

•        the fact that the consummation of the Merger is not conditioned on TFI’s ability to obtain financing;

•        the fact that adequate provision was made for the Company to retain executive management and key personnel and maintain their operating flexibility to preserve the Company’s business during the interim period;

•        the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard, as applied by courts;

•        while the Merger Agreement restricts the Company’s ability to solicit competing bids to acquire the Company, (i) the Board has rights, under certain circumstance, to engage in discussion with, and provide information to, third parties submitting unsolicited competing proposals and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board determines to reflect a superior proposal, subject to payment of the $12.45 million termination fee (representing approximately 3% of the equity value implied by the per share price for the Common Stock in the transaction, which is consistent with or lower than fees in comparable transactions), (ii) the likelihood that a fee of that size would not be a meaningful deterrent to alternative acquisition proposals and (iii) the fact that the timing of the Merger would provide ample opportunity for any third parties to submit informed proposals;

•        the Board’s right to change its recommendation in connection with a superior proposal or an intervening event prior to obtaining the Company stockholder approval if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to make such change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, subject to certain notice requirements and “matching rights” in favor of TFI, as well as TFI’s right to terminate the Merger Agreement and receive payment of the Company termination fee; and

•        the fact that consummation of the Merger is subject to the approval of the Company’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement.

•        Likelihood of consummation.    The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals and the remedies available to the Company under the Merger Agreement, as well as the level of commitment by TFI to obtain the applicable consents imposed by regulators in connection with securing such approvals, including the actions described in the section titled “The Merger Agreement — Efforts to Close the Merger” in this proxy statement.

•        TFI’s reputation.    The Board considered the favorable business reputation and capabilities of TFI and its management, including their demonstrated ability to complete acquisition transactions.

•        Appraisal rights.    The Board considered the fact that stockholders who do not vote to adopt the Merger Agreement and who comply with the requirements of the DGCL will have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under the DGCL.

In the course of reaching its decision, the Board also considered a number of potentially negative factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including, among others, the following (not necessarily in the order of relative importance):

•        Participation in future gains.    The Board considered the fact that the Company will no longer exist as an independent public company and the Company’s stockholders will forgo any future increase in the Company’s value that might result from the Company’s earnings or possible growth as a standalone company. The Board further recognized that the transportation and logistics industry, generally, and the Company, specifically, are presently in a market trough as the result a challenged rate environment, inflationary headwinds (including fuel) and a soft secondary market for equipment sales, among other factors, and that any recovery in the market will be more gradual (and potentially less robust) than previously expected. Accordingly, while the Board remained confident in management and the Company’s prospects on a standalone basis relative to its peers, the Board evaluated whether the premium reflected in the Merger Consideration constituted fair value for the loss of the potential stockholder benefits that could be realized by the Company’s strategic plan, on a risk-adjusted basis, accounting for an anticipated delay in the recovery of the transportation and logistics industry and execution risk, among other things.

•        Loss of key personnel and commercial relationships.    The Board considered the risk that, despite retention efforts prior to consummation of the Merger, the public announcement of the Merger may have a negative effect on the Company’s ability to retain key personnel and critical commercial relationships with customers, suppliers, drivers and contractors.

•        Restrictions on the operation of the Company’s business.    The Board considered the restrictions on the conduct of the Company’s business prior to the completion of the Merger, including restrictions on realizing certain business opportunities or taking certain strategic actions with respect to the Company’s operations that the Company would otherwise take, absent the pending Merger.

•        Risks associated with a failure to consummate the Merger.    The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and, as a result, the possibility that the Merger might not be completed. The Board noted the fact that, if the Merger is not completed, (i) the Company will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to the Company’s operations, diversion of management and employee attention, employee and driver attrition and a potentially negative effect on the Company’s business and customer relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the price of the Company’s common stock will decline, potentially significantly, and (iii) the market’s perception of the Company could be adversely affected.

•        Regulatory risk.    The Board considered the risk that the completion of necessary regulatory reviews, including under the HSR Act and Canadian Transportation Act, which is beyond the Company’s control, may be delayed, conditioned or denied.

•        No solicitation.    The Board considered the restrictions in the Merger Agreement on the Company’s ability to solicit competing bids to acquire the Company during the pendency of the Merger and that, subject to certain conditions set forth in the Merger Agreement, in the event of the Company’s receipt of a superior proposal, the Company is required to negotiate in good faith with TFI (if requested by TFI) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to enter into an alternative acquisition agreement with respect to a superior proposal.

•        Adverse recommendation change.    The Board considered the restrictions in the Merger Agreement on the Board’s ability to make an adverse recommendation change and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential adverse recommendation change by the Board, the Company is required to negotiate in good faith with TFI (if requested by TFI) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to make an adverse recommendation change.

•        Stockholder vote.    The Board considered that neither the Company’s obligation to hold a Special Meeting for purposes of obtaining a stockholder vote on the adoption of the Merger Agreement nor the Company’s ability to terminate the Merger Agreement would be affected by an adverse change in the Board’s recommendation to stockholders.

•        Termination fee.    The Board considered the possibility that the $12.45 million Company termination fee payable to TFI in certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

•        Tax treatment.    The Board considered the fact that the Merger Consideration consists exclusively of cash and, accordingly, any gains arising from receipt of the Merger Consideration would generally be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

•        Stockholder litigation.    The Board considered the impact on the Company of potential stockholder litigation in connection with the Merger Agreement and the Transactions.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Merger, but includes the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to approve and declare advisable and fair to and in the best interests of the Company and its stockholders, the Merger Agreement, the Merger and the other Transactions in light of the factors described above and other factors that the members of the Board believed were appropriate.

Portions of this explanation of Company’s reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the “Cautionary Note Regarding Forward-Looking Statements” section of this proxy statement.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated September 20, 2023, Daseke retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.

At the meeting of the Board of Directors on December 21, 2023, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of Daseke Common Stock in the proposed

Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 21, 2023 oral opinion by delivering its written opinion to the Board of Directors, dated December 22, 2023, that, as of such date, the Merger Consideration to be paid to the holders of Daseke Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated December 22, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Daseke stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Daseke or as to the underlying decision by Daseke to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Daseke as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

•        reviewed a draft dated December 21, 2023 of the Merger Agreement;

•        reviewed certain publicly available business and financial information concerning Daseke and the industries in which it operates;

•        compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•        compared the financial and operating performance of Daseke with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Daseke Common Stock and certain publicly traded securities of such other companies;

•        reviewed certain internal financial analyses and forecasts prepared by the management of Daseke relating to its business; and

•        performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Daseke with respect to certain aspects of the Merger, and the past and current business operations of Daseke, the financial condition and future prospects and operations of Daseke and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Daseke or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Daseke, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Daseke, Parent or Acquisition Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Daseke to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other Transactions will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Daseke, Parent and

Acquisition Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Daseke with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Daseke or on the contemplated benefits of the Merger.

The projections furnished to J.P. Morgan were prepared by the management of Daseke. Daseke does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of Daseke, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the “— Certain Financial Projections” section of this proxy statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion notes that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Daseke Common Stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of Daseke or as to the underlying decision by Daseke to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of Daseke Common Stock in the proposed Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between Daseke and Parent, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the proposed Merger or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board of Directors on December 21, 2023 and contained in the presentation delivered to the Board of Directors on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Daseke with similar data for certain selected publicly traded companies in the truckload industry that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be reasonably analogous to Daseke’s business or aspects thereof. The companies selected by J.P. Morgan were:

•        Knight-Swift Transportation Holdings Inc.

•        Schneider National, Inc.

•        Werner Enterprises, Inc.

•        Heartland Express, Inc.

The selected companies were chosen, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Daseke based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed are identical to Daseke and certain of these companies have financial and operating characteristics that are materially different from those of Daseke. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Daseke.

Using information obtained from the selected companies’ public filings and FactSet Research Systems as of December 20, 2023, J.P. Morgan calculated for each selected company and for Daseke the ratio of such company’s firm value (which we refer to for purposes of this section of this proxy statement as “FV”) to the consensus equity research analyst estimates for such company’s earnings before interest, taxes, depreciation and amortization (which we refer to for purposes of this section of this proxy statement as “Adj. EBITDA”) for the calendar year 2024 (which we refer to for purposes of this section of this proxy statement as “FV/2024E Adj. EBITDA”).

Based on the results of the above analyses and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected a FV/2024E Adj. EBITDA multiple reference range of 4.5x to 6.0x, and J.P. Morgan then applied that reference range to Daseke’s projected Adj. EBITDA for the year ending December 31, 2024, as reflected in the Daseke Projections (as defined and summarized in the “— Certain Financial Projections” section of this proxy statement). Based on the foregoing, this analysis indicated a range of implied equity values per share of Daseke Common Stock of $3.15 to $8.70, rounded to the nearest $0.05, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

Selected Transactions Multiple Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions since 2007 involving target companies or businesses in the truckload industry that engaged in businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be reasonably analogous to Daseke’s business or aspects thereof. None of the selected transactions reviewed were identical to the Merger contemplated by the Merger Agreement. Certain of these transactions may have characteristics that are materially different from those of the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger. Specifically, J.P. Morgan reviewed the following transactions:

Date Announced	Acquiror	Target
Jan-07	Saint Corporation	Swift Transportation Co., Inc.
Jun-07	New Mountain Lake Holdings, LLC	U.S. Xpress Enterprises, Inc.
Jul-07	Con-way Inc.	Contract Freighters Inc.
Nov-13	Heartland Express, Inc.	Gordon Trucking, Inc.
Jun-14	TransForce Inc.	Transport America, Inc.
Jul-14	TransForce Inc.	Contrans Group Inc.
Oct-14	Knight Transportation Inc.	Barr-Nunn Transportation Inc.
Oct-16	TransForce Inc.	XPO Logistics, Inc.’s truckload business
Apr-17	Knight Transportation, Inc.	Swift Transportation Company
May-17	Hub Group Trucking, Inc.	Estenson Logistics, LLC
Jun-22	P.A.M. Transportation Services Inc.	Metropolitan Trucking Inc.
Jun-22	Deutsche Bahn AG	USA Truck, Inc.
Aug-22	Heartland Express, Inc.	Contract Freighters Inc.

For each of the selected transactions, using publicly available information, J.P. Morgan calculated the multiple of the target company’s FV implied in the relevant transaction by the consideration paid in such transaction to the target company’s Adj. EBITDA for the 12-month period immediately preceding the announcement of the applicable transaction (which we refer to for purposes of this section of this proxy statement as the “FV/LTM Adj. EBITDA”).

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected a FV/LTM Adj. EBITDA multiple reference range of 4.5x to 6.0x, and J.P. Morgan then applied that reference range to Daseke’s estimated Adj. EBITDA for the year ended December 31, 2023 as reflected in the Daseke Projections. Based on the foregoing, this analysis indicated a range of implied equity values per share of Daseke Common Stock, rounded to the nearest $0.05, of $3.35 to $8.95, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis of Daseke using the unlevered free cash flows that Daseke was forecasted to generate from calendar year 2024 through 2028 based on the Daseke Projections. For purposes of this analysis, stock-based compensation was treated as a cash expense. J.P. Morgan calculated a range of terminal values for Daseke at the end of such period by applying perpetuity growth rates ranging from 1.25% to 1.75% to the unlevered free cash flows of Daseke during the terminal year based on the Daseke Projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2023 using a range of discount rates from 9.0% to 10.0%, which was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of Daseke. The ranges of present values were then added together to derive a range of FVs for Daseke, which was then adjusted by subtracting Daseke’s net debt as of December 13, 2023 based on the Daseke Projections, and dividing the result by the fully diluted number of shares of Daseke Common Stock outstanding as of December 13, 2023 as provided by the management of Daseke.

Based on the foregoing, this analysis indicated a range of implied equity values per share of Daseke Common Stock, rounded to the nearest $0.05, of $5.35 to $8.90, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

Other Information

J.P. Morgan also reviewed and presented other information, solely for informational purposes, including the following analyses:

Public Trading Multiples Analysis.    Using information obtained from its review of the selected companies described in the “— Public Trading Multiples Analysis” section of this proxy statement, J.P. Morgan calculated for each selected company and for Daseke the ratio of such company’s share price to the estimates for such company’s diluted earnings per share (which we refer to for purposes of this section of this proxy statement as “EPS”), for the calendar year 2024 (which we refer to for purposes of this section of this proxy statement as “Price/2024E EPS”). Based on the results of the above analyses and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected a Price/2024E EPS multiple reference range of 16.5x to 32.0x, and J.P. Morgan then applied that reference range to Daseke’s projected EPS for the year ending December 31, 2024, as reflected in the Daseke Projections. Based on the foregoing, this analysis indicated a range of implied equity values per share of Daseke Common Stock, rounded to the nearest $0.05, of $5.10 to $9.90, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

52-Week Historical Trading Range.    J.P. Morgan reviewed the share price trading history of Daseke Common Stock for the 52-week trading range ending on December 20, 2023. During this period, J.P. Morgan noted that shares of Daseke Common Stock traded as low as $4.29 per share and as high as $9.23 per share, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

Analyst Price Targets.    J.P. Morgan reviewed the price targets set by published equity research analysts for shares of Daseke Common Stock prior to December 20, 2023. The price targets ranged from a low of $6.00 per share to a high of $9.00 per share, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

However, J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but presented these analyses for reference purposes only.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Daseke. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Daseke, and none of the selected transactions reviewed were identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Daseke. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Daseke and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Daseke with respect to the Merger and deliver an opinion to the Board of Directors with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Daseke and the industries in which it operates.

For services rendered in connection with the Merger and the delivery of its opinion, Daseke has agreed to pay J.P. Morgan a fee of approximately $[        ], of which $5 million became payable upon delivery of the opinion and the remainder of which is contingent and payable upon the closing of the Merger. In addition, Daseke has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Daseke for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as exclusive financial advisor to Daseke in connection with its repurchase of Daseke Common Stock from Daseke’s founder in November 2022. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Parent for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger for an amendment to a revolving credit facility for Parent and certain subsidiaries of Parent in September 2022 and acting as exclusive financial advisor to Parent in connection with its divestiture of certain assets to Heartland Express in August 2022. During the two-year period preceding delivery of its opinion ending on December 22, 2023, the aggregate fees recognized by J.P. Morgan from Daseke were approximately $2.5 million and from Parent were approximately $5 million. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Daseke, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of

Daseke and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Daseke or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Projections

Daseke does not, as a matter of general practice, prepare or publicly disclose long-range financial forecasts due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, in connection with the Board’s evaluation of strategic alternatives, at the request of the Board, Daseke management prepared non-public, unaudited prospective financial information of Daseke for fiscal years 2023 through 2028 (along with comparable historic information for fiscal years 2019 through 2022) reflecting what Daseke management believed were the best then-available estimates and judgments of future financial performance for such periods of Daseke (i) as a standalone public company without engaging in any acquisitions or divestitures (the “WholeCo Projections”) and (ii) after giving effect to a sale of the Flatbed Perimeter (the “RemainCo Projections” and, together with the WholeCo Projections, the “Projections”), each of which were provided to the Board in connection with its review of strategic alternatives.

The summaries of the Projections are not being included in this proxy statement to influence any Daseke stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles (“GAAP”) (and the Projections do not include footnote disclosures as may be required by GAAP). Neither Daseke’s independent registered public accounting firm nor any other audit firm has audited, reviewed, examined, compiled or performed any procedures with respect to the Projections or expressed any opinion or any other form of assurance with respect thereto.

The Projections summarized below, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond Daseke’s control. The Projections also reflect assumptions that are subject to change, including, but not limited to, assumptions regarding future industry performance; general business, economic, regulatory, litigation, market and financial conditions; and matters specific to Daseke’s business. The Projections cover multiple years, and thus, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to industry and market dynamics; general economic conditions and disruptions in the financial, debt, capital, credit or securities markets; competition; and those risks and uncertainties described in the Daseke’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See also the section titled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement.

In addition, the Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for Daseke’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. The Projections assume a freight market recovery beginning in the second half of 2024, with approximately a 5 to 10% rate increase and a 2 to 3% volume recovery, and normalization in the freight market starting in 2026. The Projections also assume an increase in the Adjusted EBITDA margin through 2025 (resulting from management’s cost savings initiatives and assumed favorable conditions in the freight market), capital expenditures as a percentage of revenue (to support market recovery through 2026 and, thereafter, to address maintenance, replacement and growth) and, with respect to the WholeCo Projections, that Daseke will not engage in any material acquisitions or dispositions. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections were prepared and do not give effect to any changes or expenses incurred after the date on which they were made, including as a result of the Merger or any effects of the Merger. Daseke does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even if any or all of the underlying assumptions are shown to be in error. There can be no assurance that the financial results in the Projections would be realized or that future actual financial results would not materially vary from those estimated in the Projections.

Certain of the measures included in the Projections are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the SEC’s rules concerning non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Board in connection with its consideration of the Merger Agreement or by J.P. Morgan for purposes of its financial analyses. Accordingly, Daseke has not provided a reconciliation of any financial measures included in the Projections.

WholeCo Projections

The WholeCo Projections were prepared by Daseke management and provided to the Board in connection with its evaluation of the Merger. The WholeCo Projections were also provided to J.P. Morgan and were approved by the Board for J.P. Morgan’s use and reliance for purposes of its financial analyses and fairness opinion provided to the Board orally on December 21, 2023 (and subsequently, in written form, on December 22, 2023) in connection with the Board’s evaluation of the proposed Merger, as described in the section titled “— Opinion of J.P. Morgan Securities LLC.”

The table below presents a summary of the WholeCo Projections, as prepared by Daseke management and provided by Daseke management to the Board and the Company’s advisors, including J.P. Morgan, reflecting a five-year forecast for the whole Company continuing to operate as a standalone public company. The WholeCo Projections summarized below are included solely to provide Daseke’s stockholders access to financial projections that were made available to the Board and the Company’s advisors, including J.P. Morgan, in connection with the proposed Merger and are not included in this proxy statement to influence any Daseke stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose.

($ in millions)	2019A	2020A	2021A	2022A	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	1,531	1,402	1,557	1,773	1,566	1,623	1,766	1,854	1,929	1,986
% Growth		(8.4)%	11.0%	13.9%	(11.7)%	3.6%	8.8%	5.0%	4.0%	3.0%
Adjusted EBITDA(1)	156	179	223	235	188	186	247	246	256	258
% Margin	10.2%	12.7%	14.3%	13.2%	12.0%	11.5%	14.0%	13.3%	13.3%	13.0%
Net Capital Expenditures	57	37	50	147	164	116	127	133	121	124
As % of Revenue	3.7%	2.6%	3.2%	8.3%	10.5%	7.2%	7.2%	7.2%	6.3%	6.3%
As % of Adjusted EBITDA	36.6%	20.6%	22.2%	62.4%	87.1%	62.5%	51.4%	54.1%	47.3%	48.1%

____________

(1)      The Company defines (a) Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest, (iii) income taxes, and (iv) other material items that management believes do not reflect the Company’s core operating performance, such as stock-based compensation, restructuring, impairment and severance, and (b) Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue (which the Company defines as revenue less fuel surcharge).

RemainCo Projections

The RemainCo Projections were also prepared by Daseke management and provided to the Board in connection with its evaluation of the Merger as a potential strategic alternative to the Merger. The RemainCo Projections were also provided to J.P. Morgan but were not used or relied on by J.P. Morgan in connection with its financial analyses and fairness opinion provided to the Board orally on December 21, 2023 (and subsequently, in written form, on December 22, 2023).

The table below presents a summary of the RemainCo Projections, as prepared by Daseke management and provided by Daseke management to the Board, reflecting a five-year forecast for the Company after giving effect to a sale of the Flatbed Perimeter to Party D at an enterprise valuation of $471 million. The RemainCo Projections summarized below are included solely to provide Daseke’s stockholders access to financial projections that were made available to the Board in connection with the proposed Merger, and are not included in this proxy statement to influence any Daseke stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose.

($ in millions)	2019A	2020A	2021A	2022A	2023E	2024E	2025E	2026E	2027E	2028E
Revenue(1)	889	842	867	1,004	1,081	1,134	1,236	1,310	1,375	1,430
% Growth		(5.3)%	2.9%	15.9%	8.4%	4.9%	9.0%	6.0%	5.0%	4.0%
Adjusted EBITDA(1)(2)	90	113	127	141	137	137	167	180	193	200
% Margin	10.1%	13.4%	14.6%	14.1%	12.7%	12.1%	13.5%	13.8%	14.0%	14.0%
Net Capital Expenditures(1)	55	62	81	111	133	85	105	98	103	107
As % of Revenue	6.2%	7.4%	9.3%	11.0%	12.3%	7.5%	8.5%	7.5%	7.5%	7.5%
As % of Adjusted EBITDA	60.8%	55.0%	63.6%	78.5%	97.1%	62.2%	63.0%	54.5%	53.6%	53.6%

____________

(1)      2019-2022 based on Specialized Segment figures including corporate allocated costs; 2023E based on 11 months of Daseke’s actual performance and one month of Daseke management’s forecast.

(2)      The Company defines (a) Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest, (iii) income taxes, and (iv) other material items that management believes do not reflect the Company’s core operating performance, such as stock-based compensation, restructuring, impairment and severance, and (b) Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue (which the Company defines as revenue less fuel surcharge).

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of Common Stock by the Company’s directors and executive officers are set forth in the section of this proxy statement titled “Security Ownership of Certain Beneficial Owners and Management.” In addition to their interests in the Merger as stockholders, the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. In considering the proposals to be voted on at the Special Meeting, you should be aware of these interests. Members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and to declare that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company and its stockholders, and in recommending that the holders of Common Stock vote for adoption of the Merger Agreement.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•        the closing of the Merger will occur on January 17, 2024, which is the latest practicable date prior to the filing of this proxy statement;

•        the relevant price per share of Common Stock is $8.30, which represents the Merger Consideration;

•        each non-employee director and executive officer holds the outstanding equity awards that were held by each non-employee director and such executive officer as of January 17, 2024 (excluding any Company PSUs (as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards”) that timed vested, and for which the performance period ended, on December 31, 2023, but have not been settled but will be settled prior to the actual date of the closing of the Merger (the “Settlement-Pending PSUs”)); and

•        the amounts set forth below regarding executive officer compensation are based on compensation levels as of January 17, 2024.

Daseke’s current executive officers are:

•        Jonathan Shepko, Chief Executive Officer;

•        Aaron Coley, Executive Vice President and Chief Financial Officer;

•        Scott Hoppe, Executive Vice President and Chief Operating Officer; and

•        Soumit Roy, Executive Vice President, Chief Legal Officer, General Counsel, and Corporate Secretary.

The disclosure below does not include Rick Williams, who was an executive officer of the Company prior to his retirement as Executive Vice President and Chief Operating Officer of the Company, effective May 31, 2023, and is not eligible to receive any payments or benefits in connection with the Merger, except insofar as he may hold shares of Common Stock.

Daseke’s current non-employee directors are:

•        Bruce Blaise;

•        Brian Bonner;

•        Catharine Ellingsen;

•        Grant Garbers;

•        Melendy Lovett;

•        Chuck Serianni; and

•        Ena Williams.

Treatment of Equity-Based Awards

For additional information regarding beneficial ownership of Common Stock by each of Daseke’s directors and named executive officers and beneficial ownership of Common Stock by all directors and executive officers as a group, see the section of this proxy statement titled “Security Ownership of Certain Beneficial Owners and Management.” Each of Daseke’s non-employee directors and current or former executive officers will be entitled to receive, for each share of Common Stock he or she holds as of immediately prior to the Effective Time, the same Merger Consideration in cash in the same manner as other holders of Common Stock.

Each of Daseke’s current executive officers holds Company RSUs and Company PSUs (as defined below), and Messrs. Shepko, Hoppe and Roy hold Company Options (as defined below) that, in each case, will be afforded the treatment described below. Daseke’s non-employee directors do not hold any outstanding equity awards other than outstanding Company Options (as defined below) held by Brian Bonner that will be afforded the treatment described below.

Under the Company’s 2017 Omnibus Incentive Plan, as amended and restated from time to time (the “Omnibus Plan”), Daseke has granted time-based options to purchase shares of Common Stock (“Company Options”), time-based restricted stock units (“Company RSUs”) and performance-based restricted stock units (“Company PSUs”) to employees and executive officers to incentivize and reward them for Daseke’s long-term corporate performance based on the value of Common Stock. Each of Daseke’s non-employee directors is granted Company RSUs under the Omnibus Plan and Messrs. Bonner and Shepko (in connection with his prior service as a non-employee director) were also previously granted Company Options in accordance with the terms of our non-employee director compensation policy.

At the Effective Time, all Daseke equity awards, including awards held by our non-employee directors and executive officers, that are outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

•        Company Options.    Each Company Option that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock subject to such Company Option and (ii) the excess, if any, of the

Merger Consideration over the exercise price per share of such Company Option (meaning that any Company Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled without any cash payment being made in respect thereof).

•        Vested Company RSUs.    Each outstanding Company RSU that is vested or will become vested at the Effective Time automatically in accordance with its terms solely as a result of the consummation of the Transactions will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company RSU and (ii) the Merger Consideration.

•        Unvested Company RSUs.    Except as otherwise agreed by the holder of the Company RSU and Parent, each unvested outstanding Company RSU will be converted into a time-based restricted stock unit of Parent (a “Parent RSU”), based on the exchange ratio specified in the Merger Agreement (the “Exchange Ratio”), with the same terms applicable to such Company RSU immediately prior to the Effective Time.

•        Vested Company PSUs.    Each outstanding Company PSU that is vested or will become vested at the Effective Time automatically in accordance with its terms solely as a result of the consummation of the Transactions will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company PSU (as determined in accordance with the terms of the applicable award agreement) and (ii) the Merger Consideration.

•        Unvested Company PSUs.    Except as otherwise agreed by the holder of the Company PSU and Parent, each unvested outstanding Company PSU will be converted into a Parent RSU, based on the Exchange Ratio and assuming target performance, with the same terms applicable to the Company RSUs immediately prior to the Effective Time (except that it will cliff vest on the date that would have been the end of the performance period under the terms applicable to such Company PSU immediately prior to the Effective Time).

Double-Trigger Parent RSUs

As more fully described in the section of this proxy statement titled “— Severance Entitlements” below, under the Merger Agreement, each of Daseke’s current executive officers is eligible to receive certain severance payments and benefits if he experiences a Qualifying Termination (as defined in the section of this proxy statement titled “— Severance Entitlements” below), which payments and benefits include the vesting of his Parent RSUs that he received in respect of his outstanding and unvested Company RSUs and Company PSUs.

Quantification of Potential Payments for Equity Awards

The table below sets forth (i) the number of in-the-money Company Options (all of which are fully vested), Company RSUs and Company PSUs (excluding any Settlement-Pending PSUs), as applicable, as of January 17, 2024 (the assumed date of the Merger solely for the purposes of this disclosure) held by each executive officer of Daseke and (ii) the estimated value of those awards (on a pre-tax basis). These estimated values have been calculated assuming the price of a share of Common Stock is $8.30, which represents the Merger Consideration. None of Daseke’s non-employee directors hold any in-the-money Company Options, Company RSUs, or Company PSUs as of January 17, 2024. The amounts in the table below do not include (i) any equity awards that may be granted following January 17, 2024, (ii) the out-of-the-money Company Options held by Messrs. Shepko, Hoppe, Roy and Bonner, which will be canceled at the Effective Time without any cash payment being made in respect thereof, or (iii) any Settlement-Pending PSUs. The actual value realized with respect to any Company

RSUs or Company PSUs cannot be determined with any certainty until the Parent RSUs that they are converted into are settled. For purposes of this table, we have assumed that the employment of all current executive officers will terminate immediately following the Merger (based on an assumed closing date of January 17, 2024).

	Shares Subject to In-the- Money Company Options (#)(1)	Value of In-the- Money Company Options ($)	Number of Unvested Company RSUs Held (#)(2)	Value of Unvested Company RSUs Held ($)	Number of Unvested Company PSUs Held (at Target Performance) (#)(3)	Value of Unvested Company PSUs Held (at Target Performance) ($)	Total ($)
Daseke Executive Officer
Jonathan Shepko	—	$—	258,609	$2,146,455	361,628	$3,001,512	$5,147,967
Aaron Coley	—	—	167,738	1,392,225	78,096	648,197	2,040,422
Scott Hoppe	—	—	50,000	415,000	50,000	415,000	830,000
Soumit Roy	178,300	1,191,044	57,033	473,374	81,639	677,604	2,342,022

____________

(1)      Consists of all in-the-money Company Options held by the individual, all of which are vested. As described above, these Company Options will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option.

(2)      Consists of all Company RSUs held by the individual, all of which are unvested. As described above, these Company RSUs will be converted into Parent RSUs, based on the Exchange Ratio, with the same terms applicable to such Company RSU immediately prior to the Effective Time, subject to full acceleration upon the executive officer’s Qualifying Termination.

(3)      Consists of all Company PSUs (excluding Settlement-Pending PSUs) held by the individual, all of which are unvested. As described above, these Company PSUs will be converted into Parent RSUs, based on the Exchange Ratio and assuming target performance, with the same terms applicable to the Company RSUs immediately prior to the Effective Time (except that they will cliff vest on the date that would have been the end of the performance period under the terms applicable to such Company PSU immediately prior to the Effective Time), subject to full acceleration upon the executive officer’s Qualifying Termination.

Severance Entitlements

Under the Merger Agreement, each of Daseke’s current executive officers is eligible to receive the following severance payments and benefits (the “Change in Control Severance Benefits”) upon any separation from the Company (other than a termination by the Company for “cause”) during the two-year period following the Effective Time (the “Change in Control Protection Period” and such termination during the Change in Control Protection Period, a “Qualifying Termination”):

•        Cash Severance Payment.    A lump sum cash payment equal to the sum of:

•        an amount equal to the product of (i) 2.5 for Mr. Shepko and 1.5 for Messrs. Coley, Hoppe and Roy and (ii) the sum of the executive officer’s (a) annualized base salary and (b) target annual bonus;

•        a pro-rated portion of the executive officer’s target annual bonus for the year of termination; and

•        an amount equal to the product of (i) 24 for Mr. Shepko and 18 for Messrs. Coley, Hoppe and Roy and (ii) the monthly amount of the employer portion of COBRA coverage, determined under the Company’s group health plans as in effect immediately prior to the date of the executive officer’s termination.

•        Parent RSU Vesting.    Accelerated vesting of the executive officer’s Parent RSUs that he received in respect of his outstanding and unvested Company RSUs and Company PSUs as described above in the section of this proxy statement titled “— Treatment of Equity-Based Awards.”

For purposes of the Change in Control Severance Benefits, “cause” has the meaning ascribed to such term in the Omnibus Incentive Plan and generally means (i) persistent neglect or negligence in the performance of the executive officer’s duties; (ii) conviction (including pleas of guilty or no contest) for any act of fraud, misappropriation or embezzlement, or for any criminal offense related to the Company, any of its subsidiaries or the executive officer’s service; (iii) any deliberate and material breach of fiduciary duty to the Company or its subsidiaries, or any other conduct that leads to the material damage or prejudice of the Company or any of its subsidiaries; or (iv) a material breach of a policy of the Company or its subsidiaries, such as the Company’s code of conduct.

The Change in Control Severance Benefits are subject to the executive officer’s timely execution (and non-revocation) of a general release of claims in favor of the Company and its affiliates on the Company’s standard form of release. The Change in Control Severance Benefits are the only severance benefits for which the executive officers are eligible during the Change in Control Protection Period and replace any severance payments available under the executive officers’ existing employment agreements during the Change in Control Protection Period.

The estimated amounts that would be payable to the executive officers in respect of the Change in Control Severance Benefits (excluding the amounts due to the accelerated vesting of Parent RSUs that were received in respect of outstanding and unvested Company RSUs and Company PSUs, which is more fully described in the section of this proxy statement titled “— Quantification of Potential Payments for Equity Awards” above) if the Merger were to be completed and they were to experience a Qualifying Termination in connection therewith are $5,297,790 for Mr. Shepko and $1,563,030 for Messrs. Coley, Hoppe and Roy. These estimates assume that the value of COBRA continuation coverage is $2,460 per executive officer per month and that the Merger closes on or before, and the Qualifying Termination occurs on, December 31, 2024 so that the pro-rated portion of the executive officer’s target annual bonus included in the lump sum cash severance payment is the full amount of the executive officer’s target annual bonus.

Retention Bonuses

Under the Merger Agreement, Daseke may establish a retention bonus program (the “Retention Bonus Program”) and make awards of retention bonuses to employees of Daseke and its subsidiaries. As of the date of this proxy statement, Daseke has not finalized individual allocation of retention bonuses. However, in connection with the 280G Mitigation Actions, which are more fully described in the section of this proxy statement titled “— 280G Mitigation Actions” below, Daseke determined that each of its current executive officers would participate in the Retention Bonus Program and would receive a minimum retention bonus in an amount equal to one times his base salary which is $825,000 for Mr. Shepko and $450,000 for Messrs. Coley, Hoppe and Roy (the “Retention Bonuses”). The Retention Bonuses were paid to the executive officers in December 2023, subject to the Repayment Requirement (as defined in the section of this proxy statement titled “— 280G Mitigation Actions” below). As of the date of this proxy statement, Daseke has not determined whether any executive officer would receive any additional retention bonus.

Retention Award

As previously disclosed, under his employment agreement, Mr. Hoppe is eligible to receive a retention award in the form of a single lump sum cash payment equal to $400,000 (the “Hoppe Retention Award”), payable on the first regularly scheduled pay date coincident with, or next following, the third anniversary of June 1, 2023, subject to Mr. Hoppe’s continued employment through such date; provided, that in the event that (x) the Company sells all or substantially all of its assets to a third party or (y) the Company merges with a third party, wherein it is no longer a publicly traded entity, the Retention Award will be payable within 70 days after the close of such sale or merger. Because Daseke will no longer be a publicly traded entity following the closing of the Merger, the Hoppe Retention Award will become payable within 70 days following the closing of the Merger. In connection with the 280G Mitigation Actions, which are more fully described in the section of this proxy statement titled “— 280G Mitigation Actions” below, Daseke paid the Hoppe Retention Award to Mr. Hoppe in December 2023, subject to the Repayment Requirement (as defined in the section of this proxy statement titled “— 280G Mitigation Actions” below).

2023 Annual Bonuses

Each of Daseke’s current executive officers is eligible to receive an annual performance-based cash incentive award, with a maximum opportunity of up to 200% of the target amount. Under the Merger Agreement, Daseke may pay out annual cash incentive awards in respect of fiscal year 2023 (“2023 Annual Bonuses”) at up to 150% of the target amount. In recognition of the executive officers’ contributions to Daseke’s sale process in 2023, including the negotiation and execution of the Merger Agreement, the Compensation Committee determined to pay 2023 Annual Bonuses to the executive officers at 150% of their respective target amounts. In connection with the 280G Mitigation Actions, which are more fully described in the section of this proxy statement titled “— 280G Mitigation Actions” below, Daseke paid the 2023 Annual Bonuses to the executive officers in December 2023. The amount of the 2023 Annual Bonuses paid to the executive officers was $1,361,250 for Mr. Shepko, $506,250 for Messrs. Coley and Roy, and $296,816 for Mr. Hoppe (which, for Mr. Hoppe, reflects a 2023 Annual Bonus of $506,250, pro-rated for the seven months of fiscal year 2023 during which he served as Daseke’s Executive Vice President and Chief Operating Officer). The estimated portion of such 2023 Annual Bonuses that was in excess of actual performance for fiscal year 2023 and represents the amount of the 2023 Annual Bonuses that was related to the Merger (the “Additional 2023 Annual Bonus Amounts”) was $490,050 for Mr. Shepko, $182,250 for Messrs. Coley and Roy, and $106,854 for Mr. Hoppe.

280G Mitigation Actions

Under the Merger Agreement, Daseke may implement strategies before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), including the executive officers, except that any such strategy that would result in increased liability to Parent must receive the consent of Parent.

As of the date of this proxy statement, the Compensation Committee has approved, and Daseke has implemented, the following actions to mitigate the potential “excess parachute payments” of its current executive officers (the “280G Mitigation Actions”):

•        accelerated payment in December 2023 of the 2023 Annual Bonuses that would otherwise have been paid in the first quarter of 2024;

•        accelerated payment in December 2023 of the Retention Bonuses that would otherwise have become payable upon the consummation of the Merger, subject to the Repayment Requirement (as defined below);

•        accelerated vesting in December 2023 of Company RSUs held by Mr. Shepko that would otherwise have vested on January 1, 2024 based solely on Mr. Shepko’s continued employment through such date; and

•        accelerated payment in December 2023 of the Hoppe Retention Award that would otherwise have become payable within 70 days following the consummation of the Merger, subject to the Repayment Requirement (as defined below).

Each of the executive officers entered into an agreement with Daseke, pursuant to which the accelerated payments were made and, for Mr. Shepko, the accelerated vesting occurred, and the executive officer is required to repay the after-tax value of the accelerated Retention Bonus and, for Mr. Hoppe, the accelerated Hoppe Retention Award, in the event that the (i) the Merger Agreement is terminated in accordance with its terms or the closing of the Merger does not otherwise occur by December 31, 2024, (ii) the executive officer’s employment is terminated by Daseke for “cause” (as defined in the executive officer’s employment agreement) prior to the closing of the Merger or (iii) the executive officer resigns from his employment with Daseke without “good reason” (as defined in the executive officer’s employment agreement) prior to the closing of the Merger (the “Repayment Requirement”).

For clarity, amounts reported in the Golden Parachute Compensation table below in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation,” are inclusive of the value of accelerated payments of the Additional 2023 Annual Bonus Amounts and Retention Bonuses, but do not include the value of the remaining portion of the 2023 Annual Bonuses since that would have been paid absent the Merger or the value of Mr. Shepko’s Company RSUs that would have otherwise vested on January 1, 2024, since those Company RSUs would have vested in the ordinary course prior to the assumed closing date of January 17, 2024.

Following the date of this proxy statement, Daseke may approve and implement further actions to mitigate any impact of Section 280G of the Code on Daseke or any disqualified individuals. As of the date of this proxy statement, no executive officer is entitled to receive any gross-up or tax reimbursement from Daseke with respect to any potential excise taxes.

Daseke Non-Employee Director Compensation

Under the Merger Agreement, Daseke may continue to pay non-employee members of the Board their annual fees, retainers, equity grants, reimbursements and stipends, in each case, without proration for the quarter.

Future Arrangements

As of the date of this proxy statement, none of Daseke’s directors or executive officers has entered into any agreement, arrangement or understanding with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent, other than the Change in Control Severance Benefits provided for under the Merger Agreement. However, prior to or following the closing of the Merger, certain executive officers of Daseke may have discussions, or may enter into agreements with, Parent, Daseke or their respective affiliates regarding employment with Parent or one or more of its affiliates.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, Daseke’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of Daseke in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion in the other sections of this section of the proxy statement titled “Interests of the Company’s Directors and Executive Officers in the Merger.” The individuals disclosed within this section and referred to as the “named executive officers” are the Company’s (i) current principal executive officer, (ii) current principal financial officer, (iii) three most highly compensated executive officers other than the principal executive officer and principal financial officer as disclosed in the Summary Compensation Table of the Company’s most recently filed definitive proxy statement for its 2023 Annual Meeting of Stockholders, filed with the SEC on April 27, 2023 (the “Most Recent SCT”), and (iv) up to two additional individuals for whom disclosure would have been provided in the Most Recent SCT pursuant to the immediately preceding clause (iii) but for the fact that the individual was not serving as an executive officer at the end of the applicable fiscal year, as disclosed in the Most Recent SCT. Accordingly, the “named executive officers” for purposes of this section are:

•        Jonathan Shepko, Chief Executive Officer;

•        Aaron Coley, Executive Vice President and Chief Financial Officer;

•        Soumit Roy, Executive Vice President, Chief Legal Officer, General Counsel, and Corporate Secretary;

•        Rick Williams, former Executive Vice President and Chief Operating Officer; and

•        Jason Bates, former Executive Vice President and Chief Financial Officer.

Although Messrs. Williams and Bates are considered a named executive officers for purposes of this disclosure, Messrs. Williams and Bates do not hold any Company Options, Company RSUs or Company PSUs and they do not otherwise have any interests in the Merger except insofar as they may hold shares of Common Stock. Accordingly, Messrs. Williams and Bates have not been included in the table below.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants or additional retention bonus payments that may be made after the assumed closing date of January 17, 2024. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used: (i) the closing of the Merger will occur on January 17, 2024, which is the latest practicable date prior to the filing of this proxy statement, (ii) each of the currently employed named executive officers experiences a Qualifying Termination on such date (or, for purposes of the pro-rated portion of the executive officer’s target annual bonus included in the lump sum cash severance payment, on December 31, 2024, so that the full amount of the executive officer’s target annual bonus is included), (iii) the named executive officers’ respective base salaries and target annual bonus opportunities remain unchanged from those that were in effect as of the date of this filing, (iv) the value of COBRA continuation coverage is $2,460 per executive officer per month, (v) Company Options held by the named executive officers that are outstanding as of the date hereof are not exercised prior to the completion of the Merger, (vi) Company RSUs and Company PSUs held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the Merger, (vii) any Settlement-Pending PSUs held by the named executive officers that are outstanding as of the date hereof are settled before the actual closing date of the Merger (and consequently are not reflected in the table below), (viii) for purposes of determining the value of Company Options, Company RSUs and Company PSUs, the value of a share of Common Stock is equal to $8.30, which represents the Merger Consideration, (ix) no named executive officer receives any additional equity award grants or retention bonus prior to completion of the Merger and (x) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits described below. Any amounts shown in the tables below that are subject to the golden parachute excise tax under Section 4999 of the Code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Jonathan Shepko	5,297,790	5,147,967	1,315,050	11,760,807
Aaron Coley	1,563,030	2,040,422	632,250	4,235,702
Soumit Roy	1,563,030	2,342,022	632,250	4,537,302

____________

(1)      Cash.    Represents the lump sum cash severance payment payable under the Merger Agreement to each named executive officer upon a Qualifying Termination as described above in the section of this proxy statement titled “— Severance Entitlements.” The estimated amount of each component of the cash severance payment is shown in the following table:

Name	Multiple of Base Salary + Target Annual Bonus ($)	Prorated Target Annual Bonus ($)	COBRA Payments ($)	Total ($)
Jonathan Shepko	4,331,250	907,500	59,040	5,297,790
Aaron Coley	1,181,250	337,500	44,280	1,563,030
Soumit Roy	1,181,250	337,500	44,280	1,563,030

(2)      Equity.    Represents the potential value that each named executive officer could receive in connection with the cancellation of in-the-money Company Options (all of which are vested) and the accelerated vesting and settlement (after being converted into Parent RSUs) of Company RSUs and Company PSUs upon a Qualifying Termination as more fully described above in the sections of this proxy statement titled “— Treatment of Equity Based Awards” and “— Severance Entitlements.”

Name	Value of In-the-Money Company Options ($)	Value of Unvested Company RSUs Held ($)	Value of Unvested Company PSUs Held (at Target Performance) ($)	Total ($)
Jonathan Shepko	—	2,146,455	3,001,512	5,147,967
Aaron Coley	—	1,392,225	648,197	2,040,422
Soumit Roy	1,191,044	473,374	677,604	2,342,022

(3)      Other.    Represents the Retention Bonuses and Additional 2023 Annual Bonus Amounts paid to the named executive officers in December 2023 as described above in the sections of this proxy statement titled “— Retention Bonuses” and “— 2023 Annual Bonuses,” respectively. The estimated amount of each of the Retention Bonuses and Additional 2023 Annual Bonus Amounts is shown in the following table.

Name	Retention Bonus ($)	Additional 2023 Annual Bonus Amount ($)	Total ($)
Jonathan Shepko	825,000	490,050	1,315,050
Aaron Coley	450,000	182,250	632,250
Soumit Roy	450,000	182,250	632,250

Material U.S. Federal Income Tax Considerations

The following is a summary of the U.S. federal income tax consequences of the Merger to holders of Common Stock whose shares of Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, insurance companies, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own 5% of more of Common Stock, persons who acquire their shares of Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold their shares of Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollar. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock who is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Common Stock who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.”

Any gain realized by a Non-U.S. Holder pursuant to the Merger will generally not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•        such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•        the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the Merger and (ii) the Non-U.S. Holder’s holding period in the Common Stock, and, at any time during such period, the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the outstanding Common Stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company does not believe that it was, and does not expect that it will be, a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of the Merger.

Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely files the appropriate claim for refund with the IRS and timely furnishes to the IRS any required information.

FATCA

Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of 30% on certain payments. FATCA withholding was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers may generally rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will generally be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders that are resident in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult their tax advisors with respect to the application of FATCA to them.

THE FOREGOING DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS GENERAL IN NATURE AND IS NOT TAX ADVICE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES WITH RESPECT TO ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be consummated until the expiration or termination of the waiting period applicable to the Merger under the HSR Act, and the expiration or termination of waiting periods applicable to the Merger, or the receipt of clearance of the Merger, under the antitrust, foreign investment and transportation laws of certain other jurisdictions. There can be no assurances that all of the required regulatory approvals, which are summarized below, will be obtained and, if obtained, there can be no assurances as to the timing of any approvals.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until the Company and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a 30-day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended by a request for additional information or the waiting period is terminated earlier. The Company and Parent each made the filings required under the HSR Act on January 9, 2024.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under applicable antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. State attorneys general or private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Competition Act (Canada)

Under the Competition Act (the “CA”), the Merger cannot be consummated until either (i) each of the Company and Parent each either file a notification pursuant to Part IX with the CA to the Commissioner of Competition (the “Commissioner”) and the applicable waiting period has expired or been terminated or (ii) the Company and Parent file a request for an advance ruling certificate (“ARC”) under subsection 102(1) of the CA and the Commissioner either issues an ARC or, in lieu thereof, issues a waiver from the obligation to submit a notification under paragraph 113(c) (“Part IX Waiver”) of the CA (typically together with a no action letter). Where a notification is submitted under Part IX of the CA, the parties cannot consummate their transaction until the expiration of a 30-day waiting period following the parties’ filing of their respective Part IX notification forms, unless the waiting period extended by a request for additional information or the waiting period is terminated earlier. Where the parties elect not to submit a Part IX filing, there is no statutory waiting period and the parties cannot close until the Commissioner either issues an ARC or a Part IX Waiver. The Company and Parent made a filing to the Commissioner requesting an ARC or a Part IX waiver on January 18, 2024.

At any time before or after consummation of the Merger, unless the Commissioner has issued an ARC, notwithstanding the termination of the waiting period under the CA or the issuance of a Part IX Waiver, the Commissioner could take such action under Part VIII of the CA where the Commissioner believes that the Merger will, or is likely to, prevent or lessen competition substantially, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.

CT Act (Canada)

Section 53.1(1)(a) of the Canada Transportation Act (the “CT Act”) requires that the Minister of Transport be notified of a transaction that is subject to notification under Part IX of the CA that involves a transportation undertaking (a “CT Transaction”). A CT Transaction is prohibited from closing until the Minister of Transport issues an opinion that the CT Transaction does not raise issues with respect to the public interest as it relates to national transportation under Section 53.1(4) of the CT Act, or, if the Minister of Transport is of the opinion that the CT Transaction raises issues with respect to the public interest as it relates to national transportation under Section 53.1(5) of the CT Act, the Governor in Council approves the CT Transaction under Section 53.2(7) of the CT Act.

If the Minister of Transport is of the opinion that a proposed transaction does not raise issues with respect to the public interest as it relates to national transportation, the Minister is obligated to issue an opinion to this effect under Section 53.1(4) of the CT Act within 42 calendar days after the date on which the notification was submitted to the Minister under the CT Act. If the Minister of Transport does not issue an opinion under Section 53.1(4) of the CT Act, the statutory prohibition on closing continues until the issuance of a decision by the Governor in Council, pursuant to which a CT Transaction may either be approved, not approved, or approved subject to such terms and conditions that the Governor in Council considers appropriate. There is no time period within which the Governor in Council must reach a decision. Furthermore, where an opinion is not issued under Section 53.1(4) of the CT Act, the

Commissioner is effectively precluded from challenging the transaction under the CA as the final determination on whether the transaction can proceed as proposed or on the basis of terms and conditions rests with the Governor in Council under the CT Act.

The Company and Parent made a filing to the Minister of Transport on January 18, 2024.

Delisting and Deregistration of Common Stock

If the Merger is completed, the shares of Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section of this proxy statement titled “Where You Can Find Additional Information.”

The Merger Agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. The Merger Agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Acquisition Sub and allocates risks between them, with respect to the Merger and the other Transactions.

The Merger Agreement contains representations, warranties and covenants that the respective parties to the Merger Agreement made to each other as of the date of the Merger Agreement or other specific dates specified in the Merger Agreement. The assertions embodied in those representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties to the Merger Agreement (including being qualified by a confidential disclosure letter made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts), and may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from those applicable to investors or security holders, or applicable under securities laws. Investors and security holders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement, or any descriptions thereof contained in this proxy statement or elsewhere, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub will be merged with and into Daseke, whereupon the separate existence of Acquisition Sub will cease, and Daseke will continue under the name “Daseke, Inc.” as the Surviving Corporation and an indirect, wholly owned subsidiary of Parent and will continue to be governed by the laws of Delaware.

Closing and Effective Time of the Merger

The closing of the Merger will take place no later than the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the “— Conditions to the Closing of the Merger” section of this proxy statement), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions at the closing of the Merger.

Directors and Officers

The Merger Agreement provides that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time will consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors will have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Certificate of Incorporation and Bylaws

At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the

Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation will be Daseke, Inc. and (ii) the indemnity provisions will be the same as those under Daseke’s certificate of incorporation and bylaws, respectively, in each case as in effect immediately prior to the Effective Time.

Consideration to be Received in the Merger

Common Stock

Upon the consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Daseke or any subsidiary of Daseke (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub, which will be cancelled and retired for no consideration, and (iii) any Dissenting Shares will be converted into the right to receive the Merger Consideration (which is $8.30 per share of Common Stock in cash, without interest)).

Preferred Stock

Pending consent of the holders of the Convertible Preferred Stock (without which, the Convertible Preferred Stock would remain outstanding following consummation of the Merger), at the Effective Time, each share of Convertible Preferred Stock issued and outstanding will be converted into shares of Common Stock with the right to receive the Merger Consideration.

Pending timely issuance of the redemption notice (without which, the Nonconvertible Preferred Stock would remain outstanding following consummation of the Merger), at the Effective Time, each share of Nonconvertible Preferred Stock issued and outstanding will be redeemed in accordance with its terms.

Treatment of Equity-Based Awards

The Merger Agreement provides that Daseke’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

•        Company Options.    Each Company Option that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (meaning that any Company Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled without any cash payment being made in respect thereof).

•        Vested Company RSUs.    Each outstanding Company RSU that is vested or will become vested at the Effective Time automatically in accordance with its terms solely as a result of the consummation of the Transactions will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company RSU and (ii) the Merger Consideration.

•        Unvested Company RSUs.    Except as otherwise agreed by the holder of the Company RSU and Parent, each unvested outstanding Company RSU will be converted into a Parent RSU, based on the Exchange Ratio, with the same terms applicable to such Company RSU immediately prior to the Effective Time.

•        Vested Company PSUs.    Each outstanding Company PSU that is vested or will become vested at the Effective Time automatically in accordance with its terms solely as a result of the consummation of the Transactions will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company PSU (as determined in accordance with the terms of the applicable award agreement) and (ii) the Merger Consideration.

•        Unvested Company PSUs.    Except as otherwise agreed by the holder of the Company PSU and Parent, each unvested outstanding Company PSU will be converted into a Parent RSU, based on the Exchange Ratio and assuming target performance, with the same terms applicable to the Company RSUs immediately prior to the Effective Time (except that it will cliff vest on the date that would have been the end of the performance period under the terms applicable to such Company PSU immediately prior to the Effective Time).

Procedure for Receiving Merger Consideration

No later than ten days prior to the Effective Time, Parent will, at its sole cost and expense, designate a reputable bank, trustee, or trust company (the “Paying Agent”) to make payments of the Merger Consideration to stockholders. Prior to the Effective Time, Parent will deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (as defined in the Merger Agreement).

Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry evidence for cancellation to the Paying Agent, together with, in the case of certificates and book-entry evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required pursuant to such instructions, the holder of such certificate or book-entry evidence will be entitled to receive in exchange therefor an amount in cash equal to the Merger Consideration for each share of Common Stock or Preferred Stock Consideration (as defined in the Merger Agreement) for each share of Nonconvertible Preferred Stock and formerly represented by such certificate or book-entry evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof), book-entry evidence or “agent’s message,” and the certificate (or affidavit of loss in lieu thereof) or book-entry evidence so surrendered will be forthwith cancelled. The Paying Agent agreement will provide that the Paying Agent will accept such certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the certificates or book-entry evidence on the Merger Consideration payable upon the surrender of the certificates or book-entry evidence.

The letter of transmittal will include instructions if any portion of the Aggregate Merger Consideration is to be paid to a person other than the stockholder. If any portion of the Aggregate Merger Consideration is paid to a person other than the person whose name is registered in the applicable surrendered certificate (or affidavit of loss in lieu of a certificate), it will be a condition to the payment thereof that the surrendered certificate be properly endorsed or otherwise be in proper form for transfer and that the person requesting delivery of the Aggregate Merger Consideration will pay to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person.

The letter of transmittal will also include instructions if a stockholder has lost a share certificate or if such certificate has been stolen, defaced or destroyed. If any certificate was lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and Daseke, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen, defaced or destroyed certificate, the Merger Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement.

Any portion of the exchange fund which remains undistributed to the holders of the certificates or book-entry evidence for one year after the Effective Time will be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar law.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties of Daseke, Parent and Acquisition Sub.

Certain of the representations and warranties in the Merger Agreement made by Daseke are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Daseke, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by Daseke of the Merger or (ii) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Daseke and its subsidiaries, taken as a whole. However, with respect to the business, financial condition, or results of operations of Daseke, and not with respect to Daseke’s ability to consummate the Merger, changes, events, effects or circumstances which, individually or in the aggregate, or directly or indirectly, to the extent they relate to or result from the following are excluded from (in either case, after giving effect to any change, event effect or circumstance or effect resulting therefrom) the determination of Company Material Adverse Effect:

•        general changes, events, effects or circumstances generally affecting any of the industries or markets in which Daseke or its subsidiaries operate;

•        any change in any law or GAAP (or changes in interpretations of any law or GAAP) and, to the extent relevant to the business of Daseke and its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

•        general economic, regulatory, legal, tax or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the U.S. or global financial, credit, banking, securities, debt or other capital markets (including changes in interest or currency exchange rates, credit availability, price levels or trading volumes in the United States or foreign securities markets);

•        any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing;

•        the negotiation, execution, announcement, consummation or existence of the Merger Agreement or the Transactions, including the Merger, including by reason of the identity of Parent, Acquisition Sub, or their respective affiliates or any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of Daseke or any of its subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees, regulators or any other Covered Person (as defined in the Merger Agreement);

•        any action taken pursuant to, or required by, the terms of the Merger Agreement, including any actions required under the Merger Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable law, or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent);

•        any changes in the market price or trading volume of Common Stock, any failure by Daseke or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Daseke or any of its subsidiaries; and

•        changes or events arising out of or resulting from any litigation or claim threatened or initiated by stockholders of Daseke against Daseke, any of its subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of the Merger Agreement or the Transactions or any strategic alternatives considered by Daseke.

In addition, for purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Transactions, including the Merger.

In the Merger Agreement, Daseke has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in Daseke’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:

•        due organization, good standing and authority and qualification to conduct business with respect to Daseke and its subsidiaries;

•        capital structure of Daseke, Daseke’s ownership of its subsidiaries, Daseke’s and its subsidiaries’ non-ownership of equity or debt interests other than of subsidiaries of Daseke;

•        Daseke’s corporate authority to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•        subject to the ability to make an Adverse Recommendation Change (as defined below), the approval of, and recommendation by, the Board in favor of the proposal to adopt the Merger Agreement;

•        the absence of conflicts with laws, Daseke’s organizational documents and Daseke’s contracts;

•        required consents and regulatory filings and approvals (including pursuant to U.S. and foreign antitrust laws) in connection with the Merger Agreement;

•        Daseke’s possession of necessary permits and Daseke’s compliance with laws (including, but not limited to, anti-bribery laws);

•        the accuracy of Daseke’s SEC filings and financial statements;

•        the accuracy of the information supplied by or on behalf of Daseke or any of its subsidiaries for inclusion in this proxy statement;

•        Daseke’s disclosure controls and procedures;

•        the conduct of business of Daseke and its subsidiaries in the ordinary course and the absence of any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect, in each case, since December 31, 2022;

•        the absence of specified undisclosed liabilities of Daseke and its subsidiaries;

•        the absence of actions or other legal proceedings relating to Daseke and its subsidiaries;

•        Daseke’s employee benefit plans;

•        certain labor matters;

•        intellectual property rights (including privacy, data protection and other cybersecurity matters);

•        the filing of tax returns, the payment of taxes and certain other tax matters related to Daseke and its subsidiaries;

•        the existence and enforceability of, and compliance with, specified categories of Daseke’s material contracts;

•        certain real property matters;

•        environmental matters;

•        the condition, licensures and registrations of Daseke’s and its subsidiaries’ tractors and trailers and the accuracy of the information provided to the Federal Motor Carrier Safety Administration during the twelve months preceding the date of the Merger Agreement;

•        votes of Daseke stockholders required in connection with the Merger Agreement;

•        payment of fees to brokers in connection with the Merger Agreement;

•        receipt by the Board of the fairness opinion delivered by J.P. Morgan;

•        certain insurance matters;

•        the inapplicability of anti-takeover statutes to the Merger; and

•        the acknowledgment by Parent of the absence of any other representations and warranties of Daseke, other than as set forth in the Merger Agreement.

In the Merger Agreement, Parent and Acquisition Sub have made customary representations and warranties to Daseke that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, good standing and authority and qualification to conduct business with respect to Parent and Acquisition Sub;

•        authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and enforceability of the Merger Agreement;

•        the absence of conflicts with laws, Parent’s or Acquisition Sub’s organizational documents and Parent’s or Acquisition Sub’s contracts;

•        required consents, regulatory filings and approvals (including pursuant to U.S. and foreign antitrust laws) in connection with the Merger Agreement;

•        the absence of actions or other legal proceedings related to Parent, Acquisition Sub or any of their subsidiaries;

•        the absence of other agreements relating to the Merger;

•        the accuracy of the information supplied by or on behalf of Parent or any of its subsidiaries for inclusion in this proxy statement;

•        matters with respect to Parent’s and Acquisition Sub’s sufficiency of funds;

•        Parent’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;

•        Parent’s and Acquisition Sub’s investment intention with respect to Daseke;

•        payment of fees to brokers in connection with the Merger Agreement;

•        solvency of Parent and the Surviving Corporation following the consummation of the Merger and the other Transactions;

•        ownership of Common Stock;

•        the absence of agreements or obligations or understandings between Parent or Acquisition Sub or any of their affiliates, on the one hand, and any member of Daseke management or the Board, on the other hand, relating in any way to Daseke (including relating to compensation and retention of Daseke management), the Transactions or the operations of Daseke after the Effective Time; and

•        the acknowledgment by Daseke of the absence of any other representations and warranties of Parent and Acquisition Sub, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger. Additionally, other than in connection with any fraud (not based on constructive knowledge), as of the closing, Parent and Acquisition Sub waive any and all rights, claims and causes of action that they may have against Daseke for any breach of any representation or warranty or covenant relating to Daseke or the subject matter of the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that, prior to the Effective Time, except as (i) may be required by applicable law, (ii) may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) may be expressly required, contemplated or permitted pursuant to the Merger Agreement or (iv) set forth in Daseke’s disclosure letter, (a) Daseke will use its reasonable best efforts to conduct the business of Daseke and its subsidiaries in the ordinary course of business, consistent with past practice and to the extent consistent therewith, Daseke will use its commercially reasonable efforts to preserve intact its business in all material respects its present relationships with key customers, suppliers and other persons with which it has material business relations and (b) Daseke will not, and will not permit any of its subsidiaries to take any of the following actions, subject in each case to specified exceptions:

•        amend its or any of its subsidiaries’ organizational documents;

•        split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

•        issue, sell, pledge, dispose of, encumber or grant any shares of its or any of its subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the capital stock or other equity interests of Daseke or its subsidiaries;

•        establish a record date for, authorize, declare, pay or make any dividends or other distributions, payable in cash, stock, property or otherwise, with respect to Daseke’s or any of its subsidiaries’ capital stock or other equity interests, other than (i) dividends paid by any wholly owned Subsidiary of Daseke to Daseke or any wholly owned Subsidiary of Daseke and (ii) regular quarterly distributions in respect of the Convertible Preferred Stock and the Nonconvertible Preferred Stock;

•        increase the compensation payable or to become payable or benefits provided or to be provided to any director, officer or employee of Daseke or any of its subsidiaries;

•        establish, adopt, enter into or amend any Daseke benefit plan;

•        enter into any collective bargaining agreement with any labor union;

•        take any action to accelerate the vesting or payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Daseke benefit plan;

•        hire, terminate (other than for “cause”), furlough or temporarily lay off any employee who is or upon hiring will become an officer or Subject Employee (as defined in the Merger Agreement);

•        enter into any agreement or understanding to provide any severance benefits, separation benefits, termination benefits, retention benefits, change of control benefits, transaction bonus or similar benefits to any existing or newly hired director, officer or employee;

•        acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among Daseke and its wholly owned subsidiaries or among Daseke’s wholly owned subsidiaries, any material equity interest in or business of any Person (as defined in the Merger Agreement);

•        sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any material assets of Daseke, except in the ordinary course of business and except for Permitted Liens (as defined in the Merger Agreement);

•        sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any owned real property, except for Permitted Liens;

•        incur, issue, or amend in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or otherwise become liable for any indebtedness for any person, in each case, greater than $3 million;

•        enter into, modify or amend any material contract of Daseke;

•        renew any leased real property with rent in excess of $1,000,000 annually or a term greater than three years;

•        make any change to its methods of accounting in effect at September 30, 2023;

•        adopt or enter into a plan of complete or partial liquidation or dissolution;

•        settle, release, waive or compromise any material claims or litigation involving Daseke;

•        sell, assign, license, abandon, transfer or otherwise dispose of any material Daseke intellectual property rights;

•        make, change, revoke, rescind, or otherwise modify any material tax election; materially amend or otherwise materially modify any material tax return; adopt, change, or otherwise modify any tax accounting period or any material tax accounting method; or settle, consent to, or compromise (in whole or in part) any material claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material taxes;

•        make or authorize any loans, advances or capital contributions to, or investments in, any person, in excess of $50,000 individually;

•        incur, authorize or commit to incur any capital expenditures other than (i) as set forth in Daseke’s disclosure letter or (ii) expenditures that do not exceed $3 million in the aggregate;

•        enter into any agreement, arrangement, or understanding with respect to voting of Daseke’s capital stock; or

•        enter into agreements to do any of the foregoing.

Restrictions on Solicitations of Other Offers

Pursuant to the Merger Agreement, Daseke will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its other representatives to, after the date of the Merger Agreement:

•        immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal; and

•        promptly request in writing the prompt return or destruction of all confidential information previously furnished to any third party or its representatives.

Until the Effective Time, except as otherwise expressly provided in the Merger Agreement, Daseke will not, and will cause its subsidiaries and each of its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its other representatives not to:

•        initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•        participate or engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal;

•        grant access to the properties, books, records or personnel of Daseke or its subsidiaries to any person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•        grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement; or

•        approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal.

In addition, until the Effective Time, except as otherwise expressly provided in the Merger Agreement, Daseke will:

•        as promptly as reasonably practicable, and in any event within two business days of receipt by Daseke or any of its representatives of any Competing Proposal or any inquiry, proposal offer or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the third party making such Competing Proposal or inquiry, proposal, offer or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request; and

•        keep Parent reasonably informed of the status and any material amendment or modification of any such Competing Proposal, inquiry, proposal, offer or request on a prompt basis, and the status of any discussions or negotiations, and in any event within two business days following Daseke’s receipt in writing of such an amendment or modification and the general status of any discussions or negotiations with such Person or its Representatives, and provide copies of all draft documentation received from such third party relating to such Competing Proposal.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the Daseke Stockholder Approval at the Special Meeting, in the event that Daseke receives a bona fide, unsolicited Competing Proposal from any person which did not result from a material breach of the relevant terms of the Merger Agreement, (i) Daseke and its representatives may contact such person to clarify the terms and conditions thereof and (ii) Daseke, the Board and their representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person making such Competing Proposal and its representatives or potential sources of financing if the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (i) prior to furnishing any material nonpublic information concerning Daseke or its subsidiaries, Daseke receives from such person, to the extent such person is not already subject to a confidentiality agreement with Daseke, an executed confidentiality agreement with such person containing confidentiality terms that are not materially less favorable in the aggregate to Daseke than those contained in the confidentiality agreement with Parent and (ii) any such material nonpublic information so furnished in writing will be promptly made available to Parent to the extent it was not previously made available to Parent or its representatives.

For purposes of the Merger Agreement:

•        a “Competing Proposal” is any bona fide written proposal or offer made by any person (other than Parent, Acquisition Sub or any of their respective affiliates) or group of persons (i) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (a) beneficial ownership of more than 20% of the total outstanding equity securities of Daseke (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (b) any one or more assets or businesses of Daseke and its subsidiaries that constitute more than 20% of the revenues, earnings or assets of Daseke and its subsidiaries, taken as a whole, (ii) with respect to the issuance, sale or other disposition, directly or indirectly, to any person (other than Parent, Acquisition Sub or any of their respective affiliates) or group of persons, of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of Daseke, or (iii) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Daseke or its subsidiaries pursuant to which any person or group of persons would have beneficial ownership of securities representing more than 20% of the total outstanding equity securities of Daseke (by vote or value) after giving effect to the consummation of such transaction; and

•        a “Superior Proposal” is a Competing Proposal (with all percentages in the definition of Competing Proposal increased to 50%) made by a third party that the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the Board considers to be appropriate (including the identity of the third party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to Daseke’s stockholders than the Transactions.

Alternative Acquisition Agreements

Notwithstanding anything in the Merger Agreement to the contrary, but subject to Daseke’s compliance with the relevant sections of the Merger Agreement, at any time prior to receipt of the Daseke Stockholder Approval, the Board may, if Daseke receives a bona fide, unsolicited Competing Proposal which did not result from a breach of the Merger Agreement and that is not withdrawn, and the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, terminate the Merger Agreement and pay the termination fee and substantially concurrently enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement) with respect to such Competing Proposal that constitutes a Superior Proposal, if and only if, the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and Daseke has complied in all material respects with the relevant sections of the Merger Agreement with respect to such Competing Proposal and the person making such Competing Proposal; provided, however, that no termination of the Merger Agreement in accordance with the foregoing may be effected unless and until:

•        the fourth business day (the period leading up to that fourth business day, the “Notice Period”) following Parent’s receipt of a written notice from Daseke advising Parent of the Board’s intent to terminate the Merger Agreement to accept a Superior Proposal, specifying the terms and conditions of, and the identity of the person making, the Competing Proposal (a “Notice of Superior Proposal”);

•        during the Notice Period, if requested by Parent, Daseke and its representatives will negotiate with Parent and its representatives in good faith to make adjustments to the terms and conditions of the Merger Agreement so that the Competing Proposal would no longer constitute a Superior Proposal; and

•        in determining whether to terminate the Merger Agreement the Board will take into account any changes to the terms of the Merger Agreement timely proposed by Parent in response to a Notice of Superior Proposal during the Notice Period (as may be extended in response to material revisions to the Competing Proposal).

Any material revision to such Superior Proposal would require Daseke to comply with the requirements described above (except that the four business day period above would be a three business day period).

Adverse Recommendation Changes

As described above, and subject to the provisions described below, the Board has made the recommendation that Daseke stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board will not (i) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the recommendation mentioned in the previous sentence, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to Daseke’s stockholders, or otherwise declare advisable, any Competing Proposal, (iii) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the recommendation mentioned in the previous sentence, in each case, within five business days after Parent so requests in writing following a publicly announced Competing Proposal (or, if earlier, the date that is two business days prior to the Special Meeting),

(iv) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Board or (v) fail to include the recommendation of the Board in favor of approval and adoption of the Merger Agreement and the Merger in this proxy statement (any of the foregoing actions being, an “Adverse Recommendation Change”).

Further, the Board may not approve or recommend, or allow Daseke or any of its subsidiaries to execute, approve or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than a confidentiality agreement).

At any time prior to receipt of the Daseke Stockholder Approval, the Board is permitted to make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was not known to, or reasonably foreseeable by, the Board as of the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Board as of the date of the Merger Agreement) (an “Intervening Event”), only if the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with Daseke’s directors’ fiduciary duties under applicable law. If Daseke receives a bona fide, unsolicited Competing Proposal that did not result from a material breach of the Merger Agreement and that is not withdrawn, and the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the Competing Proposal constitutes a Superior Proposal, the Board is also permitted to make an Adverse Recommendation Change if, and only if, the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and Daseke has complied in all material respects with the relevant sections of the Merger Agreement with respect to the Competing Proposal and the person making it. Regardless of the foregoing allowances, no Adverse Recommendation Change may be made unless and until:

•        the expiration of the Notice Period following Parent’s receipt of a written notice from Daseke advising Parent of the Board’s intent to make an Adverse Recommendation Change, specifying in reasonable detail the applicable Intervening Event or Superior Proposal (a “Notice of Adverse Recommendation”);

•        during the Notice Period, if requested by Parent, Daseke and its representatives will negotiate with Parent and its representatives in good faith to make adjustments to the terms and conditions of the Merger Agreement so that the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the Board under applicable law; and

•        in determining whether to make such Adverse Recommendation Change, the Board will take into account any changes to the terms of the Merger Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation during the Notice Period (as may be extended in response to material revisions to the Competing Proposal).

Any material revision to such Superior Proposal would require Daseke to comply with the requirements described above (except that the four business day period above would be a three business day period).

The Merger Agreement does not restrict Daseke from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with any applicable law.

Employee Benefits

For the period commencing at the Effective Time and ending one year after the Effective Time (such period, the “Continuation Period”), Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide for each employee of Daseke or any of its subsidiaries who remain employees of Parent, the Surviving Corporation or any of their affiliates following the Effective Time (each, a “Continuing Employee”), for so long as such Continuing Employee remains employed by the Surviving Corporation or its affiliates, with (i) at least the same base salary or wage rate, as applicable, and short-term cash incentive opportunities provided to such Continuing Employee immediately prior to Effective Time and (ii) employee benefits that are substantially similar in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

Each Continuing Employee whose employment is terminated during the Continuation Period, will receive severance payments and benefits that are no less favorable than the greater of (x) the severance payments and benefits that are provided to similarly situated employees of Parent and its subsidiaries at the time of such termination and (y) the severance payments and benefits disclosed to Parent in Daseke’s disclosure letter (which includes the severance payments and benefits applicable to the executive officers described above in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Severance Entitlements”).

From and after the Effective Time, Parent will, and will cause the Surviving Corporation or any of their respective affiliates to, assume and honor all obligations under Daseke benefit plans in accordance with their terms. Parent has acknowledged that the consummation of the Merger will constitute a “change in control” (or similar term) of Daseke under the terms of its benefit plans, as applicable.

For purposes of determining eligibility to participate, vesting, benefit, accruals, and entitlement to benefits, where length of service is relevant under any benefit or compensation plan or arrangement of Parent, the Surviving Corporation, or any of their respective affiliates after the Effective Time, Continuing Employees shall receive credit for service with the Company and its subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the corresponding benefit plan or arrangement of the Company or any of its subsidiaries (including for purposes of severance plans), except to the extent any such service credit would result in the duplication of benefits or result in the violation of applicable law. Parent will use commercially reasonable efforts to ensure that each Continuing Employee will be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all benefit or compensation plans or arrangements of Parent, the Surviving Corporation or any of their respective affiliates following the Effective Time (the “New Plans”) to the extent that (i) coverage under such New Plan replaces coverage under a company benefit plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (ii) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan. In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent will use commercially reasonable efforts to cause (i) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (ii) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Efforts to Close the Merger

Daseke, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to consummate and make effective the Transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as practicable. In particular, in furtherance thereof, Daseke, Parent and Acquisition Sub have agreed to not extend any waiting period under the HSR Act or comparable period under other antitrust and foreign investment laws or enter into any agreement with any governmental authority not to consummate the transactions, except with the prior consent of the other parties to the Merger Agreement. In addition, Parent and Acquisition Sub have agreed to take (and to cause their affiliates to take) promptly any and all steps necessary or reasonably advisable to avoid or eliminate any impediment and obtain all consents that may be required by any governmental authority so as to enable the parties to consummate the Transactions as expeditiously as possible, including (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Acquisition Sub or their respective affiliates, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company, Parent, Acquisition Sub or their respective affiliates, (iii) requiring Parent, Acquisition Sub, the Company or any of their respective affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (iv) imposing limitations on Parent, Acquisition Sub, the Company or any of their respective affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action is conditioned upon the consummation of the Transactions, and that Parent and Acquisition Sub will not be required to take (or agree not to take) any action, (a) that is not conditional on the consummation of the Merger, (b) that would subject Parent, Acquisition Sub or any of their affiliates to any criminal liability or (c) when taken together with all other actions, efforts or agreements, would reasonably be expected to have a material adverse effect on the business, operations or financial results of Parent and its subsidiaries (including the Company and its subsidiaries) as a whole.

Within 20 business days of the date of the Merger Agreement (unless otherwise agreed by the parties to the Merger Agreement), Parent will submit to Daseke the plans to address or mitigate any foreign ownership, control or influence with respect to any business of the Daseke that is subject to the National Industrial Security Program Operating Manual Rule, 32 C.F.R. 117.1, et. seq., or any other legal or regulatory authority (the “Security Clearance Filings”), and Daseke will deliver the Security Clearance Filings to the cognization security agencies (the “CSAs”) within five business days thereafter. Parent will take all actions necessary regarding the Security Clearance Filings, including providing all such information and assurances as may be required, requested or imposed by the CSAs, including without limitation, entering into a commitment letter, special security agreement or other similar arrangement or agreement in relation to any business of Daseke.

In accordance with the terms and subject to the conditions of the Merger Agreement, Parent, Acquisition Sub and Daseke will use their respective reasonable best efforts to effect the Transactions, including the Merger, and to cause the conditions to the Merger to be satisfied as soon as possible (and in any event at least five business days prior to the Termination Date (as defined under the “— Termination of the Merger Agreement” section of this proxy statement)), including using reasonable best efforts to accomplish the following:

•        the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the Transactions, including the Merger, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•        the obtaining of all other necessary consents, approvals or waivers from third parties (provided that Daseke will not be required to make or agree to make any payment to such third parties or accept any material conditions or obligations with respect thereto unless such payment is reimbursed by Parent and such condition is effective only after the Effective Time and consented to by Parent);

•        the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•        the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions and to carry out fully the purposes of the Merger Agreement.

Access to Information

Until the earlier of the Effective Time and the termination of the Merger Agreement, upon reasonable notice and subject to applicable law, Daseke will (and will cause each of its subsidiaries to) afford to Parent and its representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of Daseke and its subsidiaries, during normal business hours and upon reasonable advance notice, to the properties, books and records of Daseke and its subsidiaries and, during such period, will (and will cause each of its subsidiaries to) furnish promptly to such representatives all information (to the extent not publicly available) concerning the business, properties and personnel of Daseke and its subsidiaries as may reasonably be requested (taking into account the protections of any applicable clean team or common interest agreement). However, Daseke will not be required to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of Daseke (taking into account the protections of any applicable clean team or common interest agreement), (i) cause significant competitive harm to Daseke or its subsidiaries if the Transactions are not consummated, (ii) violate any applicable law or order or the provisions of any agreement to which Daseke or any of its subsidiaries is a party or (iii) jeopardize any attorney-client, other legal privilege or trade secret protection.

Indemnification of Directors and Officers and Insurance

In the Merger Agreement, Parent and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors, officers or employees of Daseke or Daseke’s subsidiaries, or any person serving at the request of Daseke or any of its subsidiaries as a director, officer or employee of another person (the “D&O Indemnified Parties”), will survive the Merger and will continue in full force and effect.

The Merger Agreement further requires Parent will (and Parent will cause the Surviving Corporation to) (i) indemnify, defend, and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the Transactions), to the fullest extent that Daseke or its subsidiaries would be permitted by applicable law; and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Further, Parent will not (and Parent will cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.

For at least six years after the Effective Time, Parent will, and will cause the Surviving Corporation and its other subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the closing date and maintained by Daseke or any of its subsidiaries, as applicable (the “Existing D&O Insurance Policies”) with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the Transactions. Parent will not, and will not permit the Surviving Corporation or its subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, Daseke may purchase prepaid, non-cancellable six-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the Transactions; provided, that if such insurance is not available or the annual premium exceeds 300% of the aggregate annual premium paid for the Existing D&O Insurance Policies (the “Maximum Amount”), then Parent will obtain the best coverage available for a cost not exceeding the Maximum Amount, and Parent will cause the Surviving Corporation (or its applicable subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent will cease to have any obligations to maintain the Existing D&O Insurance Policies.

Other Covenants

Stockholders’ Meetings

Daseke will, as promptly as practicable following the date on which the SEC confirms that it has no further comments on this proxy statement, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and, if applicable, any approvals related thereto (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting. Except to the extent there has been an Adverse Recommendation Change in accordance with and subject to the terms of the Merger Agreement, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of the Merger Proposal. The obligation of the Company to duly call, convene and hold the Stockholders’ Meeting will not be affected by an Adverse Recommendation Change.

Company Preferred Stock

Daseke will use its commercially reasonable efforts following the date of the Merger Agreement but subject to and conditioned upon the Effective Time, to obtain, or cause to be obtained, the consent of the holders of the Convertible Preferred Stock to elect to be converted into shares of Common Stock upon the occurrence of the Effective Time (and, otherwise, pursuant to the terms of the Convertible Certificate of Designation) such that the resulting Common Stock is converted into the right to receive the Merger Consideration; provided, however, in no event will Daseke’s failure to obtain such consent of the holders of the Convertible Preferred Stock be deemed to condition or delay the closing of the Merger.

Daseke will use commercially reasonable efforts to facilitate the redemption of the Nonconvertible Preferred Stock, on or prior to the closing date; provided that each share of Nonconvertible Preferred Stock that is redeemed will be redeemed at the redemption price in accordance with the Certificate of Designations of Preferences, Rights and Limitations of the Nonconvertible Preferred Stock using the exchange fund, on the closing date, upon the occurrence of the Effective Time. In no event will Daseke’s failure to effect the redemption of the Nonconvertible Preferred Stock be deemed to condition or delay the closing of the Merger.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction or (to the extent not prohibited by law) waiver by Daseke, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

•        the Daseke Stockholder Approval having been obtained;

•        any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable and described, under certain antitrust and foreign investment laws of Canada will have expired, been terminated or been obtained; and

•        no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

•        each of the representations and warranties of Daseke contained in the Merger Agreement relating to organization and qualification of Daseke and its subsidiaries, Daseke’s authority to enter into the Merger Agreement and fees payable to brokers, will be true and correct in all material respects as of the closing date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only);

•        each of the representations and warranties of Daseke regarding its authorized capital stock will be true and correct in all respects as of the closing date except for de minimis inaccuracies as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will have been true and correct as of such specific date only);

•        each of the other representations and warranties of Daseke contained in the Merger Agreement will be true and correct, without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, as of the closing date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

•        from the date of the Merger Agreement until the closing date, no Company Material Adverse Effect will have occurred;

•        Daseke will have performed or complied in all material respects with its covenants, obligations or agreements required under the Merger Agreement to be performed or complied with on or prior to the closing date; and

•        Daseke will have delivered a certificate to Parent, dated as of the closing date and duly executed by a senior executive officer (or similar authorized person) of Daseke, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of Daseke to effect the Merger are also subject to the satisfaction or waiver by Daseke of the following conditions:

•        each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement will be true and correct, without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein, as of the closing date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not be reasonably be expected to have a Parent Material Adverse Effect;

•        Parent and Acquisition Sub will have performed or complied in all material respects with their respective covenants, obligations or agreements required under the Merger Agreement to be performed or complied with on or prior to the closing date; and

•        Parent will have delivered a certificate to Daseke, dated as of the closing date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of Daseke to effect the Merger have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Daseke Stockholder Approval:

•        by mutual written consent of each of Parent and Daseke;

•        by either Parent or Daseke, if:

•        the Merger has not been consummated on or before 5:00 p.m. (Dallas time) on September 21, 2024 (the “Termination Date”) (provided that such date will be automatically extended to December 20, 2024 if the expiration or termination of the waiting period applicable to the Merger under the HSR Act, or the expiration or termination of waiting periods applicable to the Merger, or the receipt of clearance of the Merger, under the antitrust, foreign investment and transportation laws of certain other jurisdictions has not occurred); provided, further, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if the failure of such party (and, in the case of Parent, including the failure of Acquisition Sub) to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date;

•        prior to the Effective Time, any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the Transactions, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision will not be available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party (and, in the case of Parent, including the failure of Acquisition Sub) to perform any of its obligations under the Merger Agreement; or

•        the Daseke Stockholder Approval is not obtained at the Special Meeting (including any adjournment or postponement thereof);

•        by Daseke if:

•        Parent or Acquisition Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of Daseke to effect the Merger and (ii) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following Daseke’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach;

•        prior to receipt of the Daseke Stockholder Approval, the Board has authorized Daseke to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that (i) substantially concurrently with such termination, Daseke enters into the Alternative Acquisition Agreement and (ii) prior to or substantially concurrently with such termination pays (or causes to be paid), at the direction of Parent, the Termination Fee;

•        by Parent if:

•        Daseke has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of Parent and Acquisition Sub to effect the Merger and (ii) is not capable of being cured, or is not cured, by Daseke on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following Parent’s delivery of written notice to Daseke of such breach; or

•        the Board has made an Adverse Recommendation Change, provided that Parent’s right to terminate the Merger Agreement under this provision will expire upon the Daseke Stockholder Approval having been obtained.

In the event that the Merger Agreement is validly terminated pursuant to the termination rights above, written notice thereof will be given to the other party or parties to the Merger Agreement, specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become null and void and of no effect without liability on the part of any party thereto (or any of its representatives or stockholders), and all rights and obligations of any party thereto will cease. However, except as otherwise provided in the Merger Agreement, no such termination will relieve any party thereto of any liability or damages (which the parties to the Merger Agreement acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, Daseke will be entitled to seek damages that include the benefits of the Transactions lost by Daseke’s stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which will be deemed in such event to be damages such party, resulting from any knowing and intentional breach of the Merger Agreement prior to such termination, in which case, except as otherwise provided in the Merger

Agreement, the aggrieved party will be entitled to all remedies available at law or in equity; provided, further, that certain related documents, such as the confidentiality agreement, the guarantees, the expense reimbursement and indemnification obligations will survive any termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

If the Merger Agreement is terminated in specified circumstances, Daseke may be required to pay a termination fee to Parent.

Parent would be entitled to receive a termination fee of $12.45 million from Daseke if:

•        (i) a third party will have made to Daseke or directly to Daseke’s stockholders a Competing Proposal after the date of the Merger Agreement, (ii) the Merger Agreement is subsequently terminated by Daseke or Parent because Daseke stockholders have failed to adopt the Merger Agreement and at the time of the Stockholders’ Meeting a Competing Proposal has been publicly announced after the date of the Merger Agreement and has not been withdrawn, and (iii) within 12 months of such termination of the Merger Agreement, Daseke consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated;

•        the Merger Agreement is terminated by Daseke to enter into a definitive agreement with respect to a Superior Proposal; or

•        the Merger Agreement is terminated by Parent because Daseke has made an Adverse Recommendation Change.

Enforcement Expenses

If Daseke fails to pay the termination fee, and in order to obtain such payment, Parent commences a suit that results in a judgment against Daseke for the payment of such fee, Daseke will pay the Parent its out-of-pocket costs and expenses in connection with such suit (including reasonable attorneys’ fees and expenses), together with interest on such amount.

Specific Performance

Parent, Acquisition Sub and Daseke are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including failing to take such actions as are required of it thereunder to consummate the transaction contemplated by the Merger Agreement, including the Merger) in addition to any other remedy to which they are entitled at law or in equity. To the extent any party to the Merger Agreement brings an action to specifically enforce the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives the termination of the Merger Agreement), the Termination Date will automatically be extended to (i) the 20th business day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

Fees and Expenses

Except for the provisions described above in the “— Enforcement Expenses” section of this proxy statement, all fees and expenses incurred in connection with the Transactions will be paid by the party incurring such fees or expenses. Company and Parent will each pay for and be responsible for 50% of any and all filing fees incurred by the parties and payable to any governmental authority in connection with any such filings with respect to certain antitrust and foreign investment laws. Parent is responsible for all transfer, stamp and documentary taxes or fees and sales, use gains, and real property transfer taxes.

Amendment; Extension Waiver

The Merger Agreement provides that it may be amended by mutual agreement of Daseke and Parent at any time before or after receipt of the Daseke Stockholder Approval; provided, however, that after the Daseke Stockholder Approval has been obtained, there will not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by the stockholders of Daseke without such further approval of such stockholders.

At any time prior to the Effective Time, subject to applicable law, Daseke, Parent and Acquisition Sub may (i) extend the time for the performance for its benefit of any obligation or other act of any of the other parties, (ii) waive any inaccuracy in the representations and warranties made to it by another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement or condition for its benefit contained in the Merger Agreement. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by Daseke, Parent or Acquisition Sub in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

Jurisdiction

Daseke, Parent and Acquisition Sub have each expressly and irrevocably (i) agreed to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any Delaware state appellate courts therefrom for any dispute that arises out of the Merger Agreement or the Transactions (unless the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in which case such matter will be brought before any state or federal court located in the State of Delaware), (ii) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agreed that it will not bring any action relating to the Merger Agreement or the Transactions in any court other than the Delaware Court of Chancery, or, to the extent the Delaware Court of Chancery declines to accept jurisdiction, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waived, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to the Merger Agreement, (v) agreed that it waives and agreed not to plead or claim that any action arising out of or relating to the Merger Agreement or the Transactions has been brought in an inconvenient forum and (vi) agreed that each of the other parties to the Merger Agreement will have the right to bring any action for enforcement of a judgment entered by the Delaware Court of Chancery, or, to the extent the Delaware Court of Chancery declines to accept jurisdiction, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and Daseke have agreed that a final judgment in any action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of choice or conflicts of laws of the State of Delaware or any other jurisdiction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of January 16, 2024, based on information filed with the SEC or obtained from the persons named below, by:

•        each of our directors and named executive officers;

•        all of our current directors and executive officers; and

•        each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock(1)
Directors and named executive officers:
Bruce Blaise	23,897	*
Brian Bonner(2)	539,131	1.1
Catharine Ellingsen	38,496	*
Grant Garbers	36,491	*
Melendy Lovett	39,585	*
Charles “Chuck” F. Serianni	81,326	*
Jonathan Shepko(2)(3)	462,197	*
Ena Williams	83,326	*
Aaron Coley	100,342	*
Soumit Roy(2)(3)	405,305	*
Jason Bates(4)	6,704	*
Rick Williams(5)	843,978	1.8
All directors and executive officers as a group (11 individuals)(2)(3)	1,924,661	4.1
5% beneficial owners:
Osterweis Capital Management, Inc.(6)	4,347,850	9.2
Lyons Capital, LLC(7)	3,250,000	6.9
Douglas Tabor(8)	2,925,000	6.2

____________

*        Less than 1%.

(1)      Calculations based on 47,085,151 shares of Common Stock outstanding as of January 16, 2024.

(2)      Includes shares of Common Stock issuable upon exercise of Company Options held by the following people in the following amounts: (i) 25,000 vested Company Options held by each of Messrs. Bonner, Hoppe and Shepko, and (ii) 203,300 vested Company Options held by Mr. Roy.

(3)      Does not include shares of Common Stock issuable pursuant to Settlement-Pending PSUs. Although the Settlement-Pending PSUs have time vested, and the performance period relating thereto ended, on December 31, 2023, the performance conditions have not been certified by the Compensation Committee.

(4)      Mr. Bates resigned as Executive Vice President and Chief Financial Officer, effective as of September 19, 2022. The shares reflected as beneficially owned by Mr. Bates are based on information disclosed in a Form 4 filed by Mr. Bates on June 28, 2022, and the terms of his separation agreement, including the forfeiture of his vested and unvested stock options, unvested Company RSUs, and vested and unvested Company PSUs. His reported holdings do not take into account any transactions that may have occurred after he was no longer subject to the reporting obligations of Section 16(a) of the Exchange Act.

(5)      Mr. Williams retired as Executive Vice President and Chief Operating, effective as of May 31, 2023. The shares reflected as beneficially owned by Mr. Williams are based on information disclosed in a Form 4 filed by Mr. Williams on May 9, 2023. His reported holdings do not take into account any transactions that may have occurred after he was no longer subject to the reporting obligations of Section 16(a) of the Exchange Act.

(6)      Comprised of approximately 4,347,850 shares of Common Stock issuable upon conversion of 500,000 shares of Convertible Preferred Stock, convertible at the rate of 8.6957 shares of Common Stock per 1 share of Convertible Preferred Stock. Information is based on a Schedule 13G/A filed with the SEC on February 14, 2023 by (i) Osterweis Capital Management, Inc., (ii) Osterweis Capital Management, LLC, (iii) John S. Osterweis, and (iv) Carl P. Kaufman, all of which, except for Osterweis Capital Management, Inc., have sole voting and sole dispositive power. Business address: One Maritime Plaza, Suite 800, San Francisco, California 94111.

(7)      Information is based on a Schedule 13D/A filed with the SEC on January 5, 2021, by (i) Lyons Capital, LLC, (ii) The Lyons Community Property Trust, dated June 15, 1979, (iii) Phillip N. Lyons, and (iv) Lyons Share Foundation, all of which have shared voting and shared dispositive power over the reported shares of Common Stock. Business address of Lyons Capital, LLC, The Lyons Community Property Trust, dated June 15, 1979, Phillip N. Lyons and Lyons Share Foundation: 5000 Birch Street, Suite 5500, Newport Beach, California 92660.

(8)      Information is based on the Schedule 13G filed with the SEC on February 14, 2023, by Douglas Tabor and Texas Time Express, Inc. Mr. Tabor has sole voting and sole dispositive power over 2,877,257 shares of Common Stock and shared voting and shared dispositive power with Texas Time Express, Inc. over 47,743 shares of Common Stock. Business address of Mr. Tabor: 401 N. Carroll #194, Southlake, Texas 76092.

APPRAISAL RIGHTS

General

Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 of the DGCL to “stockholder” are to the record holder of the shares of Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Daseke stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of shares of Common Stock who: (i) submit a written demand for appraisal of such stockholder’s shares to the Company prior to the vote on the adoption of the Merger Agreement; (ii) do not vote in favor of the adoption of the Merger Agreement; (iii) continuously own such shares through the Effective Time; and (iv) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration. Any such Daseke stockholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Daseke stockholders will receive pursuant to the Merger Agreement.

Section 262 of the DGCL requires that stockholders as of the Record Date for notice of the Special Meeting to vote on the adoption of the Merger Agreement for whom appraisal rights are available be notified not less than 20 days before the Special Meeting. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Stockholders who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the Daseke stockholders seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Daseke stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration.

How to Exercise and Perfect Your Appraisal Rights

If you are a Daseke stockholder and wish to exercise the right to seek an appraisal of your shares of Common Stock, you must satisfy each of the following conditions:

•        You must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. If you are a beneficial owner of shares of Daseke, your written demand must (i) reasonably identify the holder of record of the shares for which the demand is made; (ii) provide documentary evidence of your beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provide an address at which such consent to receive notices given by the Company and the office of Register in Chancery;

•        A stockholder’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•        You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement;

•        You must continuously own your shares of Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time;

•        Any person who has complied with the requirements of Section 262 of the DGCL, and who is otherwise entitled to appraisal rights, or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so; and

•        You must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Common Stock. If you exercise your appraisal rights, you will receive no payment of the Merger Consideration unless you withdraw or otherwise lose your demand for appraisal.

In addition, because the Common Stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Common Stock, unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Common Stock eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (i) and (ii) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for the Company’s stockholders to be entitled to seek appraisal with respect to such shares of Common Stock.

Voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. However, you must not vote your shares via the Internet during the Special Meeting or by proxy in favor of the adoption of the Merger Agreement in order to exercise your appraisal rights with respect to such shares.

Who May Exercise Appraisal Rights

Only a holder of record of shares of Common Stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of Common Stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Common Stock.

Beneficial owners may perfect appraisal rights if such beneficial owner, in addition to continuously owning such shares through the Effective Time and otherwise satisfying the requirements Section 262 of the DGCL, (i) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (ii) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provides an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery. If you have a beneficial interest in shares held of record in the name of another person, such as in bank or brokerage accounts or in other nominee forms, you may perfect your appraisal rights by following the steps set forth above.

If you hold your shares in bank or brokerage accounts or other nominee forms, and you wish such holder, as the holder of record of your shares, to exercise appraisal rights on your behalf, you are urged to consult with your bank, broker or other nominee to determine the appropriate procedures for the bank, brokerage firm or other nominee to make a demand for appraisal of those shares. A holder of record, such as a bank, broker or other nominee, who holds shares of Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the holder of record.

If you hold your shares in bank or brokerage accounts or other nominee forms, and you wish to exercise appraisal rights, you are urged to consult with your bank, broker or nominee to determine the appropriate procedures for the bank, brokerage firm or other nominee to make a demand for appraisal of those shares. If you hold your shares through a bank or brokerage who in turn holds the shares through a central securities depository nominee, such as The Depository Trust Company, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

If you own shares of Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of Common Stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001
(972) 248-0412
Attention: Chief Legal Officer

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is consummated, the Surviving Corporation will give written notice of the Effective Time within 10 days after the Effective Time to Daseke stockholders who did not vote in favor of the adoption of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any Daseke stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Common Stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Daseke stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of Common Stock held by all stockholders who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Daseke has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (i) 10 days after receipt by the Surviving Corporation of the request therefor or (ii) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of Common Stock held in a voting trust or by a nominee or intermediary on your behalf, you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all holders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. At the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with the provisions of Section 262 of the DGCL and have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Daseke stockholders if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Common Stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Common Stock at the Effective Time held by all Daseke stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective

Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, less any amounts already paid in a voluntary cash payment, to the stockholders of Daseke entitled to receive the same, upon such terms and conditions that the Delaware Chancery Court may order.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Common Stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Moreover, neither Daseke nor Parent anticipates offering more than the Merger Consideration to any Daseke stockholder exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Daseke stockholders will lose the right to an appraisal and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Common Stock as of a Record Date prior to the Effective Time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger Consideration to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Daseke stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Common Stock will be converted into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Common Stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Daseke stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

HOUSEHOLDING

Unless we have received contrary instructions, we may send a single copy of the Notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below and we will promptly deliver a separate copy of our disclosure documents. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001 or via telephone at (972) 248-0412, to inform us of his, her or its request; or

•        If a broker, bank, broker-dealer, custodian or other similar organization holds the shares, the stockholder should contact that representative directly.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we do not expect to hold a 2024 annual meeting of stockholders, as Daseke will cease to be an independent public company and will become a subsidiary of Parent. If the Merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we will hold a 2024 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. If the 2024 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2024 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

To be considered for inclusion in the proxy statement and proxy card for the 2024 annual meeting of stockholders, if one is held, proposals of stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Company at its offices at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, no later than the date that will be announced by the Company prior to the 2024 annual meeting of stockholders. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any submitted stockholder proposal must comply with the requirements of Rule 14a-8.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting and (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures, or the other procedures set forth in the bylaws. Furthermore, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive office at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001 no later than the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders, upon request, annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the Electronic Data Gathering, Analysis and Retrieval (known as EDGAR) system and are publicly available on the SEC’s website, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of our annual report and the reports and other information filed with the SEC. In addition, we provide information regarding our corporate governance and financial and stock information on our corporate website at https://investor.daseke.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this proxy statement.

Any requests for copies of information, reports or other filings with the SEC should be directed to:

Soumit Roy, Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed Merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TFI INTERNATIONAL INC.,

DIOCLETIAN MERGERCO, INC.

and

DASEKE, INC.

Dated as of December 22, 2023

Annex A-i

Annex A-ii

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2023 (this “Agreement”), is made by and among TFI INTERNATIONAL INC., a corporation incorporated pursuant to the Canada Business Corporations Act, DIOCLETIAN MERGERCO, INC., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Acquisition Sub”), and DASEKE, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions set forth in this Agreement, and pursuant to the Delaware General Corporation Law (the “DGCL”).

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1       Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix I. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any capitalized terms used in any exhibits, annexes, appendices and schedules to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement.

Section 1.2       Interpretation; Construction.

(a)       The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)       Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is

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reasonably apparent that such disclosure relates to any such other section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)       The words “hereof,” “herein,” “hereby,” “hereunder,” “herewith,” “therewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes, appendices and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes, appendices and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Whenever this Agreement requires Acquisition Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Acquisition Sub to take such action. References to any statute, agreement or instrument shall be deemed to refer to such statute, agreement or instrument as amended from time to time and, in the case of any statute, to any rules or regulations promulgated thereunder; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, agreement or instrument shall be deemed to refer to such statute, agreement or instrument as amended, and, in the case of any statute, to any rules or regulations promulgated thereunder, in each case, as of such date. All references to “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the references to documents or other items “made available to” or “delivered to” Parent or Acquisition Sub (or words of similar import) means that such documents or other items were uploaded and accessible to Parent, Acquisition Sub and their respective Representatives in the VDR on or before the execution of this Agreement by Parent and Acquisition Sub on the date hereof.

Article II
THE MERGER

Section 2.1       The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Daseke, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2       The Closing. Subject to the provisions of Article VII, and unless this Agreement shall have been earlier terminated in accordance with Section 8.1, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Central time) on a date to be specified by the Company and Parent, but no later than the third Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions at the Closing), unless otherwise agreed to in writing by Parent, and the Closing shall take place by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

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Section 2.3       Effective Time.

(a)       Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b)       The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4       Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (a) in each case, the name of the Surviving Corporation shall be “Daseke, Inc.” and (b) the indemnity provisions shall be the same as those under Daseke, Inc.’s certificate of incorporation and bylaws, respectively, in each case, as in effect immediately prior to the Effective Time.

Section 2.5       Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6       Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation (other than such officers of the Company in respect of which Parent provides written notice to the Company prior to Closing that such Person shall not be an officer of the Surviving Corporation at the Effective Time), until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1       Effect on Securities.

(a)       Cancellation of Company Securities. At the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and Company Preferred Stock held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly-owned Subsidiaries, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)

(i)       Conversion of Company Common Stock. Except as otherwise provided in this Agreement, at the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any

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Dissenting Shares) shall be converted into the right to receive $8.30 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). At the Effective Time (or such other time specified in this Section 3.1), each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b)(i) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”), which immediately prior to the Effective Time represented such shares of Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, the Merger Consideration without interest thereon.

(ii)      Redemption of Company Nonconvertible Preferred Stock. At the Effective Time, each share of Company Nonconvertible Preferred Stock issued and outstanding shall be redeemed in accordance with its terms.

(c)       Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, each share of common stock, $1.00 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid, non-assessable share of common stock, $1.00 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d)       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock (or Company Preferred Stock) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration (or applicable Preferred Stock Consideration) and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2       Payment for Securities; Exchange of Certificates.

(a)       Designation of Paying Agent; Deposit of Exchange Fund. No later than ten days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank, trustee or trust company (the “Paying Agent”) that is organized and doing business in New York, New York, and having capital and surplus of at least $500,000,000, the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the purposes of exchanging Certificates and Book-Entry Evidence for the Merger Consideration and Preferred Stock Consideration, and to act as Paying Agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and Company Nonconvertible Preferred Stock, and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1(b), except as expressly provided for in this Agreement.

(b)       Procedures for Exchange.

(i)        Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss

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in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for an amount in cash equal to the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii)      Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive an amount in cash equal to the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, (y) no holder of Book-Entry Evidence shall be required to deliver a Certificate and (z) no holders of Book-Entry Evidence held through The Depository Trust Company shall be required to deliver an executed letter of transmittal to the Paying Agent to receive an amount in cash equal to the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c)       Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor an amount in cash equal to the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d)       Payment of Aggregate Merger Consideration to Other Person. If any portion of the Aggregate Merger Consideration is to be paid to a Person other than the Person whose name is registered in the applicable surrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Aggregate Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)       Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, defaced or destroyed Certificate, an amount in cash equal to the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

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(f)       Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.

(g)       No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation nor the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Evidence shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Evidence would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Evidence shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h)       Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the former holders of Company Common Stock and Company Nonconvertible Preferred Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(i)        Withholding. Each of Parent, the Company, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, however, that Parent shall use commercially reasonable efforts to notify the Company at least three Business Days in advance of any such deduction or withholding and shall reasonably cooperate with the Company in order to reduce or eliminate such deduction or withholding in accordance with applicable Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to or deposited with the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3       Company Equity Awards.

(a)       Treatment of Company Options. At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Acquisition Sub, the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, subject to Section 3.3(c). Each Company Option with an exercise price per share equal to or greater than the Merger Consideration shall be cancelled without any action on the part of Parent, Acquisition Sub, the Company or the holder thereof and without any cash payment being made in respect thereof.

(b)       Treatment of Company RSUs.

(i)       At the Effective Time, each outstanding Company RSU that is vested or will become vested at the Effective Time automatically in accordance with its terms in effect as of the date hereof (such terms with respect to vesting being consistent with the forms filed with the Securities and Exchange Commission as of December 1, 2023), solely as a result of the consummation of the transactions contemplated

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by this Agreement (each, a “Vested Company RSU”), shall, automatically and without any required action on the part of Parent, Acquisition Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (a) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (b) the Merger Consideration, subject to Section 3.3(d).

(ii)      At the Effective Time, except as otherwise agreed by the holder and Parent, each outstanding Company RSU that is not a Vested Company RSU (a “Converted RSU Award”) shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company RSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the Company Equity Plan or applicable award agreement), except that such Converted RSU Award shall be in respect of a number of Parent Common Stock that is equal to the number of Company Common Stock underlying such Converted RSU Award immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Parent Common Stock.

(c)       Treatment of Company PSUs.

(i)       At the Effective Time, each outstanding Company PSU that is vested (but not yet settled) or will become vested at the Effective Time automatically in accordance with its terms in effect as of the date hereof (such terms with respect to vesting being consistent with the forms filed with the Securities and Exchange Commission as of December 1, 2023), solely as a result of the consummation of the transactions contemplated by this Agreement (each, a “Vested Company PSU”) shall, automatically and without any required action on the part of Parent, Acquisition Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (a) the number of shares of Company Common Stock underlying such Vested Company PSU (as determined in accordance with the terms of the applicable award agreement including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (b) the Merger Consideration, subject to Section 3.3(d).

(ii)      At the Effective Time, except as otherwise agreed by the holder and Parent, each outstanding Company PSU that is not a Vested Company PSU (a “Converted PSU Award”), shall be assumed by Parent and will subject to the same terms and conditions applicable to Company RSUs immediately prior to the Effective Time (including time-based vesting and any accelerated vesting upon qualifying terminations of employment as set forth in the Company Equity Plan or applicable award agreement (such terms being the same as the terms in the form of Company RSU award agreement filed as Exhibit 10.33 to the Company’s annual report on Form 10-K filed on February 23, 2023)), except that such Converted PSU Award shall cliff vest on the date that would have been the end of the performance period under the terms applicable to such Converted PSU Award immediately prior to the Effective Time, and such Converted PSU Award shall be in respect of a number of Parent Common Stock that equal to the product of (a) the number of shares of Company Common Stock underlying such Converted PSU Award assuming achievement of applicable performance goals at target level, multiplied by (ii) the Exchange Ratio and rounded down to the nearest share of Parent Common Stock.

(d)       Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (or, in the case of amounts that are not considered wages subject to withholding for applicable Tax purposes, its standard accounts payable procedures) to each holder of a Company Option, Vested Company RSU or Vested Company PSU the amounts due pursuant to this Section 3.3, less any required withholding Taxes and without interest, promptly after the Effective Time (but no later than the first payroll date that occurs more than five Business Days following the Effective Time). Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.

Section 3.4       Dissenting Shares. Notwithstanding Section 3.1(b) or anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent

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the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time) or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands for appraisal of Company Common Stock received by the Company, written withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, or approve any withdrawal of any such demands or agree to do or commit to any of the foregoing.

Section 3.5       Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration or Preferred Stock Consideration as provided for in Section 3.1(b) for each share of Company Common Stock or Company Preferred Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Aggregate Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (including any Company Convertible Preferred Stock that is converted into shares of Company Common Stock prior to the Effective Time) and Company Preferred Stock formerly represented by such Certificates or Book-Entry Evidence.

Section 3.6       Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out the purposes and intent of this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (subject to Section 1.2(b)) or in the Company SEC Documents filed or furnished by the Company on or after January 1, 2022 and prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent predictive, customary or forward-looking in nature); provided that, nothing in the Company SEC Documents shall be deemed to be disclosures against Section 4.2(a) (other than with respect to the penultimate sentence of Section 4.2(a)), the Company hereby represents and warrants to Parent as of the date hereof as follows:

Section 4.1       Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except, where the failure to be in good standing or to have such power and authority as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s second amended and restated certificate of incorporation (as amended, the “Company Charter”), Certificate of Designations, Preferences, Rights

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and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of the Company (the “Convertible Certificate of Designations”), Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Perpetual Redeemable Preferred Stock and Series B-2 Perpetual Redeemable Preferred Stock of the Company (as amended, the “Nonconvertible Certificate of Designations” and, together with the Company Convertible Certificate of Designations, the “Company Certificates of Designations”) and amended and restated bylaws (as amended, the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents. The Company is not in violation of any of the corporate documents listed in the penultimate sentence of this Section 4.1.

Section 4.2       Capitalization.

(a)As of December 21, 2023, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, (A) 46,511,355 of which were issued and outstanding, (B) 5,652,173 of which are reserved for issuance upon the conversion of the Company Preferred Stock, (C) 1,633,662 of which are reserved for issuance upon the exercise of outstanding Company Options with a weighted average exercise price of $6.57 per share, (D) 1,032,904 of which are reserved for issuance upon the vesting of outstanding Company RSUs (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) and (E) 961,377 of which are reserved for issuance upon the vesting of outstanding Company PSUs (with Company PSUs measured at the target level of performance and including any shares of Company Common Stock in respect of dividend equivalent units credited thereon); and (ii) 10,000,000 shares of Company Preferred Stock, consisting of (A) Company Convertible Preferred Stock, 650,000 of which were issued and outstanding with a liquidation preference of $100 per share, and (B) Company Nonconvertible Preferred Stock, 47,597 of which were issued and outstanding with a liquidation preference of $1,000 per share. No shares of Company Common Stock were held by the Company in its treasury or by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized and are validly issued and are fully paid, nonassessable and are free of preemptive rights. As of the date hereof, except as set forth above in this Section 4.2(a) or in Section 4.2(a) of the Company Disclosure Letter, there are no existing and outstanding (A) options, calls, warrants, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (C) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or Company Preferred Stock, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Common Stock (in each case, other than with respect to dividends to be paid by any wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company).

(b)       All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly-owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(c)       Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as whole.

(d)       Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each outstanding Company Equity Award granted under any of the Company Equity Plans and: (i) the number of shares of Company Common Stock subject to such outstanding Company Equity Award and (ii) if applicable, the strike price of such Company Equity Award.

Section 4.3       Authority Relative to Agreement.

(a)       The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the

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consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought.

(b)       The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.6 shall not be a breach of the representation in clause (iii)).

(c)       The Converted RSU Awards and Converted PSU Awards constitute “Replacement Awards” pursuant to the Company Equity Plan.

Section 4.4       No Conflict; Required Filings and Consents.

(a)       Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) assuming the Existing Debt Agreements are repaid and terminated at or before the Closing, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b)       No consent, approval, license, permit, Order, registration or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, or the continued effectiveness of permits and authorizations which are material to the Company’s business other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) for the avoidance of doubt, any filings or other documentation required in connection with the payment of Taxes or other amounts described in Section 9.9, (v) filings with The NASDAQ Stock Market LLC (“NASDAQ”), (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust and Foreign Investment Laws, (viii) submission of the Security Clearance Filings to the CSAs and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5       Permits; Compliance With Laws.

(a)       The Company and its Subsidiaries are in possession of all material franchises, approvals, permits, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company

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Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b)       Except as would not have a Company Material Adverse Effect, since January 1, 2022, none of the Company or any of its Subsidiaries is in default or violation of any Law applicable to the Company or any of its Subsidiaries. Notwithstanding the foregoing, no representation or warranty in Section 4.5(a) or this Section 4.5(b) is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, Intellectual Property Rights matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Company SEC Documents; Financial Statements), Section 4.8 (Disclosure Controls and Procedures), Section 4.12 (Employee Benefit Plans), Section 4.14 (Intellectual Property Rights), Section 4.15 (Taxes), Section 4.17 (Real Property) and Section 4.18 (Environmental Matters), respectively.

(c)       Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2022 have been, conducted in material compliance with the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”). Except as would not have a Company Material Adverse Effect, there are no internal investigations or, to the Knowledge of the Company, prior or pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.5(c).

Section 4.6       Company SEC Documents; Financial Statements.

(a)       Since January 1, 2022, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended. As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. None of the Subsidiaries of the Company is required to make any filings with the SEC or is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b)       The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Documents(i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q or other rules and regulations of the SEC); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, with respect to unaudited quarterly financial statements, subject to normal year-end audit adjustments, which adjustments would not be material, individually or in the aggregate). Except as have been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 4.7       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.

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Section 4.8       Disclosure Controls and Procedures.

(a)       The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

(b)       Since January 1, 2022, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the chief executive officer or general counsel of the Company.

Section 4.9       Absence of Certain Changes or Events. From December 31, 2022 to the date of this Agreement, except with respect to the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect.

Section 4.10     No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since September 30, 2023, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, (d) for liabilities or obligations that would not have a Company Material Adverse Effect or (e) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11     Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12     Employee Benefit Plans.

(a)       Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). The Company has made available to Parent a true and complete copy of the current plan document for each

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material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable) with respect to such material Company Benefit Plans: (i) the current summary plan description and any summary of material modifications thereto and (ii) the most recently filed annual report on IRS Form 5500.

(b)       Except as would not have a Company Material Adverse Effect: (i) each of the Company Benefit Plans has been maintained, operated and administered in accordance with its terms and in compliance with applicable Laws, (ii) no Action (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened against any Company Benefit Plan before any court or arbitrator or any Governmental Authority, (iii) payments required to have been paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been paid by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law, (iv) to the Knowledge of the Company, no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to a Company Benefit Plan and (v) there have been no breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could reasonably be likely to result in any liability or excise Tax under ERISA or the Code.

(c)       (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan.

(d)       Neither the Company nor any of its Subsidiaries currently sponsors, maintains, administers or contributes to, has any obligation to contribute to, (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(e)       Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger could reasonably be expected to (i) entitle any employee of the Company or any of its Subsidiaries to any payment of compensation, (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such employee, (iii) accelerate the time of payment or vesting of amounts due any such employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans or (iv) result in any payments or benefits under any agreement with the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f)       Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has any material obligations to provide post-employment or retiree health insurance, life insurance, or other benefits to any person under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.13     Labor Matters.

(a)       Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. There are no labor-related strikes, concerted walkouts or concerted work stoppages pending or, to the Knowledge of the Company, threatened in writing. To the Knowledge of the Company, there is no pending organizing campaign, nor in the past three (3) years has any such effort commenced, and in the last three (3) years no labor union has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b)       Except as would not have a Company Material Adverse Effect, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before a Governmental Authority, by or on behalf of any present or former employee, applicant for employment or individual independent contractor of the Company or any of its Subsidiaries, in each case alleging breach of any express employment contract or violation of any Law governing employment or the termination thereof in connection with an employment or other individual service-provider relationship with the Company or its Subsidiaries, and there have not been any such proceedings since January 1, 2022.

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(c)       The Company and its Subsidiaries have not implemented any plant closings or layoffs of employees that implicated the Worker Adjustment and Retraining Notification Act or similar state Laws within the past six months.

(d)       To the Knowledge of the Company, as of the date of this Agreement, no officer, director or other management-level employee of the Company or any of its Subsidiaries is (i) the subject of a pending allegation of workplace sexual harassment or assault, or (ii) except as would not have a Company Material Adverse Effect, currently accused of engaging in workplace sexual harassment or assault.

Section 4.14     Intellectual Property Rights.

(a)       Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets, software and other intellectual property rights (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2022, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”). Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries exclusively own, free and clear of all Liens (other than Permitted Liens), all Company Intellectual Property Rights.

(b)       To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not since January 1, 2022, infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received since January 1, 2022, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2022, no other Person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.

(c)       Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented and maintained reasonable measures with respect to technical, administrative and physical safeguards designed to preserve and protect the confidentiality, availability, security and integrity of the Company IT Assets, (ii) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures and (iii) to the Knowledge of the Company, the Company IT Assets are free of Malicious Code.

(d)       Except as would not have a Company Material Adverse Effect, since January 1, 2022 (i) there have been no claims pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy Obligations, (ii) neither the Company nor any of its Subsidiaries has notified any Person of any data security breaches or other cybersecurity incidents in connection with any Privacy Obligation, (iii) to the Knowledge of the Company, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Personal Data that was in the possession or control of the Company, its Subsidiaries or third Persons acting on their behalf and (iv) the Company and its Subsidiaries have complied, and are in compliance, with all Privacy Obligations.

Section 4.15     Taxes.

Except as would not have a Company Material Adverse Effect:

(a)       all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

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(b)       each of the Company and its Subsidiaries has timely paid all Taxes due and payable (whether or not shown on any Tax Return), including any Taxes required to be collected or withheld in connection with amounts paid by or owing to any employee, creditor, or other Third Party, other than Taxes for which adequate reserves have been established in accordance with GAAP on any financial statements filed with the SEC;

(c)       no deficiencies for Taxes have been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries, or fully satisfied by payment;

(d)       there is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit, examination, investigation or other proceeding is contemplated or pending;

(e)       neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency;

(f)       neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (each a “Tax Sharing Agreement”) (other than (A) any commercial agreements with customers, vendors, lenders, lessors or other third parties entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (B) any Tax Sharing Agreement the only parties to which are the Company and its Subsidiaries);

(g)       neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed in whole or part by Section 355 of the Code (or so much of Section 356 as it relates to Section 355 of the Code) or Section 361 of the Code (or in each case, any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(h)       neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law) or as a transferee or successor, or by Contract (other than any commercial agreements with customers, vendors, lenders, lessors or other third parties entered into in the ordinary course of business and the primary purpose of which is not related to Taxes);

(i)     neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) any “closing agreement” as described in Section 7121 of the Code (or any analogous or similar state, local or non-U.S. Law) executed prior to the Closing; (C) any installment sale or open transaction disposition made prior to the Closing; (D) any prepaid amount received, or deferred revenue accrued, prior to the Closing; (E) the application of Section 965 of the Code; (F) the use of any impermissible method of accounting used prior to the Closing; or (G) having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8;

(j)        there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(k)       no rulings, requests for rulings, closing agreements or other written agreements have been entered into with or issued by, or are pending with, any Governmental Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries;

(l)        no jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim within the last three (3) years that the Company or any of its Subsidiaries is or may be subject to Tax by, or required to file a Tax Return in, such jurisdiction with respect to Taxes that are the subject of such Tax Return;

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(m)     the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(n)       all related party transactions to which the Company or any of its Subsidiaries is a party have been conducted on an arms’ length basis in accordance with Section 482 of the Code (or any analogous or similar provision of state, local or non-U.S. Law) and are supported by contemporaneous transfer pricing documentation; and

(o)       neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.15 and, to the extent relating to Tax matters, Section 4.12, are the Company’s sole and exclusive representations with respect to Tax matters in this Agreement and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 4.16     Material Contracts.

(a)       Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, Lease or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i)       constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)      is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)     is a loan, guarantee of indebtedness, credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money less than $5,000,000 individually);

(iv)     is a Contract with respect to any interest rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries);

(v)      is an acquisition agreement, asset purchase agreement, stock purchase agreement, merger, divestiture or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) entered into during the two-year period prior to the date hereof and which has not yet been consummated or terminated, pursuant to which (A) the Company or any Subsidiary of the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $3,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $3,000,000;

(vi)     is a lease or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or holds or operates any material personal property owned by any other party, or permits any Third Party to hold or operate any material personal property owned or controlled by the Company or any of its Subsidiaries, in each case for which the annual rental exceeds $1,000,000;

(vii)    is an agreement entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $2,000,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

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(viii)   except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that prohibits the Company or any of its Subsidiaries from engaging or competing in any material line of business, in any geographical location or with any Person, or contains any right of first refusal, right of first negotiation or offer, “most favored nation,” exclusivity or similar covenants that would materially restrict future business activity of the Company or any of its Subsidiaries following the Effective Time, excluding customary back-solicitation provisions;

(ix)     is a collective bargaining agreement or similar Contract with any union, works council or other labor organization covering any employee of the Company or any of its Subsidiaries;

(x)      is a Contract which restricts the payment of dividends or distributions in respect of any equity interests of the Company and its Subsidiaries (other than Contracts described in another clause of this Section 4.16(a));

(xi)     is a Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or its Subsidiaries or any person beneficially owning 5% or more of the outstanding shares, on the other hand (except for any Company Benefit Plan);

(xii)    is a Contract between the Company or any of its Subsidiaries, on the one hand, and any director or employee of the Company or its Subsidiaries, on the other hand, which provides for any severance benefits, separation benefits, termination benefits, retention benefits, change of control benefits, transaction bonus or similar benefits;

(xiii)   which imposes material ongoing obligations on the Company or any of its Subsidiaries, including, without limitation, litigation settlements;

(xiv)   is an agreement pursuant to which the Company or any of its Subsidiaries is granted or grants license rights to use material Intellectual Property Rights (other than Contracts (A) in which grants of Intellectual Property Rights are incidental to such Contracts, and (B) granting non-exclusive rights of Company Intellectual Property Rights in the ordinary course of business or (C) granting rights to use commercially available hardware or software including pursuant to shrink wrap, click through, open source software or other standard licensing terms (collectively, “Non-Material Licenses”)); or

(xv)    is an agreement with any (A) executive officer or director of the Company or (B) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner.

(b)       To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought.

Section 4.17     Real Property.

(a)       Section 4.17(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. As of the date hereof, except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries, with respect to each Owned Real Property: (i) the Company or its Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (ii) other than the rights of Parent and Acquisition Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

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(b)       Section 4.17(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property with annual rental rates in excess of $1,000,000. The Company has delivered to Parent a true and complete copy of each material Lease. As of the date hereof, except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries, with respect to each Lease: (i) such Lease is legal, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws; (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written communication from, or given any written communication to, any other party to such Lease, alleging the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease and (iv) the Company or its Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)       There are no pending condemnation proceedings affecting the Owned Real Property or, to the Knowledge of the Company, any of the Leased Real Property, and to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any threatened condemnation proceeding affecting the Owned Real Property or Leased Real Property.

Section 4.18     Environmental Matters.

(a)       The Company is in compliance with all applicable Environmental Laws, including any permits required under Environmental Laws for the operation of its business as currently conducted, except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(b)       The Company has not received any unresolved written notice of violation of Environmental Laws, except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(c)       There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, except as would not be reasonably expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(d)       To the Knowledge of the Company, the Company has not released any Hazardous Materials at the Owned Real Property in violation of Environmental Laws and in quantities or concentrations that currently require investigation, remediation or monitoring by of the Company pursuant to any Environmental Laws, except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

Notwithstanding any other provisions in this Agreement, the representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties of the Company relating to environmental, health and safety matters, including Environmental Laws and Hazardous Materials.

Section 4.19     Tractors and Trailers. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, taken as a whole: (a) each of the tractors and trailers owned, operated or leased by the Company or its Subsidiaries (collectively, the “Tractors and Trailers”), (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in the ordinary course of business, (iii) meets all applicable operating condition requirements of the U.S. Department of Transportation and other applicable Laws and (iv) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted; (b) each of the Tractors and Trailers is properly licensed and registered with applicable authorities in accordance with applicable Laws, and such licenses and registrations are current; and (c) all current license plates and stickers are properly affixed to the Tractors and Trailers, and all related fees have been paid. None of the Company or its Subsidiaries has an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. During the twelve (12) months immediately preceding the date of this Agreement, all information provided to the FMCSA by the Company and its Subsidiaries in connection with the FMCSA’s Compliance, Safety, Accountability program has been true, accurate and complete in all material respects.

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Section 4.20     Vote Required. Assuming the accuracy of the representations contained in Section 5.12, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby.

Section 4.21     Brokers. Except for those Persons set forth in Section 4.21 of the Company Disclosure Letter and J.P. Morgan Securities LLC (“J.P. Morgan”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22     Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of the date hereof, of J.P. Morgan that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.

Section 4.23     Insurance. Section 4.23 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement, other than any policy maintained in connection with a Company Benefit Plan. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 4.24     Takeover Statutes. The board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute, including without limitation DGCL Section 203 or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company, and the board of directors of the Company has not adopted or approved or authorized the adoption or approval of such a plan.

Section 4.25     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV. None of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Daytona” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Intralinks under the title “Project Diocletian – Tampa” (collectively, the “VDR”). Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of

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Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter (subject to Section 1.2(b)), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1       Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 5.2       Authority Relative to Agreement.

(a)       Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought.

(b)       The board of directors or similar governing body of each of Parent and Acquisition Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable, and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

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Section 5.3       No Conflict; Required Filings and Consents.

(a)       Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ (including Acquisition Sub’s) certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b)       Other than as set forth on Section 5.3(b) of the Parent Disclosure Letter, no Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) any filings with the New York Stock Exchange or any foreign stock exchange, (iv) such filings as may be required in connection with the Taxes described in Section 9.9, (v) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vi) compliance with and filings or notifications under the HSR Act or other Antitrust and Foreign Investment Laws, (vii) submission of the Security Clearance Filings to the CSAs and (viii) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4       Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement or the ability of Parent or Acquisition Sub to fully perform their covenants and obligations pursuant to this Agreement.

Section 5.5       Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.6       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, when filed with the SEC, when distributed or disseminated to the holders of shares of Company Common Stock and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

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Section 5.7       Sufficient Funds. Parent and Acquisition Sub have access to, and at all times from the date hereof through the Closing, or until the earlier termination of this Agreement in accordance with its terms, will have, cash and other sources of immediately available funds sufficient to consummate the Merger, including the payment of the Merger Consideration and all fees and expenses payable by Parent and Acquisition Sub in connection with the Merger. Parent and Acquisition Sub expressly acknowledge and agree that their respective obligations to consummate the Merger are not subject to any condition or contingency with respect to any financing or funding by any Third Party.

Section 5.8       Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 100 shares, $1.00 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.9       Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.10     Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub or any of their respective Subsidiaries.

Section 5.11     Solvency. Neither Parent nor, Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent or Acquisition Sub or any of their respective Subsidiaries (which, for purposes of this Section 5.11, shall include the Company and its Subsidiaries). Each of Parent and Acquisition Sub is Solvent as of the date hereof and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 5.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Acquisition Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business and will not have an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged. For purposes of this Section 5.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.12     Share Ownership. Except as set forth in Section 5.12 of the Parent Disclosure Letter, none of Parent, Acquisition Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the five years preceding the date hereof, any capital stock of the Company and none of Parent, Acquisition Sub or their respective Affiliates holds any rights to acquire any capital stock of the Company except pursuant to this Agreement, or has been an “interested stockholder” of the Company as defined in section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.13     Management Agreements. Other than this Agreement or as set forth on Section 5.13 of the Parent Disclosure Letter, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their respective Affiliates, on the one hand, and any

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member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.14     Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)       Each of Parent and Acquisition Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received full and complete access to (A) such books and records, facilities, properties, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries which they and their Representatives and such Affiliates have desired or requested to see or review and (B) the VDR, (ii) have had full opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and its Subsidiaries.

(b)       Except for the representations and warranties expressly set forth in this Article V or any certificate delivered hereunder, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c)       Except for the representations and warranties expressly set forth in Article IV or any certificate delivered hereunder, each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries’ respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV or any certificate delivered thereunder and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that each of Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Company and its Subsidiaries and,

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in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

Article VI
COVENANTS AND AGREEMENTS

Section 6.1       Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (c) may be expressly required, contemplated or permitted pursuant to this Agreement or (d) set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its reasonable best efforts conduct the business of the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve intact its business in all material respects (including without limitation its relationships with key customers, suppliers and other Persons with which it has material business relations) (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)       amend or otherwise change the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)       split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than repurchases or retention of shares of Company Common Stock in connection with the vesting, exercise, forfeiture or settlement of Company Equity Awards) that (i) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (ii) may be granted after the date hereof in compliance with Section 6.1(c);

(c)       issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries and for Permitted Liens; provided, however, that the Company may (x) issue shares of Company Common Stock in connection with the vesting, exercise or settlement of Company Equity Awards that are (i) outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (ii) may be granted after the date hereof in compliance with this Section 6.1(c), (y) grant, commit to grant, confer or award any Company Equity Awards as otherwise permitted by this Section 6.1 or Section 6.1(e) of the Company Disclosure Letter and, (z) upon conversion of the Company Convertible Preferred Stock pursuant to the terms of the Convertible Certificate of Designations, issue Company Common Stock;

(d)       establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends paid by any wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company and (ii) regular quarterly distributions in respect of Company Preferred Stock;

(e)       except (A) as required or permitted under the terms of a Company Benefit Plan or by applicable Law or (B) in conjunction with modifications of health or welfare plans in connection with annual renewal, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any director, officer, or employee of the Company or any of its Subsidiaries with annual base compensation in excess of $250,000 (a “Subject Employee”), (ii) establish, adopt, enter into or amend any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), except for any at-will offer letter or similar arrangement that does not provide for any severance or change-in-control entitlements with any employee or other individual service provider who is hired or promoted as permitted hereunder, (iii) enter into any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or

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payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan, (v) hire, terminate (other than for “cause”), furlough, or temporarily lay off any employee who is or upon hiring will become an officer or Subject Employee, or (vi) enter into any agreement or understanding to provide any severance benefits, separation benefits, termination benefits, retention benefits, change of control benefits, transaction bonus or similar benefits to any existing or newly hired director, officer, or employee;

(f)       acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, any material equity interest in or business of any Person;

(g)       sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any material assets of the Company, except in the ordinary course of business and except for Permitted Liens;

(h)       sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any Owned Real Property, except for Permitted Liens;

(i)        incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing Debt Agreements, (ii) pursuant to other agreements in effect prior to the execution of this Agreement, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business, (iv) between or among the Company or any of its Subsidiaries, (v) which is to be repaid at or prior to the Closing or (vi) in a principal amount not to exceed $3,000,000;

(j)        enter into, modify or amend any Company Material Contract which cannot be terminated without material penalty upon notice of ninety days or less other than in the ordinary course of business;

(k)       renew any Leased Real Property with rent in excess of $1,000,000 annually or a term greater than three (3) years;

(l)        make any change to its methods of accounting in effect at September 30, 2023, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required or recommended by PCAOB or the Company’s auditors in connection with an audit or review of the Company’s financial statements, (iii) changes to its methods of accounting for Tax purposes made within the ordinary course of business, or (iv) as required by a change in applicable Law;

(m)      except as contemplated by this Agreement, solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution;

(n)       settle, release, waive or compromise any material claims or litigation other than settlements or compromises of litigation for solely monetary payments in the aggregate where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed, individually or in the aggregate, the amounts set forth in Section 6.1(n) of the Company Disclosure Letter or (iii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

(o)       (i) sell, assign, license (other than Non-Material Licenses), abandon, transfer or otherwise dispose of any material Company Intellectual Property Rights to any Person other than then Company or a Subsidiary of the Company, other than the expiration of such Company Intellectual Property Rights at the end of its maximum statutory term or abandonment of registrations or applications for Intellectual Property Rights in the ordinary course of business, or (ii) disclose any material trade secrets or other material confidential information, other than (A) to the Company or a Subsidiary of the Company or (B) pursuant to a written non-disclosure agreement (or similar obligation by operation of law) entered into in the ordinary course of business with reasonable confidentiality provisions (or similar protections) in favor of, the Company;

(p)       (i) make, change, revoke, rescind or otherwise modify any material tax election; (ii) materially amend or otherwise materially modify any material Tax Return; (iii) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method; or (iv) settle, consent to or comprise (in whole or in part)

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any material claim, liability, assessment, audit, examination, proceeding or other litigation related to income or other material Taxes (including, without limitation, by entering into any closing or other settlement agreement with any Taxing Authority);

(q)       make or authorize any loans, advances or capital contributions to, or investments in, any Person, in excess of $50,000 individually;

(r)        incur, authorize or commit to incur any capital expenditures other than (i) as set forth in 6.1(r) of the Company Disclosure Letter or (ii) expenditures that do not exceed $3,000,000 million in the aggregate;

(s)       enter into any agreement, arrangement, or understanding with respect to voting of the Company’s capital stock; or

(t)        enter into any agreement to do any of the foregoing.

Section 6.2       Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)       As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that may be reasonably requested in connection with the preparation and filing of the Proxy Statement and shall promptly provide such other assistance in the preparation and filing of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC no later than 30 days following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, and the Company will consider in good faith the comments of Parent in connection with any such filing or response, except, in each case, for any amendment or supplement to the Proxy Statement in connection with an Adverse Recommendation Change or a Superior Proposal, or to the extent prohibited by Law. None of the Company or its Representatives will agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the Parent in advance (to the extent practicable) and, to the extent permitted by the SEC, allows the Parent to participate.

(b)       The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after such record date. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c)       The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and, if applicable, any approvals related thereto (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and

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for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting or (D) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval. As promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Stockholders’ Meeting. The Company shall, through the board of directors of the Company, but subject to the right of the board of directors of the Company to make an Adverse Recommendation Change pursuant to Section 6.6, provide the Company Recommendation and include the Company Recommendation in the Proxy Statement. Unless there has been an Adverse Recommendation Change pursuant to Section 6.6, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Requisite Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock (if any) held by them in favor of the approval of this Agreement. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Common Stock for the purpose of obtaining the Requisite Stockholder Approval.

Section 6.3       Appropriate Action; Consents; Filings.

(a)       In accordance with the terms and subject to the conditions of this Agreement (including Section 6.6), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby, including the Merger, and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the Company shall not be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto unless such payment is reimbursed by Parent and such condition is effective only after the Effective Time and consented to by Parent), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (A) no later than 10 Business Days following the date hereof, make its filings under the HSR Act, and unless the parties hereto mutually agree in writing to a different timeframe, no later than 15 Business Days following the date hereof, make any other applications and filings required under the Antitrust and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter and Parent Disclosure Letter with respect to the transactions contemplated hereby, including the Merger, (B) comply at the earliest practicable date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust and Foreign Investment Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, consider all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust and Foreign Investment Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to Section 6.3(a) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b)       Without limiting anything in this Section 6.3, (i) none of the parties hereto, or their respective Affiliates shall extend any waiting period under the HSR Act or comparable period under other Antitrust and Foreign Investment Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, including the Merger, except with the prior written consent of the other parties hereto and

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(ii) Parent and Acquisition Sub agree to take (and to cause their Affiliates to take) promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents set forth on Section 6.3(a) of the Company Disclosure Letter that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible (and in any event at least five Business Days prior to the Termination Date), including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Acquisition Sub or their respective Affiliates, (B) terminating, amending or assigning existing relationships, and contractual rights and obligations of the Company, Parent, Acquisition Sub or their respective Affiliates, (C) requiring, Parent, Acquisition Sub, or the Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent, Acquisition Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by this Agreement, including the Merger; provided, further, that Parent and Acquisition Sub shall not be required to take (or agree not to take) any action, (I) that is not conditional on the consummation of the Merger, (II) that would subject Parent, Acquisition Sub, or any of their Affiliates to any criminal liability or (III) when taken together with all other actions, efforts, or agreements, would reasonably be expected to have a material adverse effect on the business, operations or financial results of Parent and its Subsidiaries (including the Company and its Subsidiaries) as a whole.

(c)       Within 20 Business Days of the date of this Agreement (unless otherwise agreed by the parties hereto), Parent shall submit to the Company the Security Clearance Filings, and the Company shall deliver the Security Clearance Filings to the CSAs within five Business Days thereafter. Parent shall take all actions necessary regarding the Security Clearance Filings, including providing all such information and assurances as may be required, requested or imposed by the CSAs, including without limitation, entering into a commitment letter, special security agreement or other similar arrangement or agreement in relation to any business of the Company that is subject to the NISPOM Rule.

(d)       Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will reasonably cooperate in good faith in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege or confidentiality concerns and exclude any information relating to Company valuation and similar matters relating to the transactions contemplated herein, or designate any competitively sensitive material as “Outside Counsel Only Material,” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(e)       Parent and Acquisition Sub shall not, and shall not permit any of their Affiliates to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority under Antitrust and Foreign Investment Laws necessary to consummate the transactions contemplated by this Agreement, including the Merger, or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Authority entering an Order under Antitrust and Foreign Investment Laws prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement, including the Merger.

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Section 6.4       Company Preferred Stock.

(a)       The Company shall use its commercially reasonable efforts following the date hereof but subject to and conditioned upon the Effective Time, to obtain, or cause to be obtained, the consent of the holders of the Company Convertible Preferred Stock to elect to be converted into shares of Company Common Stock upon the occurrence of the Effective Time (and, otherwise, pursuant to the terms of the Convertible Certificate of Designations) such that the resulting Company Common Stock is converted into the right to receive the Merger Consideration, pursuant to Section 3.1(b)(i); provided, however, that notwithstanding anything to the contrary in this Agreement, in no event will the Company’s failure to obtain such consent of the holders of the Company Convertible Preferred Stock be deemed to condition or delay the Closing.

(b)       The Company shall use commercially reasonable efforts to facilitate the redemption of the Company Nonconvertible Preferred Stock, on or prior to the Closing Date; provided that the parties hereto further acknowledge and agree that each share of Company Nonconvertible Preferred Stock that is redeemed shall be redeemed for the Preferred Stock Consideration using the Exchange Fund, on the Closing Date, upon the occurrence of the Effective Time; provided, further, that notwithstanding anything to the contrary in this Agreement, in no event will the Company’s failure to effect the redemption of the Company Nonconvertible Preferred Stock be deemed to condition or delay the Closing.

Section 6.5       Access to Information; Confidentiality.

(a)       Until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, upon reasonable notice and subject to applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested (and if necessary, to provide such information through a “clean team” or “common interest” agreement); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company (taking into account the protections of any applicable clean team or common interest agreement), (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (b) violate any applicable Law or Order or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client, other legal privilege or trade secret protection; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any invasive or intrusive sampling, testing or assessment of any environmental media. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.5 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The Confidentiality Agreement shall apply with respect to information and materials furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

(b)       The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Parent under this Section 6.5 as “outside counsel only”. Such material and the information contained therein shall be given only to the outside legal counsel of Parent and will not be disclosed by such outside counsel to employees, officers or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.

(c)       Prior to the Closing, except as expressly permitted herein, none of Parent and its Affiliates (including Acquisition Sub) or their respective employees, directors, officers, agents or Representatives shall contact or communicate (or encourage others to contact or communicate, or assist others in contacting or communicating) with, directly or indirectly, any Covered Person.

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Section 6.6       Non-Solicitation; Competing Proposals.

(a)       Except as otherwise permitted by this Agreement, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with any Third Party relating to any Competing Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly (and in any event within two Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (ii) participate or engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.6 in response to a bona fide, unsolicited inquiry), or furnish any nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that constitutes or would reasonably be expected to lead to a Competing Proposal, (iii) grant access to the properties, books, records or personnel of the Company or its Subsidiaries to any Person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (iv) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into this Agreement) of any Third Party under any standstill or confidentiality agreement; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make a Competing Proposal if failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties to the stockholders of the Company under applicable Law or (v) approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or Contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement in accordance with the provisions of Section 6.6(c)) (any such letter of intent, memorandum of understanding, agreement or Contract, an “Alternative Acquisition Agreement”).

(b)       As promptly as reasonably practicable, and in any event within two Business Days of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal offer, or request (including any request for information) that constitutes or would reasonably be expected to lead to any Competing Proposal, the Company shall deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry, proposal offer, or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal, offer or request (including, if applicable, copies of any written inquiries, requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed of the status and any material amendment or modification of (and supplementally provide the terms of) any such Competing Proposal, inquiry, proposal, offer, or request on a prompt basis, and the status of any discussions or negotiations, and in any event within two Business Days following the Company’s receipt in writing of such an amendment or modification, and the general status of any discussions or negotiations with such Person or its Representatives, and provide copies of all draft documentation received from such Third Party relating to such Competing Proposal.

(c)       Notwithstanding anything to the contrary in this Agreement, but subject to compliance with the rest of this Section 6.6, at any time prior to the receipt of the Requisite Stockholder Approval, if the Company receives a bona fide, unsolicited Competing Proposal from any Person which did not result from a breach of this Section 6.6, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing and/or their respective Representatives

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if the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (x) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the Company’s board of directors (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(d)       Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to the Company’s stockholders, or otherwise declare advisable, any Competing Proposal, (C) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five Business Days after Parent so requests in writing following a publicly announced Competing Proposal (or, if earlier, the date that is two Business Days prior to the Stockholders’ Meeting), (D) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s board of directors or (E) fail to include the recommendation of the Company’s board of directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement as permitted hereunder). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may (A) make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Company’s board of directors as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company’s board of directors as of the date of this Agreement) (an “Intervening Event”), where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of, or contributors to, such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of, or contributors to, such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account), in each case, only if the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law or (B) if the Company has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of this Section 6.6 and that is not withdrawn, and the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) (including making payment of the Termination Fee) and substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Competing Proposal that constitutes a Superior Proposal, if and only if, the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and the Company has complied in all material respects with this Section 6.6 with respect to such Competing Proposal and the Person making such Competing Proposal; provided, however, that (x) no Adverse

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Recommendation Change may be made and (y) no termination of this Agreement pursuant to this Section 6.6(d) and Section 8.1(c)(ii) may be effected, in each case unless and until: (i) the fourth Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent of the Company’s board of directors’ intent to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.6(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”), which Notice of Adverse Recommendation shall specify in reasonable detail the applicable Intervening Event or Superior Proposal and which Notice of Superior Proposal shall specify the terms and conditions (and include the most current version of each proposed Contract providing for such Superior Proposal, including any Contract relating to financing) of any such Competing Proposal which the board of directors of the Company has concluded constitutes a Superior Proposal and the identity of the Person making such Competing Proposal, (ii) during the Notice Period, if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (iii) in determining whether to make such Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.6(d) and Section 8.1(c)(ii), as applicable, the board of directors of the Company shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal during the Notice Period (as may be extended). Any material revision to any Competing Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(d); provided that the new Notice Period shall be three Business Days (but in no event shorter than the original four Business Day Notice Period).

(e)       Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided, that the Company does not make any recommendation in connection therewith other than a recommendation against such offer.

(f)       For purposes of this Agreement:

(i)       “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act (x) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) (or the right to acquire beneficial ownership) of more than 20% of the total outstanding equity securities of the Company (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than 20% of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole, (y) with respect to the issuance, sale or other disposition, directly or indirectly to any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company, or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or its Subsidiaries pursuant to which any Person or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than 20% of the total outstanding equity securities of the Company (by vote or value) after giving effect to the consummation of such transaction.

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(ii)      “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to 50%) made by a Third Party that the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the board of directors of the Company considers to be appropriate (including the identity of the Third Party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be, more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.6(d)).

Section 6.7       Directors’ and Officers’ Indemnification and Insurance.

(a)       Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b)       Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c)       For at least six years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six year “tail” directors’

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and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent shall not be required to expend for such “tail” insurance an aggregate premium in excess of 300% of the aggregate annual premium paid for the Existing D&O Insurance Policies (the “Maximum Amount”); provided, further that if such insurance is not available or the annual premium for such insurance exceeds the Maximum Amount, then Parent shall obtain the best coverage available for a cost not exceeding the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.7(c).

(d)       In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.7.

(e)       The D&O Indemnified Parties are third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or Representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.7. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f)       Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim.

Section 6.8       Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.9       Public Announcements. Except as otherwise contemplated by Section 6.6 or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, provided that the initial press release with respect to the execution of this Agreement shall be in the form reasonably agreed to by the parties hereto, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, and Parent and Acquisition Sub may, without Company’s consent, make public announcements, statements or other disclosures, including communications to employees, customers, suppliers and consultants and in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, that consist of information disclosed in previous public announcements, statements or other disclosures made by the Company and/or Parent in compliance with this Section 6.9 or that are consistent with any communications plan previously agreed to by Parent and the Company.

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Section 6.10     Employee Benefits.

(a)       Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees”. For the period commencing at the Effective Time and ending one year after the Effective Time (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee, for so long as such Continuing Employee remains employed by the Surviving Corporation or its Affiliates, (i) at least the same base salary or wage rate, as applicable, and short-term cash incentive opportunities provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the greater of (x) the severance payments and benefits that are provided to similarly situated employees of Parent and its Subsidiaries at the time of such termination, and (y) the severance payments and benefits set forth in Section 6.10(a) of the Company Disclosure Letter.

(b)       From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation or any of their respective Affiliates to, assume and honor all obligations under the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time. Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c)       For purposes of determining eligibility to participate, vesting, benefit, accruals, and entitlement to benefits, where length of service is relevant under any benefit or compensation plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates after the Effective Time (collectively, the “New Plans”), the Continuing Employees shall receive credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the corresponding benefit plan or arrangement of the Company or any of its Subsidiaries (including for purposes of severance plans), except to the extent any such service credit would result in the duplication of benefits or result in the violation of applicable law. In addition and without limiting the generality of the foregoing: (i) Parent shall use commercially reasonable efforts to ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)       Notwithstanding anything in this Section 6.10 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as the establishment, amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or their respective Subsidiaries or Affiliates, or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) prevent Parent or its Affiliates from terminating or amending any Company Benefit Plan or New Plan in accordance with its terms or (iii) create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual), except as otherwise set forth in Section 9.6 of the Company Disclosure Letter.

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(e)       On and after the date hereof, any material broad-based written employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.

Section 6.11     Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub:

(a)       shall not amend or otherwise change any of the organizational documents of Acquisition Sub, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement, including the Merger; and

(b)       subject to the other terms and conditions of this Agreement, shall take all actions necessary to consummate the transactions contemplated by this Agreement, including the Merger.

Section 6.12     Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.12 of the Company Disclosure Letter (as such Section may be updated by the Company after the date hereof) (collectively, the “Company Debt”), including accrued interest thereon and all fees, expenses and other obligations (including penalties, premiums, break funding fees or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount, but no sooner than the Effective Time. The foregoing notwithstanding, with respect to Company Debt constituting secured equipment financing (“Equipment Debt”), to the extent such Equipment Debt (x) will not by its terms default, automatically accelerate or allow the holders thereof to cause the acceleration, repurchase or redemption thereof, in each case, as a result of the completion of the Merger or (y) prior to the Closing Date, such default, acceleration, right to accelerate or cause the repurchase or redemption thereof has been waived or deferred by the holders thereof, such Equipment Debt shall not be repaid on the Closing Date and the Debt Payoff Amount will be reduced by the amount of such Equipment Debt. Prior to the Closing Date, Parent shall identify Equipment Debt that Parent desires to remain outstanding following the Closing, and each of Company, and Parent shall use its commercially reasonable efforts to obtain from the holders of such identified Equipment Debt such consents as may be necessary to permit such Equipment Debt to remain outstanding following the Closing; provided, further, that notwithstanding anything to the contrary in this Agreement, in no event will Parent’s failure to effect the foregoing be deemed to condition or delay the Closing. The Company shall use its commercially reasonable efforts to, on or prior to the Closing Date, provide Parent with customary payoff letters (collectively, the “Payoff Letters”) from the agent or trustee, as applicable, under the Existing Debt Agreements, which Payoff Letters shall set forth the aggregate amounts required to satisfy in full all such indebtedness of the Company or any of its Subsidiaries to be discharged at the Closing.

Section 6.13     Acquisition Sub; Parent Affiliates. Parent shall take all actions necessary to cause Acquisition Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub. Parent and Acquisition Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.14     No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

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Section 6.15     Rule 16b-3 Matters. Prior to the Effective Time, the Company shall be permitted to take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16     Stock Exchange Matters. Parent shall cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.17     Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Article VII
CONDITIONS TO THE MERGER

Section 7.1       Conditions to the Obligations of Each Party

. The respective obligations of each party to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a)       the Requisite Stockholder Approval shall have been obtained;

(b)       any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable and described, under the Antitrust and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter and Parent Disclosure Letter shall have expired, been terminated or been obtained; and

(c)       no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

Section 7.2       Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a)       each of the representations and warranties of the Company contained in Section 4.1, Section 4.3 and Section 4.21 shall be true and correct in all material respects as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall have been true and correct as of such specific date only);

(b)       each of the representations and warranties of the Company contained in Section 4.2(a) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall have been true and correct as of such specific date only);

(c)       each of the representations and warranties of the Company contained in this Agreement not otherwise contemplated in Section 7.2(a) or Section 7.2(b), shall be true and correct, without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific

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date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(d)       since the date hereof, there shall not have been a Company Material Adverse Effect;

(e)       the Company shall have performed or complied in all material respects with its covenants, obligations or agreements required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(f)       the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b), (c), (d) and (e) have been satisfied.

Section 7.3       Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a)       each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be true and correct, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect;

(b)       Parent and Acquisition Sub shall have performed or complied in all material respects with their respective covenants, obligations or agreements required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c)       Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1       Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated, at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)       by mutual written consent of each of Parent and the Company;

(b)       by either Parent or the Company, if:

(i)       the Merger shall not have been consummated on or before 5:00 p.m. (Dallas time) on September 21, 2024 (the “Termination Date”); provided, however, that if as of the Termination Date a condition set forth in Section 7.1(b) or Section 7.1(c) (with respect to Antitrust and Foreign Investment Laws) shall not have been satisfied or waived, the Termination Date shall be automatically extended until the date that is 90 days after the original Termination Date, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and, in the case of Parent, including the failure of Acquisition Sub) to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii)      prior to the Effective Time, any Governmental Authority of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided,

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however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party (and, in the case of Parent, including the failure of Acquisition Sub) to perform any of its obligations under this Agreement (including as set forth in Section 6.3); or

(iii)     the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon;

(c)       by the Company, if:

(i)       Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is 30 days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)      prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.6(d) (after compliance in all material respects with the terms of Section 6.6); provided that, (A) substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and (B) prior to or substantially concurrently with such termination pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a)(ii); or

(d)       by Parent, if:

(i)       the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d) or Section 7.2(e), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is 30 days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)      the board of directors of the Company shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained.

Section 8.2       Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 8.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision(s) in Section 8.1 pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives or stockholders), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, the Company shall be entitled to seek damages that include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, and the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

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Section 8.3       Termination Fees.

(a)       In the event that:

(i)       (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and at the time of the Stockholders’ Meeting a Competing Proposal has been publicly announced after the date of this Agreement and has not been withdrawn and (C) within twelve months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”;

(ii)       this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii)     this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

then the Company shall, (A) in the case of clause (i) above, no later than two Business Days following the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, no later than two Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b)       Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.12, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant thereto, shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(c)       Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its out-of-pocket costs and expenses in connection with such suit (including reasonably attorneys’ fees and expenses), together with interest on such amount at the annual rate of 2% plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

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Article IX
GENERAL PROVISIONS

Section 9.1       Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance, in whole or in part, after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 and Section 6.10. In furtherance of the foregoing, other than in connection with any fraud (not based on constructive knowledge), as of the Closing, Parent and Acquisition Sub hereby waive (on behalf of themselves, each of their Affiliates and each of their Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action in each case, that such party may have against the other parties hereto or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise (including any claims arising under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law) for any breach of any representation or warranty or covenant relating to any the Company or the subject matter of this Agreement.

Section 9.2       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) on the date of delivery if delivered by hand delivery or sent by electronic mail (read receipt requested) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing written proof of delivery), in each case to the parties at the following addresses:

if to Parent or Acquisition Sub:

TForce Holdings Inc.

c/o TFI International Inc.

8801 Trans-Canada Highway, Suite 500
Saint-Laurent, Quebec  H4S 1Z6
Attention: Josiane M. Langlois

Tel.: 514-331-4113

Email: jlanglois@tfiintl.com

with a copy (which shall not constitute notice) to:

Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200

Lincoln, NE 68508
Attention: Mark Scudder

Heidi Hornung-Scherr

Email:       mscudder@scudderlaw.com

hscherr@scudderlaw.com

if to the Company:

Daseke, Inc.

15455 Dallas Parkway, Suite 550

Addison, TX 75001
Email:       jonathan.shepko@daseke.com

soumit.roy@daseke.com

Attention:  Jonathan Shepko

Soumit Roy

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Email:       david.feirstein@kirkland.com

Attention: David Feirstein, P.C.

and

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Email:       doug.bacon@kirkland.com

jennifer.gasser@kirkland.com

Attention:  Doug Bacon, P.C.

Jennifer Gasser

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3       Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.4       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent or Acquisition Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement) and (b) after the Effective Time, to any Person; provided that, in each case, any assignment by Parent or Acquisition Sub shall not relieve Parent or Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.4 shall be null and void.

Section 9.5       Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes any and all other prior agreements and understandings, both written and oral and express and implied, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.6       No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 6.7 from and after the Effective Time) and (b) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.

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Section 9.7       Amendment. This Agreement may be amended, modified or supplemented by mutual, written agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

Section 9.8       Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.9       Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that the Company and Parent shall each pay for and be responsible for 50% of any and all filing fees incurred by the parties and payable to any Governmental Authority in connection with any such filings with respect to Antitrust and Foreign Investment Laws. Parent shall timely and duly pay, or cause to be timely and duly paid, all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.

Section 9.10     Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, execution, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without regards to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.11     Failure of Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.12     Specific Performance.

(a)       The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement, including the Merger) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 9.12(b) the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the transactions contemplated by this Agreement, including the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order.

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(b) To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 9.13     Consent to Jurisdiction.

(a)       Each of the parties hereto hereby expressly and irrevocably (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any Delaware state appellate courts therefrom for any Action arising out of or relating to this Agreement or the transactions contemplated hereby (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case such matter shall be brought before any state or federal court located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than court set forth in clause (i), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in the courts set forth in clause (i), (v) waives and agrees not to plead or claim that any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought in the courts set forth in clause (i) has been brought in an inconvenient forum and (vi) agrees that each of the other parties hereto shall have the right to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby for enforcement of a judgment entered by courts set forth in clause (i). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)       Each party irrevocably consents to the service of any process, summons, notice or document by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2 as effective service in any Action arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 9.14     WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15     Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
TFI International Inc.
By:	/s/ Alain Bédard
Name:	Alain Bédard
Title:	Chairman of the Board, President & CEO
ACQUISITION SUB:
Diocletian MergerCo, Inc.
By:	/s/ Alain Bédard
Name:	Alain Bédard
Title:	Chairman of the Board, President & CEO
THE COMPANY:
Daseke, Inc.
By:	/s/ Jonathan Shepko
Name:	Jonathan Shepko
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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Appendix I

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.6(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the sum of (i) the product of (a) the number of shares of Company Common Stock issued and outstanding (for the avoidance of doubt, other than those shares cancelled pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (b) the Merger Consideration, plus (ii) the product of (a) the number of shares of Company Nonconvertible Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) the Preferred Stock Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.6(a).

“Anti-Bribery Laws” shall have the meaning set forth in Section 4.5(c).

“Antitrust and Foreign Investment Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state, foreign, national or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, (b) foreign direct investments or (c) the public interest as it relates to national transportation.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Dallas, Texas or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, incentive, deferred compensation, severance, separation, termination, retention, change of control, welfare or other employee benefit plans, programs or agreements, in each case, (i) which is maintained or contributed to by the Company or its Subsidiaries for the benefit of any current or former director, officer or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries is a party or has or could reasonably be expected to have any liability (but not including any a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plan maintained by a Governmental Authority, or any plan mandated by applicable Law).

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“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Certificates of Designations” shall have the meaning set forth in Section 4.1.

“Company Charter” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Convertible Preferred Stock” shall mean each share of Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Debt” shall have the meaning set forth in Section 6.12.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (a) Company Options, (b) Company RSUs and (c) Company PSUs.

“Company Equity Plan” shall mean the Company’s 2017 Omnibus Incentive Plan as amended or amended and restated from time to time.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company IT Assets” means the computer systems, software and software platforms, hardware, electronic data processing and telecommunications networks, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are owned or used by the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger or (b) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of this clause (b) only, that changes, events, effects or circumstances which, individual or in the aggregate, or directly or indirectly, to the extent they relate to or result from the following shall be excluded from (in either case, after giving effect to any change, event effect or circumstance or effect resulting therefrom) the determination of Company Material Adverse Effect: (a) general changes, events, effects or circumstances generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (b) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (c) general economic, regulatory, legal, tax or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the U.S. or global financial, credit, banking, securities, debt or other capital markets (including changes in interest or currency exchange rates, credit availability, price levels or trading volumes in the United States or foreign securities markets); (d) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (e) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including the Merger, including by reason of the identity of Parent, Acquisition Sub, or their respective Affiliates or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees, regulators or any other Covered Person; (f) any action taken pursuant to, or required by, the terms of this Agreement, including any actions required under the Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable Law, or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent), (g) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or

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financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences would otherwise be excepted by this definition); (h) any matter described in the Company Disclosure Letter or reflected in the Company SEC Documents or the consolidated financial statements included therein; and (i) changes or events arising out of or resulting from any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby or any strategic alternatives considered by the Company.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Nonconvertible Preferred Stock” shall mean each share of preferred stock designated as shares of (a) “Series B-1 Perpetual Redeemable Preferred Stock,” par value $0.0001 per share, of the Company or (b) “Series B-2 Perpetual Redeemable Preferred Stock,” par value $0.0001 per share, of the Company.

“Company Option” means an option to purchase shares of Company Common Stock, granted pursuant to the Company Equity Plan or otherwise.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Preferred Stock” means, collectively, the Company Convertible Preferred Stock and the Company Nonconvertible Preferred Stock.

“Company PSU” shall mean a performance stock unit granted pursuant to the Company Equity Plan or otherwise, in each case, that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(b).

“Company RSU” shall mean a restricted stock unit granted pursuant to a Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or a cash amount equal to the fair market value of the applicable number of shares of Company Common Stock following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Competing Proposal” shall have the meaning set forth in Section 6.6(f)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement dated December 1, 2023, between TFI International Inc. and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.10(a).

“Continuing Employees” shall have the meaning set forth in Section 6.10(a).

“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, other than any Company Benefit Plan.

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“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Converted PSU Award” shall have the meaning set forth in Section 3.3(c)(ii).

“Converted RSU Award” shall have the meaning set forth in Section 3.3(b)(ii).

“Convertible Certificate of Designations” shall have the meaning set forth in Section 4.1.

“Covered Person” shall mean any independent financial professionals or advisors (whether in-house or through licensed affiliations) that have a relationship with the Company, and any employee, registered representative, independent contractor or agent of the Company or its Subsidiaries.

“CSAs” shall mean the cognizant security agencies with respect to any business of the Company that is subject to the NISPOM Rule, including the Department of Defense, the Defense Counterintelligence and Security Agency and the U.S. Department of Energy.

“CT Act” shall mean the Canada Transportation Act (Canada).

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.7(a).

“Debt Payoff Amount” shall have the meaning set forth in Section 6.12.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 3.4.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment in effect on or prior to the date hereof.

“Equipment Debt” shall have the meaning set forth in Section 6.12.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the Parent Stock Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.7(c).

“Existing Debt Agreements” shall mean (a) that certain Fifth Amended and Restated Revolving Credit and Security Agreement, dated as of April 29, 2021, by and among the Company, as guarantor, Daseke Companies, Inc. and its Subsidiaries from time to time party thereto, as the borrowers, the lenders from time to time party thereto and PNC Bank, National Association, as the agent for such lenders; and (b) that certain Term Loan Agreement, dated as of February 27, 2017, by and among Daseke Companies, Inc., as the borrower, the Company and the Subsidiaries of Daseke Companies, Inc. from time to time party thereto, as guarantors, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for such lenders, in each case of the foregoing clauses (a) or (b), as the same has been amended, restated, supplemented or otherwise modified from time to time.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with,

Annex A-49

and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust and Foreign Investment Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FHWA” shall have the meaning set forth in Section 4.19.

“FMCSA” shall have the meaning set forth in Section 4.19.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall mean all substances defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law due to their hazardous, deleterious or dangerous properties or characteristics.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Intervening Event” shall have the meaning set forth in Section 6.6(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company or Parent, as applicable, without the benefit of an independent investigation of any matter: (a) for the Company: each of those individuals set forth on Section C-K of the Company Disclosure Letter; and (b) for Parent: each of those individuals set forth on Section P-K of the Parent Disclosure Letter.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, Orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” shall mean liens, mortgages, pledges, security interests, charges or other material encumbrances of any kind.

“Malicious Code” shall mean any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Maximum Amount” shall have the meaning set forth in Section 6.7(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“NASDAQ” shall have the meaning set forth in Section 4.4(b).

“New Plans” shall have the meaning set forth in Section 6.10(c).

“NISPOM Rule” shall mean the National Industrial Security Program Operating Manual Rule, 32 C.F.R. 117.1, et seq. and any other legal or regulatory authority, including the National Security Act of 1947 and Atomic Energy Act of 1954, respecting national security clearances or access to classified or restricted information or nuclear materials and information.

Annex A-50

“Non-Material Licenses” shall have the meaning set forth in Section 4.16(a)(xiv).

“Nonconvertible Certificate of Designations” shall have the meaning set forth in Section 4.1.

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.6(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(d).

“Notice Period” shall have the meaning set forth in Section 6.6(d).

“Old Plans” shall have the meaning set forth in Section 6.10(c).

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” means the common shares of Parent.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the transactions contemplated by this Agreement, including the Merger.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Stock Price” shall mean an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or another authoritative source mutually selected by Parent and the Company) for the ten consecutive trading days ending with the last trading day ending immediately prior to the Closing Date.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Payoff Letters” shall have the meaning set forth in Section 6.12.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) any Lien for Taxes, assessments, utilities, landlords and other governmental charges, fees or levies not yet due and payable or that are being contested in good faith by any appropriate proceedings, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year or quarter, as applicable, for which a Company SEC Document has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (c) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession, (iii) any supplemental Taxes or assessments not shown by the public records and (iv) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, building codes, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by

Annex A-51

any Governmental Authority, (e) Liens disclosed on existing title reports or existing surveys, (f) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (g) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (h) licenses or other grants of Intellectual Property Rights, (i) covenants, conditions, restrictions, easements, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of such real property, (j) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds or similar instruments, in each case, arising in the ordinary course of business, (k) Liens resulting from securities Laws, (l) Liens incurred in connection with any purchase money security interests, conditional sales contracts, title retention contracts, consignment contracts, capital leases, mortgage debt, equipment leases or similar financing arrangements, (m) Liens arising under a contract over goods, documents of title to and related documents, in each case in respect of documentary credit transactions entered into with customers in the ordinary course of business, (n) Liens over insurances and their proceeds, in connection with financing premiums thereof in the ordinary course of business, (o) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates, (p) Liens that will be removed, terminated or discharged at, prior to or in connection with Closing, (q) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings, (r) Liens in favor of depositary banks arising under documentation governing deposit accounts, which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and similar items and fees, (s) any encumbrances on rolling stock solely resulting from the Existing Debt Agreements or securing other Company Debt, so long as the underlying security interests on such rolling stock securing the Existing Debt Agreements or such other Company Debt are released substantially contemporaneously with the Closing and (t) Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” shall mean data or information that (a) identifies a particular individual or (b) is defined as “personal data,” “personal information,” or “personally identifiable information” or a similar term under applicable Law.

“Preferred Stock Consideration” shall mean the Redemption Price (as such term is defined in the Nonconvertible Certificate of Designations) with respect to one share of Company Nonconvertible Preferred Stock.

“Privacy Obligations” shall mean, to the extent applicable to the Company or its Subsidiaries, all (a) applicable Law, (b) written policies or terms of use of the Company or its Subsidiaries or (c) contractual requirements or obligations, that in each case pertains to privacy or restrictions or obligations related to the collection or processing of Personal Data (including any security breach notification requirements).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933.

“Security Clearance Filings” shall mean plans to address or mitigate any foreign ownership, control or influence, including, as relevant, in the form of a commitment letter and accounting for any interests or concerns of the CSAs, with respect to any business of the Company that is subject to the NISPOM Rule.

Annex A-52

“Solvent” shall have the meaning set forth in Section 5.11.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subject Employee” shall have the meaning set forth in Section 6.1(e).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(a).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Coverage” shall have the meaning set forth in Section 6.7(c).

“Tax” or “Taxes” shall mean any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, franchise, employment, social security, occupation, payroll, capital, government pension or insurance, royalty, stamp or documentary, value added, goods and services, business or occupation tax or other similar governmental charge in the nature of a tax, in each case, collected or assessed by, or payable to, a Governmental Authority, together with all related penalties, interest and additions with respect thereto.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, including any claim for refund or amended return in connection with the determination, assessment or collection of any Tax.

“Tax Sharing Agreement” shall have the meaning set forth in Section 4.15(f).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $12,450,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Tractors and Trailers” shall have the meaning set forth in Section 4.19.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“VDR” shall have the meaning set forth in Section 4.25.

“Vested Company PSU” shall have the meaning set forth in Section 3.3(c)(i).

“Vested Company RSU” shall have the meaning set forth in Section 3.3(b)(i).

Annex A-53

Annex B

December 22, 2023

The Board of Directors

Daseke, Inc.

15455 Dallas Parkway, Suite 550

Addison, Texas 75001

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Company Common Stock”), of Daseke, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of TFI International Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Acquiror and its wholly-owned subsidiary, Diocletian MergerCo, Inc. (“Acquisition Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Company or any subsidiary of the Company or owned by Acquiror, Acquisition Sub or any of their wholly-owned subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $8.30 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 21, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or Acquisition Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror, and Acquisition Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect

Annex B-1

to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as exclusive financial advisor to the Company in connection with its repurchase of Company Common Stock from the Company’s founder in November 2022. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger for an amendment to a revolving credit facility for the Acquiror and certain subsidiaries of the Acquiror in September 2022 and acting as exclusive financial advisor to the Acquiror in connection with its divestiture of certain assets to Heartland Express in August 2022. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Annex B-2

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION, DATED JANUARY 22, 2024 YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mai Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [ ], 2024. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. VOTE AT THE MEETING – If you plan to attend the virtual online meeting, you will need your 12 digit control number to vote electronically at the meeting. To attend: https://www.cstproxy.com/daseke/2024 PHONE – 1 (866) 894-0536. Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. Please mark your votes like this X 1. Proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, TFI International Inc. and Diocletian MergerCo, Inc., a copy of which is attached as Annex A to the proxy statement. 2. Non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the merger. 3. Proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date , 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. All holders must sign.

FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Daseke, Inc. The undersigned appoints Jonathan Shepko and Soumit Roy, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Daseke, Inc. held of record by the undersigned at the close of business on [ ], 2024 at the Special Meeting of Stockholders of Daseke, Inc. to be held on [ ], 2024, or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING TO THE EXTENT AUTHORIZED BY RULE 14A-4(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)